Exhibit 10.1

EXECUTION VERSION

CREDIT AGREEMENT

among

EXGEN TEXAS POWER, LLC

as Borrower,

EXGEN TEXAS POWER HOLDINGS, LLC,

as the Parent Guarantor,

WOLF HOLLOW I POWER, LLC

COLORADO BEND I POWER, LLC

LAPORTE POWER, LLC

HANDLEY POWER, LLC

MOUNTAIN CREEK POWER, LLC

each as a Subsidiary Guarantor,

VARIOUS FINANCIAL INSTITUTIONS,

as Lenders,

BANK OF AMERICA, N.A.,

as Administrative Agent, Collateral Agent, Issuing Lender,

Sole Lead Arranger and Sole Bookrunner, and

WILMINGTON TRUST, NATIONAL ASSOCIATION

as Depositary Agent.

Dated as of September 18, 2014

EXGEN TEXAS POWER FINANCING

Published CUSIP No:	30204NAA8
Published Revolver CUSIP No:	30204NAB6
Published Term Loan CUSIP No:	30204NAC4

i

APPENDICES:

Appendix A	Scheduled Principal Payments

SCHEDULES:

Schedule 1.1A	Additional Real Property Documents
Schedule 1.1B	Fuel Supply and Energy Agreements
Schedule 1.1C	Fuel Transportation Agreements
Schedule 4.3	Capitalization
Schedule 4.6(a)	Necessary Governmental Approvals and Exceptions
Schedule 4.6(c)	Compliance with Law
Schedule 4.11	Exceptions Relating to Leaseholds and Easements (Servitudes)
Schedule 4.12	Environmental Matters
Schedule 4.24	Project Support Instruments
Schedule 5.9	Insurance

EXHIBITS:

Exhibit A-1	Form of Notice of Borrowing
Exhibit A-2	Form of Notice of L/C Activity
Exhibit B	Form of Note
Exhibit C	Form of Consent Agreement
Exhibit D-1	Form of Assignment and Assumption
Exhibit D-2	Form of Affiliated Assignment and Assumption
Exhibit E-1	Form of Tax Certificate
Exhibit E-2	Form of Tax Certificate
Exhibit E-3	Form of Tax Certificate
Exhibit E-4	Form of Tax Certificate
Exhibit F	Form of Subordination Agreement

ANNEXES:

Annex I	Commitments
Annex II	Applicable Lending Offices

CREDIT AGREEMENT (this “Credit Agreement”), dated as of September 18, 2014, among (i) EXGEN TEXAS POWER, LLC, a limited liability company organized and existing under the laws of the State of Delaware (the “Borrower”), (ii) EXGEN TEXAS POWER HOLDINGS, LLC, a limited liability company organized and existing under the laws of the State of Delaware (the “Parent Guarantor”), (iii) WOLF HOLLOW I POWER, LLC, a limited liability company organized and existing under the laws of the State of Delaware (the “Wolf Hollow Project Owner”), COLORADO BEND I POWER, LLC, a limited liability company organized and existing under the laws of the State of Delaware (the “Colorado Bend Project Owner”), LAPORTE POWER, LLC, a limited liability company organized and existing under the laws of the State of Delaware (the “LaPorte Project Owner”), HANDLEY POWER, LLC, a limited liability company organized and existing under the laws of the State of Delaware (the “Handley Project Owner”), and MOUNTAIN CREEK POWER, LLC, a limited liability company organized and existing under the laws of the State of Delaware (the “Mountain Creek Project Owner”; collectively with the Wolf Hollow Project Owner, the Colorado Bend Project Owner, the LaPorte Project Owner, the Handley Project Owner and any New Project Owner that becomes a party to this Credit Agreement pursuant to Section 5.37, the “Subsidiary Guarantors” and together with the Parent Guarantor, the “Guarantors”), (iv) the financial institutions from time to time party hereto as Lenders, (v) BANK OF AMERICA, N.A., as administrative agent for the Lenders (in such capacity, and together with any successor in interest or permitted assign, the “Administrative Agent”), as Issuing Lender and as collateral agent for the Secured Parties (in such capacity, and together with any successor in interest or permitted assign, the “Collateral Agent”), as sole lead arranger (in such capacity, the “Lead Arranger”) and as sole bookrunner (in such capacity, the “Bookrunner”), and (vi) WILMINGTON TRUST, NATIONAL ASSOCIATION, as depositary agent (in such capacity, and together with any successor in interest or permitted assign, the “Depositary Agent”). Capitalized terms used in this Preamble and the Recitals but not otherwise defined herein and therein shall have the meanings ascribed to such terms in Section 1.1.

W I T N E S S E T H:

WHEREAS, the Parent Guarantor has been organized as a limited liability company under the laws of the State of Delaware and, as of the Closing Date, owns all of the outstanding equity interests of the Borrower;

WHEREAS, the Borrower has been organized as a limited liability company under the laws of the State of Delaware and owns all of the outstanding equity interests of each of the Subsidiary Guarantors;

WHEREAS, (a) the Wolf Hollow Project Owner owns, operates and maintains the Wolf Hollow Project, (b) the Colorado Bend Project Owner owns, operates and maintains the Colorado Bend Project, (c) the LaPorte Project Owner owns, operates and maintains the LaPorte Project, (d) the Handley Project Owner owns, operates and maintains the Handley Project, and (e) the Mountain Creek Project Owner owns, operates and maintains the Mountain Creek Project;

WHEREAS, in order (a) to make a capital distribution to the Sponsor, (b) to pay certain costs associated with the execution and delivery of the Financing and Hedge Documents, (c) at the Borrower’s election, to fund reserve accounts under the Account Agreement and (d) fund certain working capital needs, the Borrower has requested the Lenders to provide the credit facilities set forth in this Credit Agreement;

WHEREAS, each of the Guarantors will, pursuant to the Guarantee and Security Documents to which it is a party, guarantee the Obligations pursuant to the relevant Guarantee and Security Documents;

WHEREAS, each of the Borrower and the Guarantors will, pursuant to the Guarantee and Security Documents to which it is a party, grant a security interest in favor of the Collateral Agent over all of its right, title and interest in and to the Property constituting Collateral as security for the payment and performance of the Obligations; and

WHEREAS, the Lenders are willing to provide the credit facilities described herein upon the terms and conditions herein set forth;

NOW, THEREFORE, in consideration of the premises and mutual agreements hereinafter contained, the parties hereto agree as follows:

SECTION 1. DEFINITIONS AND RULES OF INTERPRETATION.

1.1. Defined Terms. Except as otherwise expressly provided herein, capitalized terms used in this Credit Agreement and its Appendices, Annexes, Schedules and Exhibits shall have the respective meanings assigned to such terms in this Section 1.1.

“Account Agreement” shall mean the Collateral Account Agreement, dated as of September 18, 2014, among the Borrower, the Subsidiary Guarantors, the Administrative Agent, the Collateral Agent and the Depositary Agent.

“Account Agreement Amendment” shall have the meaning provided in Section 10.1 of the Account Agreement.

“Account Agreement Collateral” shall mean all property in which the Borrower and the Subsidiary Guarantors grant a security interest pursuant to Section 2.3(a) of the Account Agreement.

“Accounts” shall have the meaning provided in the Account Agreement and shall include any other accounts or sub-accounts established pursuant to the Account Agreement.

“Act” shall have the meaning provided in Section 4.23.

“Additional Agreement” shall have the meaning provided in Section 2.16(c) of this Credit Agreement.

“Additional Project Document” shall mean any contract, agreement or instrument relating to the ownership, use, development, testing, operation, maintenance, repair, insurance, financing, management, administration or use of any Project or Projects or the business of the Borrower or any Guarantor entered into by the Borrower or any Guarantor with any other Person subsequent to the date of this Credit Agreement (including any contract(s), agreement(s) or instrument(s) entered into in substitution for any Project Document that has been terminated in accordance with its terms or otherwise).

“Additional Real Property Documents” shall mean the easements and other instruments listed in Schedule 1.1A.

“Administration Agreement” means that certain Contribution and Administration Agreement, dated as of September 10, 2014, by and among ExTex LaPorte Limited Partnership, the Handley Project Owner and the Mountain Creek Project Owner regarding the contribution and administration of the Governmental Approvals described therein.

“Administrative Agent” shall have the meaning provided in the Preamble to this Credit Agreement.

“Affected Property” shall mean, with respect to any Event of Loss, the Property lost, destroyed, damaged, condemned (including through a Taking) or otherwise taken as a result of such Event of Loss.

“Affiliate” shall mean, with respect to any Person, (a) any other Person that is directly or indirectly controlled by, under common control with or controls such Person; (b) any other Person owning beneficially or controlling five percent or more of the Voting Stock of such Person; or (c) any officer, director or partner of such Person. As used herein, the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of Equity Interests or voting securities, by contract or otherwise.

“Affiliate Guarantor” shall mean any Affiliate of the Borrower that provides a guarantee that constitutes a Cash Management Guarantee or a Reserve Account Guarantee.

“Affiliated Lender” shall mean the Sponsor and its Affiliates, other than (a) the Parent Guarantor, the Borrower or any other Subsidiary of the Borrower or (b) any natural person.

“Affiliated Lender Limitation” shall mean the requirement that the aggregate principal amount of the Term Loans held by the Affiliated Lenders, taken as a whole, shall not at any time exceed 25% of the aggregate principal amount of the Term Loans held by all the Lenders at such time.

“Agent-Related Persons” shall mean each Agent, and any successor Agent appointed pursuant to Section 8.10 of this Credit Agreement, together with their respective officers, directors, employees, representatives, attorneys, agents and Affiliates.

“Agents” shall mean, collectively, the Administrative Agent, the Collateral Agent and the Depositary Agent.

“Aggregate Exposure” shall mean, with respect to any Lender at any time, an amount equal to (a) until the Closing Date, the aggregate amount of such Lender’s Commitments at such time and (b) thereafter, the sum of (i) the aggregate then unpaid principal amount of such Lender’s Term Loans and (ii) the amount of such Lender’s Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding.

“Aggregate Exposure Percentage” shall mean, with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement Change” shall have the meaning provided in Section 5.22(i) of this Credit Agreement.

“Anti-Terrorism Laws” means (a) the USA Patriot Act, (b) any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, (c) Executive Order No. 13,224, 66 Fed Reg 49,079 (2001), issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism) (the “Executive Order”), and (d) and any other similar Legal Requirements relating to terrorism or money laundering.

“Applicable Lending Office” shall mean, for each Lender and for each Type of Loan, the “Lending Office” of such Lender (or of an affiliate thereof) designated for such Type of Loan in Annex II to this Credit Agreement or such other office of such Lender (or an affiliate thereof) as such Lender may from time to time specify to the Administrative Agent and the Borrower by written notice in accordance with the terms hereof as the office by which its Loans of such Type are to be made and maintained.

“Applicable Margin” shall mean for each Type of Loan, the rate per annum set forth under the relevant column heading below:

	Base Rate Loans	Eurodollar Loans
Revolving Loans	3.25%	4.25%
Term Loans	3.75%	4.75%

“Applicable Cash Percentage” shall mean, (a) for the ECF Mandatory Prepayment Date occurring in 2015, 100% and (b) for the ECF Mandatory Prepayment Date occurring in 2016 and each ECF Mandatory Prepayment Date thereafter, (i) 100%, if the Consolidated Total Net Leverage Ratio as of the last day of the immediately preceding fiscal year is greater than 3.50:1.00, (ii) 75.0%, if the Consolidated Total Net Leverage Ratio as of the last day of the immediately preceding fiscal year is less than or equal to 3.50:1.00 but greater than 2.50:1.00 and (iii) 50.0%, if the Consolidated Total Net Leverage Ratio as of the last day of the immediately preceding fiscal year is less than or equal to 2.50:1.00.

“Application” shall mean an application, in such form as the Issuing Lender may specify from time to time, requesting the Issuing Lender to issue a Letter of Credit.

“Approved Fund” shall have the meaning provided in Section 9.11 of this Credit Agreement.

“Assignee” shall have the meaning provided in Section 9.11(a) of this Credit Agreement.

“Assignment and Assumption” shall mean an Assignment and Assumption, substantially in the form of Exhibit D-1.

“Attributable Indebtedness” shall mean, on any date, in respect of any Capitalized Lease Obligation of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Authorized Officer” shall mean (a) with respect to any Person that is a corporation or a limited liability company, the Chairman, President, any Vice President, Treasurer, Assistant Treasurer, or Secretary or Assistant Secretary of such Person, (b) with respect to any Person that is a partnership, the President, any Vice President, Treasurer, Assistant Treasurer or Secretary or Assistant Secretary of a general partner or managing partner of such Person and (c) with respect to any other Person, the designated officers of such Person, in each case whose name appears on a certificate of incumbency of such Person delivered in accordance with this Credit Agreement, as such certificate may be amended from time to time.

“Available Revolving Commitment” shall mean, as to any Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitment then in effect over (b) such Lender’s Revolving Extensions of Credit then outstanding.

“Bankruptcy Code” shall mean title 11 of the United States Code.

“Bankruptcy Event” shall mean, with respect to any Person, such Person shall have instituted a voluntary case seeking liquidation or reorganization under Bankruptcy Law; or shall have an involuntary case commenced thereunder against it and (x) consented to the institution of such involuntary case or (y) either (i) the petition commencing the involuntary case is not timely controverted, (ii) the petition commencing the involuntary case is not dismissed within 60 days of its filing, or (iii) an interim trustee is appointed to take possession of all or a material portion of the property, and/or to operate all or any material part of the business, of such Person and such appointment is not vacated within 60 days, or (iv) an order for relief shall have been issued or entered therein; or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Bankruptcy Law” shall mean the Bankruptcy Code and any other Law of any jurisdiction relating to bankruptcy, insolvency, liquidation, reorganization, moratorium, winding-up or composition or readjustment of debts or any similar Law.

“Base Case Projections” shall mean projections of operating results for the Projects over a period commencing with the Closing Date and ending no sooner than September 30, 2021 showing the Borrower’s reasonable good faith estimates, as of the Closing Date, of (a) the projected Project Revenues, Operation and Maintenance Expenses, Major Maintenance Expenditures for each calendar quarter occurring during such period and (b) the sources and uses of Project Revenues for the forecast period, as delivered to the Administrative Agent on the Closing Date with the file name “9-18-14financialmodel.PDF”.

“Base Rate” shall mean for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1.00% (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “Prime Rate”, and (c) the Eurodollar Rate plus 1.00%.

“Base Rate Loans” shall mean Loans which bear interest based upon the Base Rate.

“Borrower” shall have the meaning provided in the Preamble to this Credit Agreement.

“Borrower Accounts” shall have the meaning provided in Section 2.2(a) of the Account Agreement and shall include any other accounts or sub-accounts established by the Borrower pursuant to the Account Agreement (other than the Contingency Reserve Account).

“Borrower Entity” shall mean the Borrower and the Guarantors.

“Borrower LLC Agreement” shall mean the Second Amended and Restated Limited Liability Company Agreement of the Borrower, executed on September 5, 2014.

“Borrower Materials” shall mean the materials provided by or on behalf of the Borrower hereunder posted on the Platform.

“Borrowing” shall mean the borrowing of Loans of one Type from the Lenders (or the conversion of a Loan or Loans of a Lender or Lenders on a given date) having, in the case of Eurodollar Loans, the same Interest Period.

“Borrowing Date” shall mean any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, in New York City and, if such day relates to any Eurodollar Rate Loan, means any such day that is also a London Banking Day.

“Capital Lease Obligations” shall mean, for any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real or personal Property which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under U.S. GAAP (including Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board (“Statement No. 13”)) and, for purposes of this Credit Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with U.S. GAAP (including such Statement No. 13).

“Capital Stock” shall mean, with respect to any Person, any and all shares, interests, participations and/or rights in or other equivalents (however designated, whether voting or nonvoting, ordinary or preferred) in the equity or capital of such Person, now or hereafter outstanding, and any and all rights, warrants or options exchangeable for or convertible into any thereof.

“Cash Management Collateral” shall mean collectively, Cash Management L/Cs and Cash Management Guarantee.

“Cash Management Guarantee” shall have the meaning provided in Section 5.1(a)(ii) of the Account Agreement.

“Cash Management L/C” shall have the meaning provided in Section 5.1(a)(ii) of the Account Agreement.

“Casualty Event” shall mean an event (or series of events) which causes (or cause) all or any material portion of the Collateral or any Project to be damaged, destroyed or rendered unfit for its intended use for any reason whatsoever (other than a Condemnation Event).

“Change in Law” shall mean the occurrence, after the date of this Credit Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” shall mean (a) any sale, pledge, assignment, transfer or other disposition as a result of which (i) Exelon and the Sponsor cease to own, directly or indirectly, in the aggregate at least 51% of the voting interests of the Borrower or (ii) Exelon and the Sponsor cease to own, directly or indirectly, in the aggregate at least 51% of the economic interests of the Borrower, (b) any sale, pledge, assignment, transfer or other disposition by the Parent Guarantor of any direct or indirect voting or economic interest in the Borrower (or all or substantially all of the assets of the Borrower), (c) any sale, pledge, assignment, transfer or other disposition by the Borrower of any direct or indirect voting or economic interest in any Subsidiary Guarantor (or all or substantially all of the assets of any Subsidiary Guarantor) or (d) any sale, pledge, assignment, transfer or other disposition by the Borrower of any direct or indirect voting or economic interest in any Service Company owned by the Borrower on the Closing Date (or all or substantially all of the assets of any Service Company that are subject to the Shared Assets and Services Agreements); provided, however, any such sale, pledge, assignment, transfer or other disposition contemplated by clause (a) above shall not constitute a “Change of Control” if (i) the Standard & Poor’s and Moody’s ratings of the Loans in effect immediately prior to the Change of Control event are re-affirmed at their then current ratings and (ii) the acquiring entity or one of its Affiliates (A) is the owner of one or more natural gas-fired generating facilities other than the Projects aggregating 1,000 MW, or (B) has substantial experience as an operator of natural gas-fired electric generating facilities.

“Charter Documents” shall mean, with respect to any Person, (a) the articles of incorporation or other similar organizational document of such Person, (b) the by-laws or other similar document of such Person, (c) any certificate of designation or instrument relating to the rights of preferred shareholders or other holders of Capital Stock of such Person, (d) any shareholder rights agreement or other similar agreement and (e) for avoidance of doubt, with respect to the Borrower and the Guarantors, in addition to the foregoing, the Borrower LLC Agreement, the Guarantor LLC Agreements and certificates filed with any Governmental Authority in connection therewith.

“Closing Date” shall mean the date upon which the conditions precedent set forth in Section 3.1 of this Credit Agreement have been satisfied (or waived by the Lenders) and the incurrence of the Term Loans.

“Closing Date Insurance Exceptions” shall have the meaning provided in Section 3.1(c).

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Collateral” shall mean all Property that, in accordance with the terms of the Guarantee and Security Documents, is intended to be subject to any Lien in favor of the Collateral Agent and/or the Secured Parties (which, for the avoidance of doubt, shall not include the Contingency Reserve Account (or amounts on deposit therein or Reserve Account Credit Support provided in respect thereof) or any other Excluded Property).

“Collateral Agent” shall have the meaning provided in the Preamble to this Credit Agreement.

“Colorado Bend Contractual Services Agreement” shall mean Long Term Maintenance Agreement, dated as of October 30, 2007, between Colorado Bend Project Owner (f/k/a CER- Colorado Bend Energy Partners LP (f/k/a Navasota Wharton Energy Partners LP)) and Sulzer Hickham Inc.

“Colorado Bend Cross-Easement” shall mean that certain Reciprocal Easement Agreement dated as of September 10, 2014, among the Colorado Bend Project Owner, Colorado Bend II Power, LLC and Colorado Bend Services, LLC.

“Colorado Bend Facility” shall mean the 550 MW combined cycle natural gas-fired power plant located on the Colorado Bend Land located in Wharton, Texas.

“Colorado Bend Land” shall mean the interests in the real property (including fixtures) made a part of the Mortgaged Property encumbered by the Colorado Bend Mortgage.

“Colorado Bend Mortgage” shall mean that certain Deed of Trust, Security Agreement, Assignment of Leases, Rents and Profits, Financing Statement and Fixture Filing made by the Colorado Bend Project Owner to Stanley E. Keeton, as trustee, for the benefit of the Collateral Agent on behalf of the Secured Parties.

“Colorado Bend Project” shall mean Colorado Bend Facility, the Colorado Bend Land and all easements, servitudes, leasehold interests, licenses, franchises, permits, contract rights and other real and personal property interests now owned or hereafter acquired by the Colorado Bend Project Owner or in which the Colorado Bend Project Owner has any rights.

“Colorado Bend Project Owner” shall have the meaning provided in the Preamble to this Credit Agreement.

“Commitment” shall mean, as to any Lender, the sum of the Term Commitment and the Revolving Commitment of such Lender.

“Commitment Fee Rate” shall mean 0.75%.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. §1 et seq.), as amended from time to time, and any successor statute.

“Commodity Hedge Agreement” shall mean any agreement (including each confirmation entered into pursuant to any master agreement) providing for any swap, cap, collar, put, call, floor, future, option, spot, forward, power purchase and sale agreement (including heat rate options), fuel purchase and sale agreement, tolling agreement, capacity purchase agreement, emissions credit purchase or sale agreement, power transmission agreement, fuel transportation agreement, fuel storage agreement, netting agreement or similar agreement, in each case entered into in respect of any commodity, including any energy management agreements having any such characteristics.

“Condemnation Event” shall mean (a) any condemnation, nationalization, seizure or expropriation by a Governmental Authority of all or any material portion of the Collateral or any Project or any of the Borrower Entities respective limited liability company interests, (b) any assumption by a Governmental Authority of control of the Property, assets or business operations of the Borrower or the Guarantors or any of their respective limited liability company interests, (c) any taking of any action by a Governmental Authority for the dissolution or disestablishment of the Borrower or the Guarantors or (d) any taking of any action by a Governmental Authority that would prevent the Borrower or the Guarantors from carrying on their business or operations or a material part thereof.

“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consent Action” shall have the meaning provided in Section 5.22 of this Credit Agreement.

“Consent Agreement” shall mean a Consent and Agreement among a Material Project Participant, the applicable Borrower Entities and the Collateral Agent, substantially in the form of Exhibit C to this Credit Agreement, or in a form otherwise agreed to by the Administrative Agent.

“Consolidated EBITDA” shall mean, for any Test Period:

(a) the sum, without duplication, of the amounts for such Test Period of (I) Consolidated Net Income for such Test Period and (II) solely to the extent deducted in arriving at such Consolidated Net Income:

(i) interest expense (including the amortization of original issue discount);

(ii) all income, withholding, franchise and similar tax expense;

(iii) total depreciation expense;

(iv) total amortization expense, including the amortization of deferred financing fees and any amortization of the fair value of intangible assets reflected in, or offset against, revenues, fuel or operating expenses in the calculation of Consolidated Net Income;

(v) any non-Cash loss attributable to the mark-to-market movement in the valuation of Financial Hedge Agreements or Commodity Hedge Agreements (to the extent the cash impact resulting from such loss has not been realized) or other derivative instruments pursuant to GAAP;

(vi) any reasonable and customary expenses or charges incurred in connection with any issuance of debt or equity securities, any refinancing transaction or any amendment or other modification of any debt instrument to the extent consummated in accordance with the terms of the Financing Documents;

(vii) any reasonable fees (including legal and investment banking fees), transfer or mortgage recording Taxes and other out-of-pocket costs and expenses of the Borrower or any Guarantor (including expenses of third parties paid or reimbursed by the Borrower or any Guarantor) incurred as a result of the Transactions;

(viii) any impairment charge or asset write-off pursuant to GAAP and the amortization of intangibles arising pursuant to GAAP;

(ix) any losses from the early extinguishment of Indebtedness (including Financial Hedge Agreements, Commodity Hedge Agreements or other derivative instruments);

(x) any non-cash losses decreasing Consolidated Net Income for such Test Period;

(xi) proceeds from business interruption insurance (to the extent not reflected as revenue or income in Consolidated Net Income and to the extent that the related loss was deducted in the determination of Consolidated Net Income); and

(xii) expenditures related to Major Maintenance Expenditures, including such amounts paid from the proceeds of releases of funds from the Major Maintenance Reserve Account.

(b) less the sum of the amounts for such Test Period of:

(i) any non-cash gains increasing Consolidated Net Income for such Test Period, other than the accrual of revenues in the ordinary course of business;

(ii) any non-cash gain attributable to the mark-to-market movement in the valuation of Financial Hedge Agreements or Commodity Hedge Agreements (to the extent the cash impact resulting from such gain has not been realized) or other derivative instruments pursuant to GAAP; and

(iii) any gains from the early extinguishment of Indebtedness (including Financial Hedge Agreements, Commodity Hedge Agreements or other derivative instruments).

“Consolidated Net Income” shall mean, for any period, (a) the net income (or loss) of the Borrower and the Subsidiary Guarantors on a consolidated basis for such period taken as a single accounting period, determined in conformity with GAAP, minus (b) without duplication, (i) the income (or loss) of any Person (other than a Subsidiary Guarantor) in which any other Person (other than the Borrower or any Subsidiary Guarantor) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or any Subsidiary Guarantor by such Person during such period, (ii) the income (or loss) of any Person accrued prior to the date it becomes a Guarantor or is merged into or consolidated with the Borrower or any Subsidiary Guarantor or that Person’s assets are acquired by the Borrower or any Subsidiary Guarantor, (iii) the income of any Subsidiary Guarantor to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary Guarantor of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary Guarantor, (iv) any after-Tax gains or losses attributable to Dispositions or returned surplus assets of any Plan, and (v) to the extent not included in sub-clauses (i) through (iv) above, any net extraordinary gains or net extraordinary losses.

“Consolidated Total Net Debt” shall mean, as of any date of determination, the aggregate principal amount of Indebtedness of the Borrower and the Subsidiary Guarantors outstanding on such date, in an amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with the Transactions or any acquisition), consisting of Indebtedness for borrowed money, Attributable Indebtedness, purchase money debt, debt obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, minus the aggregate amount of cash and Permitted Investments on deposit in the Debt Service Account and the Major Maintenance Reserve Account as of such date; provided that Consolidated Total Net Debt shall not include Indebtedness in respect of letters of credit, except to the extent of unreimbursed amounts thereunder (provided that any unreimbursed amount under commercial letters of credit shall not be counted as Consolidated Total Net Debt until three Business Days after such amount is drawn); it being understood, for the avoidance of doubt, that unused commitments and obligations under Financial Hedge Agreements do not constitute Consolidated Total Net Debt.

“Consolidated Total Net Leverage Ratio” shall mean, with respect to any Test Period, the ratio of (a) Consolidated Total Net Debt as of the last day of such Test Period to (b) Consolidated EBITDA for such Test Period.

“Contingency Reserve Account” shall have the meaning provided in Section 2.2 of the Account Agreement.

“Contingency Reserve Guarantee” shall have the meaning provided in Section 5.1(a) of the Account Agreement.

“Contingency Reserve Letter of Credit” shall have the meaning provided in Section 5.1(a) of the Account Agreement.

“Contingent Obligation” shall mean, as to any Person, any obligation of such Person guaranteeing or intending to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of such primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Contractual Service Agreements” shall mean (a) any agreement or other instrument to which the Borrower or any of its Subsidiaries is a party relating to the provision of regularly scheduled long term gas turbine maintenance or overhaul services for any of the Projects that would customarily be categorized as major maintenance in respect of such Project if the payment obligations of Borrower or any of its Subsidiaries under such agreement exceed $10,000,000, and (b) the Colorado Bend Contractual Service Agreement and the Wolf Hollow Contractual Services Agreement.

“Contractual Service Agreement Costs” shall mean all costs, fees, expenses and other amounts payable by the Borrower or any of its Subsidiaries under any Contractual Service Agreement.

“Credit Agreement” shall have the meaning provided in the Preamble of this Credit Agreement.

“Credit Events” has the meaning given to such term in Article 3.

“Credit Event Date” shall mean the date of a Credit Event.

“Cross Easements” shall mean, collectively, the Colorado Bend Cross Easement and the Wolf Hollow Cross Easement.

“Cure Notice” shall have the meaning provided in Section 7.4(c).

“Cure Notice Date” shall have the meaning provided in Section 6.1 of the Account Agreement.

“Debt Service” shall mean, for any period, the amount of Fees, interest (including, without duplication of interest amounts payable under this Credit Agreement, ordinary course settlement amounts payable by the Borrower under any Financial Hedge Agreement, net of ordinary course settlement amounts received by the Borrower thereunder during the relevant period) and Scheduled Principal Payments due and payable during such period (excluding, under all circumstances, any such amounts due and payable on the Revolving Termination Date or Term Loan Maturity Date).

“Debt Service and Related Payments Account” shall have the meaning provided in Section 2.2 of the Account Agreement.

“Debt Service Reserve Account” shall have the meaning provided in Section 2.2 of the Account Agreement.

“Default” shall mean any event or circumstance which with notice or lapse of time or both would become an Event of Default.

“Default Rate” shall mean the interest rate payable pursuant to Section 2.7(c) of this Credit Agreement.

“Defaulting Lender” shall mean any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to any Secured Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Secured Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Credit Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Credit Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Secured Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit under this Credit Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Secured Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.

“Deposit Account Control Agreement” shall mean (i) the Deposit Account Control Agreement, entered into as of September 18, 2014, among the Borrower, the Collateral Agent and Bank of America, N.A., (ii) the Blocked Account Agreement, dated as of September 18, 2014, among The Bank of New York Mellon, the Borrower and the Collateral Agent, and (iii) any other account control agreement entered into to establish “control” (within the meaning of the UCC) over Local Accounts in form and substance reasonably satisfactory to the Administrative Agent.

“Depositary Agent” shall have the meaning provided in the Preamble to this Credit Agreement.

“Discharge of Secured Obligations” shall have the meaning provided in Section 1.1 of the Intercreditor Agreement.

“Disposition” shall mean any sale, transfer or other disposition by the Borrower or the Guarantors to any Person of any Property.

“Disposition Proceeds Account” shall have the meaning provided in Section 2.2 of the Account Agreement.

“Distributable Amount” shall mean, as of any ECF Mandatory Prepayment Date, all amounts remaining on deposit in, or credited to, the Project Revenues Collection Account, if any, after giving effect to the withdrawals and transfers specified in priorities First through Tenth of Section 4.1(a) of the Account Agreement as of such ECF Mandatory Prepayment Date.

“Distribution Account” shall have the meaning provided in Section 2.2 of the Account Agreement.

“Distribution Date” shall mean the date specified in a Distribution Date Certificate which is not less than five (5) Business Days, nor more than ten (10) Business Days, following the date on which the Borrower delivers such Distribution Date Certificate (as such date may be extended pursuant to Section 4.16(b) of the Account Agreement).

“Distribution Date Certificate” shall have the meaning provided in Section 4.9(c) of the Account Agreement.

“Distribution Release Conditions” shall have the meaning provided in Section 4.9(c) of the Account Agreement.

“Distributions” shall have the meaning provided in Section 5.15.

“Dollars” and the sign “U.S.$” shall each mean freely transferable, lawful money of the United States.

“Drawing Amount” shall mean, with respect to any Reserve Account Credit Support or Cash Management Collateral as of any date, the amount available to be drawn under such Reserve Account Credit Support or Cash Management Collateral as of such date.

“DSRA Guarantee” shall have the meaning provided in Section 5.1(a) of the Account Agreement.

“DSRA Letter of Credit” shall have the meaning provided in Section 5.1(a) of the Account Agreement.

“ECF Mandatory Prepayment Date” shall mean July 10 of each calendar year.

“Effective Yield” shall mean, as of any date of determination, the sum of (a) the higher of (A) the Eurodollar Rate on such date for a deposit in dollars with a maturity of one month and (B) the Eurodollar Rate Floor, if any, with respect thereto as of such date, (ii) the Applicable Margin for Eurodollar Rate loans as of such date, and (iii) the amount of original issue discount and upfront fees thereon (converted to yield assuming a four-year average life and without any present value discount) (excluding arrangement, structuring or other fees paid in connection with the applicable event described in Section 6.2(b) that are not shared with all Lenders).

“Eligible Assignee” shall mean (a) a commercial bank or other financial institution that is regulated under the Laws of any country which is a member of the Organization of Economic Cooperation and Development and having a combined capital and surplus of at least U.S.$250,000,000, or (b) a Person that is primarily engaged in the business of commercial banking and that is an Affiliate of a Lender.

“Eligible Bank” shall mean a commercial bank (a) whose long-term unsecured debt is rated at least A- by Standard & Poor’s and A3 by Moody’s, (b) with a minimum capital base of U.S.$1,000,000,000 and (c) that has a branch or agency regulated under the Laws of the United States.

“Enforcement Action” shall mean any action or proceeding against the Borrower, the Guarantors, the Projects or all or any part of the Collateral taken for the purpose of (a) enforcing the rights of any Secured Party under or in respect of the Collateral or the Guarantee and Security Documents, including the initiation of action in any court or before any administrative agency or governmental tribunal to enforce such rights, and any action to exercise any rights provided in Section 7.3 of this Credit Agreement, and (b) adjudicating or seeking a judgment on a claim.

“Engagement Letter” shall mean the Engagement Letter, dated as of July 25, 2014, between the Sponsor, the Borrower, the Administrative Agent, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as amended by that certain Amendment to Engagement Letter, dated as of September 17, 2014.

“Environmental Claim” shall mean, with respect to any Person, (a) any notice, claim, administrative, regulatory or judicial or equitable action, suit, investigation, Lien, judgment or demand by any other Person or (b) any other written communication by any Governmental Authority, in either case alleging or asserting such Person’s liability for investigatory costs, cleanup costs, consultants’ fees, governmental response costs, damages to natural resources (including wetlands, wildlife, aquatic and terrestrial species and vegetation) or other Property, property damages, personal injuries, fines or penalties arising out of, based on or resulting from (i) the presence, or Release into the environment, of any Hazardous Material at any location, whether or not owned by such Person or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law or Governmental Approval issued under any Environmental Law.

“Environmental Laws” shall mean any and all Laws, now or hereafter in effect and any legally binding and relevant judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, the protection of endangered or threatened species, human health or safety (including aviation safety), or to emissions, discharges, releases or threatened releases of Hazardous Materials into the environment including ambient air, surface water, groundwater, or land, or otherwise relating to the treatment, storage, disposal, transport, or handling of Hazardous Materials.

“Environmental Reports” shall have the meaning provided in Section 3.1(k) of this Credit Agreement.

“Equity Interests” shall mean, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting.

“ERCOT” shall mean the Electric Reliability Council of Texas.

“ERISA” shall mean the United States Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA as in effect on the date of this Credit Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean (a) any entity, whether or not incorporated, that is under common control with a Group Member within the meaning of Section 4001(a)(14) of ERISA; (b) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code of which a Group Member is a member; (c) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code of which a Group Member is a member; and (d) for purposes of provisions relating to Sections 302 of ERISA and 412 of the Code, with respect to any Group Member, any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Code of which that Group Member, any corporation described in clause (b) above or any trade or business described in clause (c) above is a member. Any former ERISA Affiliate of any Group Member shall continue to be considered an ERISA Affiliate of the Group Member within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of the Group Member.

“ERISA Event” shall mean (a) any Reportable Event; (b) the existence with respect to any Plan of a material non-exempt Prohibited Transaction; (c) any failure by any Plan to satisfy the minimum funding standards (within the meaning of Sections 412 or 430 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived; (d) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan or the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan (e) a determination that any Plan is in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (f) the receipt by any Group Member or the Guarantors or any of their respective ERISA Affiliates from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan under Section 4042 of ERISA; (g) the incurrence by any Group Member or the Guarantors or any of their respective ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan; (h) the failure by any Group Member or any of its ERISA Affiliates to make any required contribution to a Multiemployer Plan pursuant to Sections 431 or 432 of the Code; (i) the failure of any Plan to comply with any material provisions of ERISA and/or the Code (and applicable regulations under either) or with the material terms of such Plan; (j) the receipt by any Group Member or any ERISA Affiliate of any notice that a Multiemployer Plan has been determined to be Insolvent, in Reorganization, in “endangered” or “critical” status (within the meaning of Sections 431 or 432 of the Code or Sections 304 or 305 of ERISA), or terminated (within the meaning of Section 4041A of ERISA) or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (k) the failure by any Group Member or any of its ERISA Affiliates to pay when due (after expiration of any applicable grace period) any installment payment with respect to Withdrawal Liability under Section 4201 of ERISA; (l) the withdrawal by any Group Member or any of their respective ERISA Affiliates from any Plan with two or more contributing sponsors or the termination of any such Plan resulting in liability to any Group Member or any of their respective Affiliates pursuant to Section 4063 or 4064 of ERISA; (m) the imposition of liability on any Group Member or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (n) the occurrence of an act or omission which would reasonably be expected to result in the imposition on any Group Member or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Plan; (o) the assertion of a material claim (other than routine claims for benefits) against any Plan other than a Multiemployer Plan or the assets thereof, or against any Group Member or any of their respective ERISA

Affiliates in connection with any Plan which would reasonably be expected to result in the imposition of liability under Title I or Title IV of ERISA on any Group Member or any of their respective ERISA Affiliates; (p) receipt from the IRS of notice of the failure of any Plan to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Plan to qualify for exemption from taxation under Section 501(a) of the Code; or (q) the imposition of a Lien pursuant to Section 430(k) of the Code or pursuant to Section 303(k) or 4068 of ERISA with respect to any Plan.

“Eurodollar Base Rate” shall mean (a) for any Interest Period with respect to a Eurodollar Rate loan, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) or a comparable or successor rate, which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and (b) for any interest calculation with respect to a Base Rate loan on any date, the rate per annum equal to LIBOR, at or about 11:00 a.m., London time determined two Business Days prior to such date for Dollar deposits with a term of one month commencing that day; provided that to the extent a comparable or successor rate is approved by the Administrative Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

“Eurodollar Loans” shall mean Loans which bear interest based upon the Eurodollar Rate.

“Eurodollar Rate” shall mean for any Interest Period with respect to a Eurodollar Loan, or an Base Rate Loan the interest rate on which is determined pursuant to clause (c) of the definition of “Base Rate,” a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurodollar Rate	=	Eurodollar Base Rate
1.00 – Eurodollar Reserve Percentage

Notwithstanding anything in this definition to the contrary, in no case shall the Eurodollar Rate be less than the Eurodollar Rate Floor.

“Eurodollar Rate Floor” shall mean 1.00%.

“Eurodollar Reserve Percentage” shall mean, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Event of Abandonment” shall have the meaning provided in Section 5.28 of this Credit Agreement.

“Event of Default” shall have the meaning provided in Section 7.1 of this Credit Agreement.

“Event of Loss” shall mean, with respect to any Property of the Borrower or the Guarantors, any loss of, destruction of or damage to, or any Condemnation Event (including a Taking) or other taking of, such Property.

“Excess Cash Flow Sweep Amount” shall mean, as of each ECF Mandatory Prepayment Date, an amount equal to the Applicable Cash Percentage of all amounts remaining on deposit in, or credited to, the Project Revenues Collection Account on such ECF Mandatory Prepayment Date after giving effect to the withdrawals and transfers specified in priorities First through Eighth of Section 4.1(a) of the Account Agreement.

“Excluded Property” shall have the meaning provided in the Guarantee and Security Agreement.

“Excluded Swap Obligation” shall mean, with respect to any Guarantor, (a) any obligation to pay or perform under any Swap (a “Swap Obligation”), if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, as applicable, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (i) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder (determined after giving effect to Section 9.24 and any other “keepwell, support or other agreement” for the benefit of such Guarantor and any and all guarantees of such Guarantor’s Swap Obligations by other Borrower Entities) at the time the guarantee of such Guarantor (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation or (ii) in the case of a Swap Obligation that is subject to a clearing requirement pursuant to section 2(h) of the Commodity Exchange Act, because such Guarantor is a “financial entity,” as defined in section 2(h)(7)(C) the Commodity Exchange Act, at the time the guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation or (b) any other Swap Obligation designated in writing as an “Excluded Swap Obligation” of such Guarantor as expressly specified in any agreement between the relevant Borrower Entity and the swap counterparty applicable to such Swap Obligations. If a Swap Obligation arises under a master agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guarantee or security interest is or becomes illegal.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Lender Party or required to be withheld or deducted from a payment to a Lender Party, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Lender Party being organized under the Laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a Law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.15) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.9, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Lender Party’s failure to comply with Section 2.9(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Executive Order” has the meaning given to such term in the definition of “Anti-Terrorism Laws”.

“Exelon” shall mean Exelon Corporation, a corporation organized and existing under the laws of the State of Pennsylvania.

“Existing Loans” shall have the meaning provided in Section 2.16(a) of this Credit Agreement.

“Extended Loans” shall have the meaning provided in Section 2.16(a) of this Credit Agreement.

“Extending Lender” shall have the meaning provided in Section 2.16(b) of this Credit Agreement.

“Extension Agreement” shall have the meaning provided in Section 2.16(c) of this Credit Agreement.

“Extension Election” shall have the meaning provided in Section 2.16(b) of this Credit Agreement.

“Facilities” shall mean, collectively, the Wolf Hollow Facility, the Colorado Bend Facility, the LaPorte Facility, the Handley Facility and the Mountain Creek Facility.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Credit Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreements entered into in connection with the implementation of such Sections 1471 through 1474 of the Code (or any such amended or successor version thereof).

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fees” shall mean all amounts payable pursuant to or referred to in Section 6.7 of this Credit Agreement.

“FERC” shall mean the Federal Energy Regulatory Commission of the United States or any successor agency thereto.

“Financial Hedge Agreement” shall mean any agreement in respect of any interest rate swap transaction, basis swap, forward rate transaction, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction designed to manage interest rates or interest rate risk (including any option with respect to any of the foregoing transactions) or any combination of the foregoing transactions entered into by the Borrower, but excluding any Commodity Hedge Agreement.

“Financial Model” shall mean the excel spreadsheet dated as of September 18, 2014 used to calculate the Base Case Projections.

“Financing and Hedge Document Representative” shall have the meaning provided in Section 1.1 of the Intercreditor Agreement.

“Financing and Hedge Documents” shall have the meaning provided in Section 1.1 of the Intercreditor Agreement.

“Financing Documents” shall mean, collectively, this Credit Agreement, the Notes, the Guarantee and Security Documents, the Intercreditor Agreement and any Extension Agreement.

“First Lien Secured Commodity Agreement” shall mean each Secured Commodity Hedge Agreement if the obligations to the Secured Commodity Hedge Counterparty thereunder are secured on a first lien basis pursuant to the Intercreditor Agreement and each Permitted Secured Affiliate Agreement.

“Foreign Benefit Arrangement” shall mean any employee benefit arrangement mandated by non-US law that is maintained or contributed to by any Borrower Entity.

“Foreign Plan Event” shall mean with respect to any Foreign Benefit Arrangement or Foreign Plan, (a) the failure to make or, if applicable, accrue in accordance with normal accounting practices, any employer or employee contributions required by applicable law or by the terms of such Foreign Benefit Arrangement or Foreign Plan; (b) the failure to register or loss of good standing with applicable regulatory authorities of any such Foreign Benefit Arrangement or Foreign Plan required to be registered; or (c) the failure of any Foreign Benefit Arrangement or Foreign Plan to comply with any material provisions of applicable law and regulations or with the material terms of such Foreign Benefit Arrangement or Foreign Plan.

“Foreign Plan” shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States of America by any Group Member, the Guarantors or any one or more of their respective Subsidiaries primarily for the benefit of employees of any Group Member, the Guarantors or such Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“FPA” shall have the meaning provided in Section 4.21(b) of this Credit Agreement.

“FRB” shall mean the Board of Governors of the Federal Reserve System of the United States.

“FTA Assignment/Release” means an assignment by the Sponsor to the Borrower of its rights and obligations pursuant to one or more of the Fuel Transportation Agreements as contemplated in the Fuel Transportation Agreements.

“Fuel Supply and Energy Agreement” shall mean the agreements listed in Schedule 1.1B and all other confirmations entered into thereunder.

“Fuel Transportation Agreements” shall collectively mean the agreements listed in Schedule 1.1C.

“Fund” shall mean any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Global Services Agreement” shall mean the Global Management Services Agreement, dated as of September 10, 2014, between the Sponsor and the Borrower.

“Good Faith Contest” shall mean the contest of an item if (a) the item is diligently being contested in good faith and, when applicable, by appropriate proceedings timely instituted, (b) adequate reserves are established in accordance with U.S. GAAP with respect to the contested item (if and to the extent U.S. GAAP requires the establishment of such reserves), (c) during the period of such contest, the enforcement of any contested item is effectively stayed, unless such enforcement could not reasonably be expected to result in a Material Adverse Effect and (d) the failure to pay or comply with the contested item during the period of such Good Faith Contest could not reasonably be expected to result in a Material Adverse Effect.

“Governmental Approval” shall mean any authorization, consent, approval, license, ruling, permit, tariff, standard, protocol, rate, certification, exemption, variance, order, judgment, decree, or registration with, of, by or to any Governmental Authority.

“Governmental Authority” shall mean any government, governmental department, commission, board, bureau, agency, regulatory authority, independent system operator, NERC, regional entity, instrumentality, judicial or administrative body, whether domestic, foreign, federal, state or local having jurisdiction over the matter or matters in question.

“Group Members” shall mean, collectively, the Borrower and its Subsidiaries.

“Guarantee and Pledge Agreement” shall mean the Guarantee and Pledge Agreement, dated as of September 18, 2014, between the Parent Guarantor and the Collateral Agent.

“Guarantee and Security Agreement” shall mean the Guarantee and Security Agreement dated as of September 18, 2014 among the Borrower, the Subsidiary Guarantors and the Collateral Agent.

“Guarantee and Security Documents” shall mean, collectively, the Account Agreement, the Guarantee and Pledge Agreement, the Guarantee and Security Agreement, the Mortgages, the Deposit Account Control Agreement, the Cash Management Collateral, the Reserve Account Credit Support (if any), any Supplement to Guarantee, any promissory note, letter of credit or guarantee provided in connection with the reserve accounts in accordance with the terms of the Account Agreement in effect from time to time, the Consent Agreements and all UCC financing statements (or similar recordations in the applicable jurisdiction) and other filings, recordings or registrations required by this Credit Agreement to be filed or made in respect of any such Guarantee and Security Document.

“Guarantors” shall have the meaning provided in the Preamble to this Credit Agreement.

“Guarantor LLC Agreements” shall collectively mean (a) with respect to the Parent Guarantor the First Amended and Restated Limited Liability Company Agreement of the Parent Guarantor, executed on September 5, 2014, (b) with respect to the Wolf Hollow Project Owner, the Limited Liability Company Agreement of the Wolf Hollow Project Owner, dated as of August 21, 2014, (c) with respect to the Colorado Bend Project Owner, the Limited Liability Company Agreement of the Colorado Bend Project Owner, dated as of August 21, 2014, (d) with respect to the LaPorte Project Owner, the Limited Liability Company Agreement of the LaPorte Project Owner, dated as of

September 5, 2014, (e) with respect to the Handley Project Owner, the Limited Liability Company Agreement of the Handley Project Owner, dated as of September 5, 2014, and (f) with respect to the Mountain Creek Project Owner, the Limited Liability Company Agreement of the Mountain Creek Project Owner, dated as of September 5, 2014.

“Hazardous Material” shall mean any substance that is regulated or could reasonably be expected to lead to liability under any Environmental Law, including, but not limited to, any petroleum or petroleum product, asbestos in any form that is or could become friable, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls (PCBs), hazardous waste, hazardous material, hazardous substance, toxic substance, contaminant or pollutant, as defined or regulated as such, under any applicable Environmental Law.

“Handley Facility” shall mean the 1,265 net MW “peaking” natural gas-fired power plant located on the Handley Land located in Fort Worth, Texas.

“Handley Land” shall mean the interests in the real property (including fixtures) made a part of the Mortgaged Property encumbered by the Handley Mortgage.

“Handley Mortgage” shall mean that certain Deed of Trust, Security Agreement, Assignment of Leases, Rents and Profits, Financing Statement and Fixture Filing made by the Handley Project Owner to Stanley E. Keeton, as trustee, for the benefit of the Collateral Agent on behalf of the Secured Parties.

“Handley Project” shall mean Handley Facility, the Handley Land and all easements, servitudes, leasehold interests, licenses, franchises, permits, contract rights and other real and personal property interests now owned or hereafter acquired by the Handley Project Owner or in which the Handley Project Owner has any rights.

“Handley Project Owner” shall mean shall have the meaning provided in the Preamble to this Credit Agreement.

“Historical Financials” shall have the meaning provided in Section 3.1(h) of this Credit Agreement.

“Indebtedness” of any Person shall mean (a) all indebtedness of such Person for borrowed money, (b) the deferred purchase price of assets or services which in accordance with U.S. GAAP would be shown on the liability side of the balance sheet of such Person, (c) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder, (d) all indebtedness of a second Person secured by any Lien on any Property owned by such first Person, whether or not such indebtedness has been assumed, (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person to pay a specified purchase price for goods or services whether or not delivered or accepted, i.e., take-or-pay and similar obligations, (g) all net obligations of such Person under Financial Hedge Agreements and (h) all Contingent Obligations of such Person; provided that Indebtedness shall not include (i) obligations of such Person pursuant to Commodity Hedge Agreements or (ii) trade payables and other amounts payable under the Project Documents arising in the ordinary course of business so long as such trade payables are payable within 90 days of the date the respective goods are delivered or the respective services are rendered and are not overdue, or, if overdue, are being contested in good faith.

“Indemnified Liabilities” shall have the meaning provided in Section 9.2(a) of this Credit Agreement or Section 9.2(a) of the Account Agreement, as applicable.

“Indemnified Matters” shall have the meaning provided in Section 9.2(b) of this Credit Agreement or Section 9.2(b) of the Account Agreement, as applicable.

“Indemnified Persons” shall have the meaning provided in Section 9.2(a) of this Credit Agreement or Section 9.2(a) of the Account Agreement, as applicable.

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Borrower Entity under any Financing Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Independent Consultants” shall mean the Independent Engineer, the Insurance Advisor and the Independent Marketing Consultant.

“Independent Engineer” shall mean Black & Veatch or its successor appointed pursuant to Section 5.30.

“Independent Marketing Consultant” shall mean PA Consulting or its successor appointed pursuant to Section 5.30.

“Initial Secured Commodity Hedge Agreement” shall mean (i) the ISDA Master Agreement dated as of September 18, 2014, between the Borrower and the Initial Secured Commodity Hedge Counterparty, including the schedule thereto and all annexes thereto and (ii) the Initial Secured Commodity Hedge Confirmations.

“Initial Secured Commodity Hedge Confirmations” shall mean (a) the Financial Power Trade Confirmation, listing an effective date of September 22, 2014 and a termination date of December 31, 2017; (b) the Financial Power Trade Confirmation, listing an effective date of September 22, 2014 and a termination date of December 31, 2018; (c) the Financial Power Heat Rate Option Confirmation, listing an effective date of September 22, 2014 and a termination date of December 31, 2017; and (d) the Financial Power Heat Rate Option Confirmation, listing an effective date of September 22, 2014 and a termination date of September 30, 2018; each of (a)–(d) above being dated on or about September 18, 2014.

“Initial Secured Commodity Hedge Counterparty” shall mean Merrill Lynch Commodities, Inc., or its successors or assigns under the Initial Secured Commodity Hedge Agreement.

“Initial Secured Commodity Hedge Agreement Guaranty” means the Guarantee dated as of September 18, 2014 by Bank of America Corporation in favor of the Borrower.

“Insolvent” shall mean, with respect to any Multiemployer Plan, the condition that such plan is insolvent within the meaning of Section 4245 of ERISA.

“Insurance Advisor” shall mean Moore McNeil Inc. or its successor appointed pursuant to Section 5.30.

“Insurance Proceeds” shall mean all amounts payable to the Borrower or the Guarantors or the Collateral Agent in respect of any insurance required to be maintained (or caused to be maintained) by the Borrower and the Guarantors pursuant to Section 5.9 of this Credit Agreement (other than liability insurance, delayed completion insurance and business interruption insurance).

“Interconnection Agreements” shall mean (i) the Amended and Restated Generation Interconnection Agreement, dated September 16, 2014 between Oncor Electric Delivery Company and Handley Project Owner; (ii) the Amended and Restated Generation Interconnection Agreement, dated September 16, 2014 between Oncor Electric Delivery Company and the Mountain Creek Project Owner (ii) the Standard Generation Interconnection Agreement, dated September 8, 2000, between TXU Electric Company and Wolf Hollow Project Owner (f/k/a AES Wolf Hollow, L.P.), as amended by that certain Amendment No. 1 to ERCOT Standard Generation Interconnection Agreement, dated as of September 15, 2000 by and between TXU Electric Company and AES Wolf Hollow, L.P.; (iii) the Standard Generation Interconnection Agreement, dated as of February 25, 2006, between CenterPoint Energy Houston Electric, LLC and by Colorado Bend Project Owner (f/k/a CER- Colorado Bend Energy Partners LP (f/k/a Navasota Wharton Energy Partners, LP)), as amended as of February 24, 2006 and February 23, 2007; and (iv) the Standard Generation Interconnection Agreement among Reliant Energy HL&P, Air Products, L.P. and LaPorte Power (as successor in interest via merger to ExTex LaPorte Limited Partnership) dated as of March 14, 2001.

“Intercreditor Agreement” shall mean the Intercreditor Agreement, dated as of September 18, 2014, by and among the Borrower, the Parent Guarantor, the Subsidiary Guarantors, the Collateral Agent, the Administrative Agent, the Initial Secured Commodity Hedge Counterparty and the other parties thereto.

“Interest Expense” shall mean, for any period, the sum of the following: (a) all interest on the Loans accrued or capitalized during such period (whether or not actually paid during such period) pursuant to the Financing Documents plus (b) the net amounts payable (or minus the net amounts receivable) under the Required Financial Hedge Agreements accrued during such period (whether or not actually paid or received during such period).

“Interest Payment Date” shall mean (a) as to any Eurodollar Loan, the last day of each Interest Period applicable to such Loan and the Revolving Termination Date or Term Loan Maturity Date (as applicable); provided that if any Interest Period for a LIBOR Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September, and December (commencing with December, 2014), (c) as to any Term Loan, the Term Loan Maturity Date and (d) as to any Revolving Loan, the Revolving Termination Date.

“Interest Period” shall have the meaning provided in Section 2.8(a) of this Credit Agreement.

“Investment” in any Person shall mean, without duplication: (a) the acquisition (whether for cash, securities, other Property, services or otherwise) or holding of Capital Stock, bonds, notes, debentures, partnership or other ownership interests or other securities of such Person, or any agreement to make any such acquisition or to make any capital contribution to such Person; or (b) the making of any deposit with, or advance, loan or other extension of credit to, such Person.

“IRS” shall mean the Internal Revenue Service.

“ISP” shall mean, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuing Lender” shall mean Bank of America, N.A. or any Affiliate thereof that is a Lender, in its capacity as issuer of any Letter of Credit and any other Revolving Lender approved by the Administrative Agent and the Borrower that has agreed in its sole discretion to act as an “Issuing Lender” hereunder, or any of their respective Affiliates that is a Lender, in each case in its capacity as issuer of any Letter of Credit. Each reference herein to “the Issuing Lender” shall be deemed to be a reference to the relevant Issuing Lender.

“L/C Commitment” shall mean $20,000,000.

“L/C Downgrade Event” shall have the meaning provided in Section 5.5(a) of the Account Agreement.

“L/C Exposure” shall mean at any time, the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit plus the aggregate then unpaid Reimbursement Obligations. The L/C Exposure of any Revolving Lender at any time shall be its Revolving Percentage of the L/C Exposure at such time.

“L/C Participant” shall mean each Revolving Lender.

“LaPorte Facility” shall mean the 152 net MW “peaking” natural gas-fired power plant located on the LaPorte Land located in LaPorte, Texas.

“LaPorte Ground Lease” shall mean that certain Lease Agreement dated as of October 1, 2000, between Air Products and Chemicals, Inc., as landlord, and LaPorte Project Owner (as successor in interest to ExTex LaPorte Limited Partnership), as tenant (as evidenced by a Memorandum of Lease dated as of October 1, 2000 and recorded in the Harris County Clerk’s Office on July 12, 2001 as File No. V171578), as amended, supplemented, modified or replaced from time to time.

“LaPorte Land” shall mean the interests in the real property (including fixtures) made a part of the Mortgaged Property encumbered by the LaPorte Mortgage.

“LaPorte Mortgage” shall mean that certain Deed of Trust, Security Agreement, Assignment of Leases, Rents and Profits, Financing Statement and Fixture Filing made by the LaPorte Project Owner to Stanley E. Keeton, as trustee, for the benefit of the Collateral Agent on behalf of the Secured Parties.

“LaPorte Project” shall mean LaPorte Facility, the LaPorte Land and all easements, servitudes, leasehold interests, licenses, franchises, permits, contract rights and other real and personal property interests now owned or hereafter acquired by the LaPorte Project Owner or in which the LaPorte Project Owner has any rights.

“LaPorte Project Owner” shall mean shall have the meaning provided in the Preamble to this Credit Agreement.

“Land” shall mean, collectively, the Wolf Hollow Land, the Colorado Bend Land, the LaPorte Land, the Handley Land and the Mountain Creek Land.

“Law” shall mean, with respect to any Person (a) any statute, law (including the common law), regulation, ordinance, rule, judgment, order, decree, permit, protocol, standard, concession, grant, franchise, license, treaty, agreement, other governmental restriction, any Governmental Approval, and any legally binding and relevant judicial or administrative interpretation of any of the foregoing and (b) any directive, requirement or any similar form of decision of or determination by any Governmental Authority which is legally binding on such Person, in each case, whether now or hereafter in effect (including in each case, any Environmental Law).

“Lead Arranger” shall have the meaning provided in the Preamble of this Credit Agreement.

“Lender” shall mean each Lender named on Annex I to this Credit Agreement and any Assignee thereof pursuant to Section 9.11 of this Credit Agreement.

“Lender Parent” shall mean, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a Subsidiary.

“Lender Parties” shall mean the Secured Parties excluding the Secured Commodity Hedge Counterparties and the Sponsor.

“Letters of Credit” shall have the meaning provided in Section 2.20(a).

“Lien” shall mean, with respect to any Property of any Person, any mortgage, lien, deed of trust, hypothecation, fiduciary transfer of title, assignment by way of security, lien, pledge, charge, lease, sale and lease-back arrangement, easement, servitude, trust arrangement, or security interest or encumbrance of any kind in respect of such Property, or any preferential arrangement having the practical effect of constituting a security interest with respect to the payment of any obligation with, or from the proceeds of, any Property of any kind (and a Person shall be deemed to own subject to a Lien any Property that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such Property).

“Liquidity Reserve Account” shall have the meaning provided in Section 2.2 of the Account Agreement.

“LLC Interests” shall mean, as to any Person organized as a limited liability company, any and all shares of the profits and losses of such Person, any and all rights to receive distributions of such Person’s assets, and any and all rights, benefits or privileges pertaining to any of the foregoing, including voting rights and the right to participate in management.

“Loan Extension Request” shall have the meaning provided in Section 2.16(a) of this Credit Agreement.

“Loans” shall mean, collectively, the Revolving Loans and the Term Loans.

“Local Account” shall mean one or more “local checking account(s)” or similar account(s) to be established by the Borrower or any Subsidiary Guarantor at their respective election, which account(s) shall be subject to the Lien of the Collateral Agent pursuant to the Guarantee and Security Agreement (and covered by a Deposit Account Control Agreement); provided that the aggregate amount on deposit in all Local Accounts at any time shall not exceed $5,000,000.

“London Banking Day” shall mean any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Loss Proceeds” shall mean, with respect to any Event of Loss, any Insurance Proceeds, condemnation awards or other compensation, awards, damages and other payments or relief (including any compensation payable in connection with a Taking) with respect to such Event of Loss (excluding, in each case, the proceeds of liability insurance and business interruption insurance).

“Loss Proceeds Account” shall have the meaning provided in Section 2.2 of the Account Agreement.

“Losses” shall have the meaning provided in Section 9.2(b)(i) of this Credit Agreement or Section 9.2(b)(i) of the Account Agreement, as applicable.

“Maintenance Supply Agreements” shall mean any agreement or other instrument to which the Borrower or any of its Subsidiaries is a party relating to the provision of services or equipment for any of the Projects if the payment obligations of Borrower or any of its Subsidiaries under such agreement exceed $10,000,000.

“Major Maintenance Expenditures” shall mean all expenditures made by, or on behalf of, the Borrower and the Subsidiary Guarantors for regularly scheduled (or reasonably anticipated) maintenance of a Project (or any portion thereof), including rights in the Shared Assets as defined in the Shared Assets and Services Agreements, in accordance with Prudent Industry Practices constituting “major maintenance” (including teardowns, overhauls, and replacements of major components and any such maintenance which requires significant disassembly or shutdown of a Project), excluding any such costs that are paid by other Persons under warranty or similar agreements or insurance policies or the Shared Asset and Service Agreements. The term “major maintenance” shall include: (a) inspections of the combustion turbines with respect to the Projects; (b) scheduled or unscheduled maintenance of the Projects consisting of overhaul or major repair, including labor, material and direct expenses related to such overhaul or repair; (c) all work on account of extraordinary equipment failure and contingencies, including overhauls of the combustion turbines; and (d) Contractual Service Agreement Costs.

“Major Maintenance Reserve Account” shall have the meaning provided in Section 2.2 of the Account Agreement.

“Major Maintenance Reserve Guarantee” shall have the meaning provided in Section 5.1(a) of the Account Agreement.

“Major Maintenance Reserve Letter of Credit” shall have the meaning provided in Section 5.1(a) of the Account Agreement.

“Majority Facility Lenders” shall mean, with respect to any Facility, the holders of more than 50% of the aggregate unpaid principal amount of the Term Loans or the Total Revolving Extensions of Credit, as the case may be, outstanding under such Facility (or, in the case of the Revolving Facility, prior to any termination of the Revolving Commitments, the holders of more than 50% of the Total Revolving Commitments).

“Manager” shall mean the Sponsor, or any of its successors, in its capacity as manager pursuant to the Global Services Agreement.

“Margin Stock” shall mean margin stock within the meaning of Regulation U.

“Market-Based Rate Authority” shall mean the authority granted by the FERC under Section 205 of the FPA to make sales of electric energy, capacity and ancillary services at negotiated (“market-based”) rates pursuant to Section 205 of the FPA.

“Material Additional Project Document” shall mean any Additional Project Document, the terms of which (a) could reasonably be expected to result in a Material Adverse Effect or (b) if the payment obligations of Borrower or any of its Subsidiaries under such agreement exceed $10,000,000 in the aggregate.

“Material Adverse Effect” shall mean a material adverse effect on (a) the financial position or results of operation of the Borrower and the Guarantors (taken as a whole); (b) the ability of the Borrower and the Guarantors (taken as a whole) to timely perform any of their material obligations under any of the Financing Documents to which it is a party; (c) the legality, validity or enforceability against the Borrower or the Guarantors of any Financing Document to which it is a party; or (d) the validity or specified priority of the Liens on the Collateral created under the Financing Documents or the ability of the Collateral Agent to enforce its rights and remedies under the Financing Documents.

“Material Project Documents” shall mean the Interconnection Agreements, the O&M Agreements, the Contractual Services Agreements, the Maintenance Supply Agreements, the Material Project Document Credit Support, the Shared Asset and Service Agreements, the LaPorte Ground Lease, the Water Supply Agreements, the Fuel Supply and Energy Agreement, the Cross-Easements, the Fuel Transportation Agreements, the Global Services Agreement, the Initial Secured Commodity Hedge Agreement, the Initial Secured Commodity Hedge Agreement Guaranty, the QSE Services Agreement, each Replacement Material Project Document and each Material Additional Project Document.

“Material Project Document Credit Support” shall mean (a) the Guaranty Agreement made by the Sponsor in favor of Kinder Morgan Texas Pipeline LLC dated September 18, 2014, (b) the Guaranty Agreement made by the Sponsor in favor of Energy Transfer Fuel LP dated September 18, 2014, (c) the Guaranty Agreement made by the Sponsor in favor of Gulf South Pipeline Company, LP (when delivered to Gulf South Pipeline Company, LP), (d) the Guaranty Agreement made by the Sponsor in favor of Atmos Energy Corporation dated September 18, 2014, (e) the Guaranty Agreement made by the Sponsor in favor of Enterprise Texas Pipeline LLC dated September 18, 2014, (f) the Guaranty Agreement made by the Sponsor in favor of Air Products and Chemicals, Inc. dated as of July 10, 2001, and (g) the Guaranty Agreement made by Air Products and Chemicals, Inc. the Sponsor in favor of LaPorte Power, LLC (as successor in interest via merger to ExTex LaPorte Limited Partnership) dated July 3, 2001, and (h) any other guarantee or other credit support provided in support of Material Project Documents.

“Material Project Participants” shall mean the Initial Secured Commodity Hedge Counterparty, the Operator, the Manager and each other party (other than the Borrower Entities) to a Material Project Document.

“Mitigation Costs” shall have the meaning provided in Section 2.15(a) of this Credit Agreement.

“Moody’s” shall mean Moody’s Investors Services, Inc.

“Mortgaged Property” shall have the meaning provided in the relevant Mortgage.

“Mortgage Policies” shall have the meaning provided in Section 3.1(p)(ii) of this Credit Agreement.

“Mortgages” shall mean the Wolf Hollow Mortgage, the Colorado Bend Mortgage, the LaPorte Mortgage, the Handley Mortgage and the Mountain Creek Mortgage. It is acknowledged that the Wolf Hollow Mortgage, Colorado Bend Mortgage, LaPorte Mortgage, Handley Mortgage and Mountain

Creek Mortgage may constitute a single instrument executed by each of the Wolf Hollow Project Owner, Colorado Bend Project Owner, LaPorte Project Owner, Handley Project Owner and Mountain Creek Project Owner, in which event the term “Mortgages” hereunder shall be deemed to refer to such single instrument.

“Mountain Creek Facility” shall mean the 808 net MW “peaking” natural gas-fired power plant located on the Mountain Creek Land located in Dallas, Texas.

“Mountain Creek Land” shall mean the interests in the real property (including fixtures) made a part of the Mortgaged Property encumbered by the Mountain Creek Mortgage.

“Mountain Creek Mortgage” shall mean that certain Deed of Trust, Security Agreement, Assignment of Leases, Rents and Profits, Financing Statement and Fixture Filing made by the Mountain Creek Project Owner to Stanley E. Keeton, as trustee, for the benefit of the Collateral Agent on behalf of the Secured Parties.

“Mountain Creek Project” shall mean Mountain Creek Facility, the Mountain Creek Land and all easements, servitudes, leasehold interests, licenses, franchises, permits, contract rights and other real and personal property interests now owned or hereafter acquired by the Mountain Creek Project Owner or in which the Mountain Creek Project Owner has any rights.

“Mountain Creek Project Owner” shall mean shall have the meaning provided in the Preamble to this Credit Agreement.

“Multiemployer Plan” shall mean any plan which is a “multiemployer plan” (as such term is defined in Section 4001(a)(3) of ERISA) to which any Group Member or any ERISA Affiliate makes or is obligated to make contributions.

“MW” shall mean megawatts.

“Necessary Governmental Approval” shall have the meaning provided in Section 4.6 of this Credit Agreement.

“NERC” shall mean the North American Electric Reliability Corporation.

“Net Available Amount” shall mean, with respect to any Event of Loss, the aggregate amount of Loss Proceeds received by the Borrower or the Guarantors or the Collateral Agent in respect of such Event of Loss, net of reasonable documented expenses incurred in connection with the collection thereof.

“Net Debt Proceeds” shall mean, with respect to any issuance or incurrence of Indebtedness, the gross cash proceeds received from such issuance or incurrence, net of (a) the reasonable out-of-pocket costs of such issuance or incurrence, including fees, expenses and commissions with respect to legal, accounting, financial advisory, brokerage and other professional services provided in connection with such issuance or incurrence, and (b) the incremental taxes paid or payable by the Borrower or the Subsidiary Guarantors as a result of such issuance or incurrence.

“Net Disposition Proceeds” shall mean, with respect to any Disposition, the gross cash proceeds received from such Disposition (including any cash received by way of deferred payment pursuant to a documented promissory note, receivable or otherwise, but only as and when received), net of (a) the reasonable out-of-pocket costs of such Disposition, including fees, expenses and commissions with respect to legal, accounting, financial advisory, brokerage and other professional services provided in connection with such Disposition, and (b) the incremental taxes paid or payable by the Borrower or the Guarantors as a result of such Disposition.

“New Project” shall mean a power generation facility purchased from a third-party seller (that is not an Affiliate of a Borrower Entity) in an arm’s length transaction that will be useful in the Borrower Entities’ business, including any associated facilities, associated land and all easements, servitudes, leasehold interests, licenses, franchises, permits, contract rights and other real and personal property interests now owned or hereafter acquired by any New Project Owner or in which any New Project Owner has any rights.

“New Project Acquisition” shall mean an acquisition of a New Project pursuant to, and in accordance with, the terms and conditions of this Credit Agreement (including Section 5.37) and the other Financing Documents.

“New Project Closing Date” shall mean the date upon which the conditions precedent set forth in Section 5.37(c) of this Credit Agreement have been satisfied (or waived by the Required Lenders).

“New Project Owner” shall mean the Person that owns a New Project, the Equity Interests of which will be 100% owned by the Borrower.

“New Project Requisition” shall have the meaning provided in Section 4.7(c)(i) of the Account Agreement.

“New Project Requisition Date” shall mean each date specified in a New Project Requisition as a date on which moneys are requested by the Borrower to be withdrawn and transferred from the Account to which such New Project Requisition relates for the purpose set forth in such New Project Requisition.

“Note” and “Notes” shall have the meanings provided in Section 2.5(b) of this Credit Agreement.

“Notice of Borrowing” shall mean a notice delivered by the Borrower pursuant to Section 2.2.

“Notice of L/C Activity” shall mean a notice delivered by the Borrower pursuant to Section 2.20.

“Notice of EOD or ETE” shall have the meaning provided in Section 1.1 of the Intercreditor Agreement.

“Notice of Conversion” shall have the meaning provided in Section 2.6 of this Credit Agreement.

“Notice Office” shall mean the office of the Administrative Agent located at 901 Main Street, 14th Floor, Dallas, Texas 75202, or such other office, telephone or facsimile number as the Administrative Agent may hereafter designate in writing as such to each of the other parties to this Credit Agreement.

“O&M Agreements” shall mean (i) the Operation and Maintenance Agreement, dated as of September 10, 2014, between Wolf Hollow Project Owner and the Operator; (ii) the Operation and Maintenance Agreement, dated as of September 10, 2014, between Colorado Bend Project Owner and the Operator; (iii) the Operation and Maintenance Agreement, dated as of September 10, 2014, between Handley Project Owner and the Operator; (iv) the Operation and Maintenance Agreement, dated as of September 10, 2014, between Mountain Creek Project Owner and the Operator; (v) the Operation and Maintenance Agreement, dated as of September 10, 2014, between LaPorte Power, LLC and the Operator; and (vi) the Amended and Restated Operation and Maintenance Agreement, dated as of September 10, 2014, by and between LaPorte Project Owner (as successor in interest via merger to ExTex LaPorte Limited Partnership) and Air Products LLC.

“Obligations” shall mean, collectively, (a) all loans, advances, debts, liabilities, and obligations, howsoever arising, owed by the Borrower or the Guarantors under a Financing Document or otherwise to the Collateral Agent or any Lender Party of every kind and description under the Financing Documents (whether or not evidenced by any note or instrument and whether or not for the payment of money), direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, including all interest, fees, charges, expenses, attorneys’ fees and consultants’ fees chargeable to the Borrower and/or the Guarantors; (b) any and all sums advanced by the Collateral Agent or any Lender Party in order to preserve the Collateral or to preserve the Security Interests as provided in the Financing Documents; (c) in the event of any Enforcement Action, the reasonable and properly documented expenses of retaking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on the Collateral, or of any exercise by the Collateral Agent and/or the Secured Parties of their rights under the Guarantee and Security Documents, together with reasonable attorneys’ fees and court costs; and (d) the obligations of the Borrower under any Required Financial Hedge Agreement entered into with any Secured Financial Hedge Counterparty. Notwithstanding the foregoing, the Obligations of any Guarantor shall not include any Excluded Swap Obligations of such Guarantor.

“Obsolete Asset Disposition” shall mean a disposition of assets pursuant to clause (B) of Section 5.21(a)(ii) of this Credit Agreement.

“OFAC” shall mean the Office of Foreign Assets Control of the United States Department of the Treasury.

“Officer’s Certificate” shall mean an officer’s certificate signed by an Authorized Officer of the Borrower or a Guarantor, as applicable.

“Operating Account” shall have the meaning provided in Section 2.2 of the Account Agreement.

“Operating Budget” shall, (a) for the 2014 Operating Year, mean the operating budget submitted to the Administrative Agent on the Closing Date and (b) for each other Operating Year, have the meaning provided in Section 5.1(d) of this Credit Agreement.

“Operating Year” shall mean each calendar year (or portion thereof) after the Closing Date.

“Operation and Maintenance Expenses” shall mean, collectively, without duplication, (a) expenses of administering and operating the Projects and of maintaining the Projects in accordance with Prudent Industry Practice paid or payable by the Borrower or the Subsidiary Guarantors, (b) direct operating and maintenance costs and capital expenditures of the Projects (including capital expenditures for improvements contained in the then-current Operating Budget) paid or payable by the Borrower or the

Subsidiary Guarantors (including “Reimbursable Costs” as such term is defined in each respective O&M Agreement and drawn amounts reimbursable to the Sponsor by the Borrower pursuant to Section 7.2 of any O&M Agreement) including all amounts payable with respect to Commodity Hedge Agreements (including the Permitted Secured Affiliate Agreements and any other Permitted Commodity Hedge Agreements entered into in connection with the performance of Sponsor’s services under the QSE Services Agreement, the Fuel Supply and Energy Agreement or the Global Services Agreement), (c) insurance premiums paid or payable in respect of the insurance maintained or to be maintained in respect of the Projects (including insurance contemplated by Section 5.9 of this Credit Agreement) by the Borrower or the Subsidiary Guarantors, (d) property, sales, value-added and excise taxes paid or payable by the Borrower or the Subsidiary Guarantors (other than taxes imposed on or measured by income or receipts), (e) costs and fees paid or payable by the Borrower or the Subsidiary Guarantors in connection with obtaining and maintaining in effect the Governmental Approvals required in connection with the Projects, (f) legal, accounting and other professional fees and fees and expenses of the Agents incurred in the ordinary course of business in connection with the Projects paid or payable by the Borrower or the Subsidiary Guarantors, (g) expenses incurred in connection with Dispositions as permitted in accordance with the terms of the Financing Documents and (h) expenses of operating and maintaining the assets subject to the Shared Asset and Service Agreements contemplated by the Shared Asset and Service Agreements (based on the proportional shares set forth therein or otherwise expressly provided therein); provided, that “Operation and Maintenance Expenses” shall not include (i) payments into the Debt Service Reserve Account or Major Maintenance Reserve Account, (ii) any payment in respect of the Financing Documents (except as permitted by clause (f)) or with respect to Indebtedness, (iii) payments of Distributions or (iv) Major Maintenance Expenditures.

“Operator” shall mean the Sponsor, or any of its successors, in its capacity as operator under the applicable O&M Agreements.

“Originating Lender” shall have the meaning provided in Section 9.11(d) of this Credit Agreement.

“Other Connection Taxes” shall mean, with respect to any Lender Party, Taxes imposed as a result of a present or former connection between such Lender Party and the jurisdiction imposing such Tax (other than connections arising from such Lender Party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Financing Document, or sold or assigned an interest in any Loan or Financing Document).

“Other Taxes” shall mean any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes or any other excise or Property Taxes, charges or similar levies or Taxes arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, any Financing Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.15).

“Parent Guarantor” shall have the meaning provided in the Preamble to this Credit Agreement.

“Participant” shall have the meaning provided in Section 9.11(d) of this Credit Agreement.

“Participant Register” shall have the meaning provided in Section 9.11(d) of this Credit Agreement.

“Payment Office” shall mean the office of the Administrative Agent located in New York City or such other office as the Administrative Agent may hereafter designate in writing as such to each of the other parties to this Credit Agreement.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Permitted Commodity Hedge Agreements” shall mean (i) the Initial Secured Commodity Hedge Agreement, the Permitted Secured Affiliate Agreements, the Fuel Supply and Energy Agreement to which Kinder Morgan Texas Pipeline, LLC is a party on the Closing Date, and (ii) any other Secured Commodity Hedge Agreement or other Commodity Hedge Agreement, in each case entered into after the Closing Date up to the rated capacity of the applicable Project(s) on a non-speculative basis with a Permitted Commodity Hedge Counterparty in compliance with Section 5.22(iii)(D) (if applicable)).

“Permitted Commodity Hedge Counterparty” shall mean (a) the Initial Secured Commodity Hedge Counterparty, (b) with respect to the Permitted Secured Affiliate Agreements, Sponsor (c) with respect to Permitted Secured LaPorte LP Trades (as defined in the Intercreditor Agreement), ExTex LaPorte Limited Partnership, (d) with respect to the Fuel Supply and Energy Agreement to which it is a party on the Closing Date, Kinder Morgan Texas Pipeline, LLC and (e) any Person (or whose obligations under the applicable Commodity Hedge Agreement are guaranteed by an entity) that is, as of the date of the applicable Commodity Hedge Agreement, (i) (A) a commercial bank, insurance company or other similar financial institution or any Affiliate thereof, (B) a public utility, or (C) in the business of selling, marketing, purchasing or distributing electric energy, capacity, ancillary services or fuel and (ii) is rated at least BBB- from S&P and Baa3 from Moody’s.

“Permitted First Priority Refinancing Indebtedness” shall mean any secured Indebtedness (including any Registered Equivalent Notes) incurred by the Borrower in the form of one or more series of senior secured notes or loans; provided that (a) such Indebtedness is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Secured Obligations and is not secured by any property or assets of the Borrower or any Subsidiary other than the Collateral, (b) such Indebtedness constitutes Refinancing Indebtedness and (c) the holders of such Indebtedness (or their representative) and the Administrative Agent become party to the Intercreditor Agreement.

“Permitted Indebtedness” shall mean any Indebtedness permitted to be incurred by the Borrower or the Subsidiary Guarantors pursuant to Section 5.13 of this Credit Agreement

“Permitted Investments” shall mean, for any Person:

(a) direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof, in each case with maturities not exceeding two years;

(b) time deposit accounts, certificates of deposit and money market deposit maturing within 90 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, or any state thereof having capital, surplus and undivided profits in excess of $1.0 billion and whose long-term debt, or whose parent holding company’s long-term debt, is rated A (or such similar equivalent rating or higher) by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act);

(c) repurchase obligations with a term of not more than 90 days for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (b) above;

(d) commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of P-1 (or higher) according to Moody’s or A-1 (or higher) according to S&P;

(e) money market funds that (i) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940, (ii) if rated, are rated AA by S&P or Aa2 by Moody’s and (iii) have portfolio assets of at least $1.0 billion;

(f) time deposit accounts, certificates of deposit and money market deposits in an aggregate face amount not in excess of 1/2 of 1.00% of the total assets of the Borrower as of the end of the Borrower’s most recently completed fiscal year;

(g) time deposit accounts, certificates of deposit and money market deposits held with the Depositary Agent;

(h) shares of mutual funds whose investment guidelines restrict 95% of such funds’ investments to those satisfying the provisions of clauses (a) through (g) above;

(i) other investments that at the time acquired by the Borrower were formerly of the type described in clauses (a) through (h) above; provided that such other investment shall cease to be a Cash Equivalent Investment at such time as the Borrower shall have held such investment for a period in excess of 60 days from which such investment was no longer an investment of the type described in clauses (a) through (h) above;

(j) deposit accounts with any bank that is insured by the Federal Deposit Insurance Corporation and whose long-term obligations are rated A2 or better by Moody’s and/or A or better by S&P;

(k) cash; and

(l) other investments as are reasonably approved by the Required Lenders.

“Permitted Junior Debt Conditions” shall mean that such applicable debt (a) is not scheduled to mature prior to the date that is 180 days after the Term Loan Maturity Date, (b) does not mature or have scheduled amortization payments of principal or payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligation (except customary asset sale or change of control provisions that provide for the prior repayment in full of the Loans and all other Secured Obligations), in each case prior to the Term Loan Maturity Date at the time such Indebtedness is incurred, (c) is not at any time guaranteed by any Person other than the Guarantors and the terms of such guarantee shall be no more favorable to the secured parties in respect of such debt than the terms of the Guarantee and Security Agreement, (d) if such debt has financial maintenance covenants, such financial maintenance covenants in the documentation governing such Indebtedness shall not be more restrictive than those set forth in this Credit Agreement, (e) does not contain any provisions that cross-default to any Default or Event of Default under this Credit Agreement (it being understood and agreed that cross-acceleration is permitted), and (f) has covenants, default and remedy provisions (other than in any event interest, fees, premiums and funding discounts) that in the good faith determination of Borrower are substantially identical to, or less favorable to the investors providing such debt (taken as a whole) than those set forth in this Credit Agreement.

“Permitted Lien” shall mean any Lien permitted to be incurred by the Borrower or the Subsidiary Guarantors pursuant to Section 5.12 of this Credit Agreement.

“Permitted Non-Disturbance Agreement” shall have the meaning set forth in Section 5.21(b) of this Credit Agreement.

“Permitted Permit Contributions” shall mean (a) the contribution by Affiliates of the Borrower of TPDES Permit No. 000125000 for the Mountain Creek Facility to the Mountain Creek Project Owner and the contribution by Affiliates of the Borrower of TPDES Permit No. 0000552000 for the Handley Facility to the Handley Project Owner, and (b) the contribution by Affiliates of the Borrower of TPDES Permit No. 0004288000 for the Wolf Hollow Facility to Wolf Hollow Services, LLC and the contribution by Affiliates of the Borrower of TPDES Permit No. 0004781000 for the Colorado Bend Facility to the Colorado Bend Services, LLC.

“Permitted Release” shall have the meaning set forth in Section 5.21(b) of this Credit Agreement.

“Permitted Second Priority Refinancing Indebtedness” shall mean secured Indebtedness (including any Registered Equivalent Notes) incurred by the Borrower in the form of one or more series of second lien (or other junior lien) secured notes or second lien (or other junior lien) secured loans; provided that (a) such Indebtedness is secured by the Collateral on a second priority (or other junior priority) basis to the Liens securing the Secured Obligations and is not secured by any property or assets of the Borrower or any Guarantor other than the Collateral, (b) such Indebtedness constitutes Refinancing Indebtedness (provided that such Indebtedness may be secured by a Lien on the Collateral that is junior to the Liens securing the Secured Obligations and the obligations in respect of any Permitted First Priority Refinancing Indebtedness, notwithstanding any provision to the contrary contained in the definition of “Refinancing Indebtedness”), (c) the holders of such Indebtedness (or their representative) shall become party to the Intercreditor Agreement and (d) such Indebtedness meets the Permitted Junior Debt Conditions.

“Permitted Secured Affiliate Agreements” shall have the meaning provided in Section 1.1 of the Intercreditor Agreement.

“Permitted Unsecured Refinancing Indebtedness” shall mean unsecured Indebtedness (including any Registered Equivalent Notes) incurred by the Borrower in the form of one or more series of senior unsecured notes or loans; provided that such Indebtedness (a) constitutes Refinancing Indebtedness and (b) meets the Permitted Junior Debt Conditions.

“Person” shall mean any individual, corporation, limited liability company or corporation, company, voluntary association, partnership, joint venture, trust, or other enterprises or unincorporated organization or government (or any agency, instrumentality or political subdivision thereof).

“Phase II Confirmations” means confirmations or releases by Borrower, the Wolf Hollow Project Owner or the Colorado Bend Project at the request of the contractors or vendors that are conducting work on behalf of Colorado Bend II Power, LLC or Wolf Hollow II Power, LLC which provide for (i) the right to access the shared assets described in and in accordance with the applicable

Shared Assets and Services Agreement, or (ii) an agreement to limit claims against such parties to a commercially reasonable amount as determined by Borrower in accordance with the standards set forth in the applicable Shared Assets and Services Agreement.

“Plan” shall mean, any employee benefit plan (other than a Multiemployer Plan) which is subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA which is sponsored, maintained or contributed to by, or required to be contributed to by, any Group Member or any of their respective ERISA Affiliates.

“Platform” IntraLinks or another similar electronic system.

“Pledged Collateral” shall mean “Pledged Equity Interests” or similar terms as defined in the Guarantee and Security Agreements and other Collateral of the type described in Section 3.1(f).

“Prepayment Account” has the meaning provided in Section 2.2 of the Account Agreement.

“Prime Rate” shall mean a rate set by Bank of America, N.A. based upon various factors including Bank of America, N.A.’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America, N.A. shall take effect at the opening of business on the day specified in the public announcement of such change.

“Principal Payment Dates” shall mean (a) the last Business Day of each March, June, September and December occurring prior to the Term Loan Maturity Date (commencing with December, 2014) and (b) the Term Loan Maturity Date.

“Prohibited Transaction” shall have the meaning provided in Section 406 of ERISA and Section 4975(c) of the Code.

“Project Disposition” shall mean a Disposition of the type described in Section 5.21(a)(ii)(F).

“Project Disposition Proceeds” shall mean Net Disposition Proceeds of a Project Disposition.

“Project Documents” shall mean any contract, agreement or instrument relating to the ownership, development, testing, operation, maintenance, repair, insurance, financing, management, administration or use of the Projects or the business of the Borrower or the Subsidiary Guarantors entered into by the Borrower or the Subsidiary Guarantors with any other Person, including the Material Project Documents and each other Additional Project Document but excluding any Financing Documents and Charter Documents.

“Project Revenues” shall mean, for any period, without duplication, the aggregate of all revenues received by the Borrower and/or Subsidiary Guarantors during such period, including revenues from (a) payments made to the Borrower in connection with the sale of energy or capacity from the Projects, (b) interest accrued on, and other income derived from, the balance outstanding during such period in the Borrower Accounts (including from Permitted Investments), and (c) the proceeds of any business interruption insurance; provided that Project Revenues shall exclude, to the extent included, (i) net amounts receivable under any Financial Hedge Agreements, (ii) proceeds payable in respect of any insurance (other than business interruption insurance), (iii) any liquidated damages payable to the

Borrower and/or Subsidiary Guarantors in respect of performance deficiencies, (iv) indemnity payments or damages payable to the Borrower and/or Subsidiary Guarantors under any Project Document, (v) Loss Proceeds, and (vi) any amounts required to be deposited into the Disposition Proceeds Account pursuant to Section 3.4 of the Account Agreement.

“Project Revenues Collection Account” shall have the meaning provided in Section 2.2 of the Account Agreement.

“Projects” shall mean, collectively, the Wolf Hollow Project, the Colorado Bend Project, the LaPorte Project, the Handley Project, the Mountain Creek Project and any New Project.

“Property” shall mean any property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, and any right or interest therein.

“Prudent Industry Practice” shall mean, at a particular time, (a) any of the practices, methods and acts engaged in or approved by a significant portion of the competitive electric generating industry operating in the United States at such time, or (b) with respect to any matter to which clause (a) does not apply, any of the practices, methods and acts which, in the exercise of reasonable judgment at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety and expedition in the competitive electric generating industry operating in the United States at such time. “Prudent Industry Practice” is not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather to be a spectrum of possible practices, methods or acts having due regard for, among other things, manufacturers’ warranties and the requirements of any Governmental Authority of competent jurisdictions.

“Public Lender” shall mean Lenders that have personnel who have identified themselves to the Administrative Agent and the Borrower as not wishing to receive material non-public information with respect to the Borrower or its Affiliates

“PUCT” shall mean the Public Utility Commission of Texas.

“PUHCA 2005” shall have the meaning provided in Section 4.21(b).

“QSE Services Agreement” shall mean the QSE Services Agreement, dated as of September 10, 2014, between the Borrower and the Sponsor.

“Quarterly Dates” shall mean the last Business Day of each March, June, September and December.

“Quarterly Transfer Date” shall mean, with respect to each Principal Payment Date, the date which is two (2) Business Days prior to such Principal Payment Date.

“Refinanced Indebtedness” have the meaning provided in the definition of “Refinancing Indebtedness”.

“Refinancing Indebtedness” shall mean (i) Permitted First Priority Refinancing Indebtedness, (ii) Permitted Second Priority Refinancing Indebtedness or (iii) Permitted Unsecured Refinancing Indebtedness in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace or refinance, in whole or part, existing Loans, including the amount of any then existing Refinancing Indebtedness

(“Refinanced Indebtedness”); provided that (a) such Indebtedness has a later maturity and a weighted average life to maturity equal to or greater than the Refinanced Indebtedness, (b) such Indebtedness shall not have a greater principal amount than the principal amount of the Refinanced Indebtedness plus accrued interest, fees and premiums (if any) thereon and reasonable fees and expenses associated with the refinancing (provided that the principal amount of such Indebtedness shall not include any principal constituting interest paid in kind), (c) such Refinanced Indebtedness shall be repaid, defeased or satisfied and discharged, and all accrued interest, fees and premiums (if any) in connection therewith shall be paid, substantially concurrently with the incurrence of such Refinancing Indebtedness (other than contingent obligations not then due and payable), (d) both immediately before and after giving effect to the incurrence of such Indebtedness, no Default or Event of Default shall have occurred and be continuing, and (e) other than as set forth above, the terms and conditions (excluding pricing and optional prepayment or redemption terms) applicable to such Refinancing Indebtedness are substantially identical to, or, taken as a whole, no more favorable to the investors providing such Indebtedness than those applicable to the Refinancing Indebtedness (except for covenants or other provisions applicable only to periods after the Term Loan Maturity Date).

“Register” shall have the meaning provided in Section 8.12 of this Credit Agreement.

“Registered Equivalent Notes” shall mean, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act, substantially identical notes (having the same guaranties) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the U.S. Securities and Exchange Act.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve system (or any successor).

“Regulation H” shall mean Regulation H of the Board of Governors of the Federal Reserve system (or any successor).

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve system (or any successor).

“Reimbursement Obligation” shall mean the obligation of the Borrower to reimburse the Issuing Lender pursuant to Section 2.20(d) for amounts drawn under Letters of Credit.

“Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment (including the abandonment or discarding of barrels, containers, and other closed receptacles containing any Hazardous Material) as regulated under any Environmental Law.

“Replacement Lender” shall have the meaning provided in Section 9.10(c) of this Credit Agreement.

“Replacement Material Project Document” shall mean one or more contracts or agreements which (a) is entered into by the Borrower or Subsidiary Guarantors in substitution of any Material Project Document that has been terminated in accordance with its terms (including as a result of the occurrence of an event of default (or other comparable event) thereunder) or otherwise, (b) has economic and other terms which, taken as a whole, are not materially less favorable to the Borrower or such Subsidiary Guarantor as the Material Project Document being replaced and (c) is with one or more counterparties (or guarantors of such counterparties’ obligations) having substantially similar or better creditworthiness (or is otherwise credit supported so that the credit risk of such counterparty is not materially less favorable to the Borrower or such Subsidiary Guarantor than the existing counterparty) and substantially similar or better experience in the industry, in each case, as the counterparty to the Material Project Document being replaced.

“Reorganization” shall mean, with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event” shall mean an event described in Section 4043(c) of ERISA or the regulations issued thereunder with respect to a Plan, other than those events as to which the notice requirement is waived under PBGC Regulation Section 4043 as in effect on the date hereof.

“Required Debt Service Reserve Amount” shall mean (a) on the Closing Date, $25,603,537.34, and (b) as of any Quarterly Transfer Date, the amount equal to the scheduled Debt Service due and payable under the Financing Documents for the following six-month period (excluding, under all circumstances, any such amounts due and payable on the Term Loan Maturity Date and the Revolving Termination Date).

“Required Financial Hedge Agreement” shall have the meaning provided in Section 5.16 of this Credit Agreement.

“Required Lenders” shall mean, at any time, Lenders having Loans and Commitments outstanding that, taken together, represent more than 50.0% of the sum of all Loans and Commitments outstanding. The Loans and Commitments of any Defaulting Lender shall be disregarded in determining Required Lenders at any time and the Loans and Commitments of any Affiliated Lenders shall, for purposes of this definition, be subject to Section 9.11(i).

“Required Major Maintenance Reserve Amount” shall mean, (i) as of the Closing Date and until December 31, 2014, $75,600,000 and, (ii) as of any Quarterly Transfer Date after December 31, 2014, the amount reasonably anticipated by the Borrower to be sufficient to fund Major Maintenance Expenditures for the following twelve-month period.

“Requisition Date” shall mean each date specified in a Restoration Requisition as a date on which moneys are requested by the Borrower to be withdrawn and transferred from the Account to which such Restoration Requisition relates for the purpose set forth in such Restoration Requisition.

“Reserve Account Credit Support” shall have the meaning provided in Section 5.1(a) of the Account Agreement.

“Reserve Account Guarantees” shall have the meaning provided in Section 5.1(a) of the Account Agreement.

“Reserve Account Letters of Credit” shall have the meaning provided in Section 5.1(a) of the Account Agreement.

“Restoration Budget” shall have the meaning provided in Section 5.11(b)(A) of this Credit Agreement.

“Restoration Election Certificate” shall have the meaning provided in Section 5.11(b)(A) of this Credit Agreement.

“Restoration Progress Payment Schedule” shall have the meaning provided in Section 5.11(b)(A) of this Credit Agreement.

“Restoration Requisition” shall have the meaning provided in Section 4.5(e) of the Account Agreement.

“Restoration Work” shall mean the design, engineering, construction and other work with respect to the Restoration of Affected Property.

“Restore” shall mean, with respect to any Affected Property, to rebuild, repair, restore or replace such Affected Property. The term “Restoration” shall have a correlative meaning.

“Revenue Shortfall” shall have the meaning provided in Section 5.1(a)(ii) of the Account Agreement.

“Revolving Commitment” shall mean as to any Lender, the obligation of such Lender, if any, to make Revolving Loans and participate in Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Commitment” opposite such Lender’s name on Annex I-A or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original amount of the Total Revolving Commitments is $20,000,000.

“Revolving Commitment Period” shall mean the period from and including the Closing Date to the Revolving Termination Date.

“Revolving Extensions of Credit” shall mean, as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding and (b) such Lender’s L/C Exposure.

“Revolving Facility” shall mean the Revolving Commitments and the extensions of credit made thereunder.

“Revolving Lender” shall mean each Lender that has a Revolving Commitment or that holds Revolving Loans.

“Revolving Loans” shall have the meaning provided in Section 2.1.

“Revolving Percentage” shall mean, as to any Revolving Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the Total Revolving Commitments or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Revolving Loans then outstanding constitutes of the aggregate principal amount of the Revolving Loans then outstanding, provided, that, in the event that the Revolving Loans are paid in full prior to the reduction to zero of the Total Revolving Extensions of Credit, the Revolving Percentages shall be determined in a manner designed to ensure that the other outstanding Revolving Extensions of Credit shall be held by the Revolving Lenders on a comparable basis. Notwithstanding the foregoing, in the case of Section 2.19 when a Defaulting Lender shall exist, Revolving Percentages shall be determined without regard to any Defaulting Lender’s Revolving Commitment.

“Revolving Termination Date” shall mean September 18, 2019.

“Scheduled Principal Payments” shall mean the scheduled amounts payable in respect of the principal of the Term Loans pursuant to Section 6.1 of this Credit Agreement (including the principal amount payable on the Term Loan Maturity Date) and set forth on Appendix A to this Credit Agreement (as the same may from time to time be reduced pursuant to Section 6.3 of this Credit Agreement).

“Secured Commodity Hedge Agreements” shall have the meaning provided in Section 1.1 of the Intercreditor Agreement.

“Secured Commodity Hedge Counterparties” shall have the meaning provided in Section 1.1 of the Intercreditor Agreement.

“Secured Financial Hedge Counterparty” shall mean any counterparty of the Borrower to a Required Financial Hedge Agreement.

“Secured Obligations” shall have the meaning provided in Section 1.1 of the Intercreditor Agreement.

“Secured Obligations Event of Default” shall mean the occurrence of an Event of Default, event of default or termination event under any Secured Commodity Hedge Agreement or any equivalent of the foregoing under any Financing and Hedge Document.

“Secured Parties” shall have the meaning provided in Section 1.1 of the Intercreditor Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Interest” shall mean the Lien on the Collateral or any other collateral purported to be granted to the Collateral Agent for the benefit of one or more of the Secured Parties (or any trustee, sub-agent or other Person acting for or on behalf of the Collateral Agent).

“Service Companies” shall mean Colorado Bend Services, LLC, a Delaware limited liability company, and Wolf Hollow Services, LLC, a Delaware limited liability company.

“Service Company LLC Agreements” shall collectively mean (a) with respect to the Colorado Bend Service Company, the Amended and Restated Limited Liability Company Agreement of Colorado Bend Services, LLC executed on September 11, 2014 and (b) with respect to the Wolf Hollow Service Company, the Amended and Restated Limited Liability Company Agreement of Wolf Hollow Services, LLC executed on September 11, 2014.

“Shared Assets and Services Agreements” shall mean (a) that certain Shared Asset and Services Agreement, dated as of September 10, 2014, by and among Wolf Hollow Services, LLC, the Wolf Hollow Project Owner and Wolf Hollow II Power, LLC, and (b) that certain Shared Asset and Services Agreement, dated as of September 10, 2014, by and among Colorado Bend Services, LLC, the Colorado Bend Project Owner and Colorado Bend II Power, LLC.

“Solvent” when used with respect to any Person, shall mean that, as of any date of determination (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (c) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (d) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Sponsor” shall mean Exelon Generation Company, LLC, a limited liability company organized and existing under the laws of the State of Pennsylvania.

“Standard & Poor’s” shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Sub-Account” shall have the meaning provided in Section 2.2(b) of the Account Agreement.

“Subordination Agreement” shall mean, with respect to Indebtedness incurred pursuant to Section 5.13(e) of this Credit Agreement, an agreement substantially in the form of Exhibit F to this Credit Agreement.

“Subsidiary” shall mean, for any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person. For the avoidance of doubt, the Service Companies shall not constitute Subsidiaries of the Borrower.

“Subsidiary Guarantors” shall have the meaning provided in the Preamble to this Credit Agreement.

“Supplement to Guarantee” shall have the meaning set forth in Section 5.1(c)(ii) of the Account Agreement.

“Swap” shall mean any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Obligation” has the meaning assigned to such term in the definition of “Excluded Swap Obligation”.

“Taking” shall mean any circumstance or event, or series of circumstances or events (including a Condemnation Event), in consequence of which the Projects or any portion thereof shall be condemned, nationalized, seized, compulsorily acquired or otherwise expropriated by any Governmental Authority under power of eminent domain or otherwise. The term “Taken” shall have a correlative meaning.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“TCEQ” shall mean the Texas Commission on Environmental Quality.

“Term Commitment” shall mean, as to any Lender, the obligation of such Lender, if any, to make a Term Loan to the Borrower in a principal amount not to exceed the amount set forth under the heading “Term Commitment” opposite such Lender’s name on Annex I-B. The original aggregate amount of the Term Commitments is $675,000,000.

“Term Facility” shall mean the Term Commitments and the Term Loans made thereunder.

“Term Lender” shall mean each Lender that has a Term Commitment or that holds a Term Loan.

“Term Loan” shall have the meaning provided in Section 2.1.

“Term Loan Maturity Date” shall mean (a) with respect to the Loans made by the Lenders on the Closing Date to the Borrower pursuant to Section 2.1, September 18, 2021, (b) respect to any tranche of Extended Term Loans, the final maturity date applicable thereto as specified in the applicable Extension Agreement, and (c) with respect to any Refinancing Indebtedness, the final maturity date applicable thereto as specified in the applicable definitive documentation.

“Term Percentage” shall mean, as to any Term Lender at any time, the percentage which such Lender’s Term Commitment then constitutes of the aggregate Term Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender’s Term Loans then outstanding constitutes of the aggregate principal amount of the Term Loans then outstanding). Notwithstanding the foregoing, in the case of Section 2.19 when a Defaulting Lender shall exist, Term Percentages shall be determined without regard to any Term Loans then outstanding held by or on behalf of a Defaulting Lender.

“Termination Date” shall mean the date on which all Obligations, other than contingent liabilities and obligations which are unasserted at such date, have been indefeasibly paid and satisfied in full and all Commitments have been terminated.

“Test Period” shall mean, for any date of determination under this Credit Agreement, the latest four consecutive fiscal quarters of the Borrower for which financial statements are required to be delivered pursuant to Section 5.1, as applicable.

“Title Insurance Company” shall mean Fidelity National Title Insurance Company.

“Total Revolving Commitments” shall mean, at any time, the aggregate amount of the Revolving Commitments then in effect.

“Total Revolving Extensions of Credit” shall mean, at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Lenders outstanding at such time.

“Transaction Documents” shall mean, collectively, the Project Documents and the Financing Documents.

“Transactions” shall mean, collectively, (a) the funding of the Loans and the execution and delivery of the Financing and Hedge Documents entered into on the Closing Date, (b) the establishment of the Accounts on the Closing Date and the funding of certain of the Accounts in accordance with the Account Agreement, (c) the making of a capital distribution to the Sponsor on the Closing Date, and (d) the payment of all fees and expenses due and payable on or prior to the Closing Date in connection with the foregoing.

“Transfer Date” shall have the meaning provided in Section 4.1(a) of the Account Agreement.

“Transfer Date Certificate” shall mean a “Transfer Date Certificate” as defined in and delivered under the Account Agreement.

“TRE” shall mean Texas Reliability Entity.

“Type” shall mean the type of Loan determined with regard to the interest option applicable thereto, i.e., whether an Base Rate Loan or a Eurodollar Loan.

“UCP” shall mean, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“Uniform Commercial Code” and “UCC” shall mean the Uniform Commercial Code as adopted in any applicable jurisdiction.

“United States” and “U.S.” shall each mean the United States of America.

“U.S. GAAP” shall mean generally accepted accounting principles and practices as in effect from time to time in the United States.

“U.S. Person” shall mean any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S.$” or “U.S. Dollars” or “$”shall mean dollars in lawful currency of the United States of America.

“USA PATRIOT Act” shall mean United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, and the rules and regulations promulgated thereunder from time to time in effect.

“Voting Stock”, with respect to any Person, shall mean Capital Stock the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of a contingency.

“Water Supply Agreements” shall mean the Contract and Agreement, dated as of July 27, 1971, by and among Texas Electric Service Company, the City of Arlington and Tarrant County Water Control and Improvement District Number One, as assigned to Handley Project Owner (as successor in interest via merger to ExTex LaPorte Limited Partnership) as of April 25, 2002 and as amended as of October 25, 2009.

“Withdrawal Liability” shall mean any liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are used in sections 4203 and 4205, respectively, of ERISA.

“Withholding Agent” shall mean the Borrower, any Guarantor and the Administrative Agent.

“Wolf Hollow Contractual Services Agreement” shall mean the Long Term Service Agreement, dated September 28, 2012, between Wolf Hollow Project Owner as assignee of Exelon Generation Company, LLC and Mitsubishi Power Systems Americas, Inc.

“Wolf Hollow Cross-Easement” shall mean that certain Reciprocal Easement Agreement dated as of September 10, 2014, among the Wolf Hollow Project Owner, Wolf Hollow II Power, LLC and Wolf Hollow Services, LLC.

“Wolf Hollow Facility” shall mean the 761 net MW combined cycle natural gas-fired power plant located on the Wolf Hollow Land located in Granbury, Texas (which, for the avoidance of doubt, shall not include any Shared Assets as defined in the Shared Assets and Services Agreements.

“Wolf Hollow Land” shall mean the interests in the real property (including fixtures) made a part of the Mortgaged Property encumbered by the Wolf Hollow Mortgage.

“Wolf Hollow Mortgage” shall mean that certain Deed of Trust, Security Agreement, Assignment of Leases, Rents and Profits, Financing Statement and Fixture Filing made by the Wolf Hollow Project Owner to Stanley E. Keeton, as trustee, for the benefit of the Collateral Agent on behalf of the Secured Parties.

“Wolf Hollow Project” shall mean Wolf Hollow Facility, the Wolf Hollow Land and all easements, servitudes, leasehold interests, licenses, franchises, permits, contract rights and other real and personal property interests now owned or hereafter acquired by the Wolf Hollow Project Owner or in which the Wolf Hollow Project Owner has any rights.

“Wolf Hollow Project Owner” shall have the meaning provided in the Preamble to this Credit Agreement.

1.2. Rules of Interpretation. In each Financing Document, unless otherwise indicated:

(a) each reference to, and the definition of, any document (including any Financing Document) shall be deemed to refer to such document as it may be amended, supplemented, revised, modified or replaced from time to time in accordance with its terms and, to the extent applicable, the terms of this Credit Agreement and to include any side letters executed in connection therewith in compliance with the terms of this Credit Agreement, copies of which have been provided to the Administrative Agent;

(b) each reference to a Law or Governmental Approval shall be deemed to refer to such Law or Governmental Approval as the same may be amended, supplemented or otherwise modified from time to time;

(c) any reference to a Person in any capacity includes a reference to its permitted successors and assigns in such capacity and, in the case of any Governmental Authority, any Person succeeding to any of its functions and capacities;

(d) references to days shall refer to calendar days unless Business Days are specified; unless so otherwise specified, any date specified for action that is not a Business Day will mean the first Business Day after such date; references to weeks, months or years shall be to calendar weeks, months or years, respectively;

(e) all references to a “Section,” “Appendix,” “Annex,” “Schedule” or “Exhibit” are to a Section of such Financing Document or to an Appendix, Annex, Schedule or Exhibit attached thereto;

(f) the table of contents and Section headings and other captions therein are for the purpose of reference only and do not affect the interpretation of such Financing Document;

(g) defined terms in the singular shall include the plural and vice versa, and the masculine, feminine or neuter gender shall include all genders;

(h) the words “hereof”, “herein” and “hereunder”, and words of similar import, when used in any Financing Document, shall refer to such Financing Document as a whole and not to any particular provision of such Financing Document;

(i) the words “include,” “includes” and “including” are deemed to be followed by the phrase “without limitation”;

(j) where the terms of any Financing Document require that the approval, opinion, consent or other input of any Lender Party be obtained, such requirement shall be deemed satisfied only where the requisite approval, opinion, consent or other input is given by or on behalf of the relevant party in writing;

(k) where the terms of any Financing Document require or permit any action to be taken by the Collateral Agent, such action shall be taken strictly in accordance with the applicable provisions of the relevant Financing Documents; and

(l) any reference to a document shall be deemed to include all exhibits, annexes, appendices and schedules thereto.

1.3. Accounting Principles. Except as otherwise provided in this Credit Agreement, all computations and determinations as to financial matters, and all financial statements to be delivered under this Credit Agreement shall be made or prepared in accordance with U.S. GAAP (including principles of consolidation where appropriate), applied on a consistent basis (except to the extent approved or required by the independent public accountants certifying such statements and disclosed therein).

SECTION 2. AMOUNTS AND TERMS OF CREDIT FACILITY.

2.1. The Loan Facilities. (a) Subject to and upon the terms and conditions set forth herein, each Term Lender severally agrees to make, on the Closing Date, loans (each a “Term Loan” and, collectively, the “Term Loans”) to the Borrower, which Term Loans shall (i) be incurred pursuant to a single drawing on the Closing Date, (ii) subject to the provisions of Section 2.1(c) at the option of the Borrower, be Eurodollar Loans or Base Rate Loans, (iii) be made and maintained in U.S. Dollars, (iv) not exceed the amount of the Term Commitment for such Term Lender and (v) mature on the Term Loan Maturity Date; provided that in no event shall the aggregate amount of the Term Commitments exceed $675,000,000. The Term Loans are available only on the terms and conditions specified hereunder, and once repaid, in whole or in part, at maturity or by prepayment, may not be reborrowed in whole or in part.

(b) Subject to and upon the terms and conditions set forth herein, each Revolving Lender severally agrees to make revolving credit loans (each a “Revolving Loan” and, collectively, the “Revolving Loans”) to the Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender’s L/C Exposure then outstanding, does not exceed the amount of such Lender’s Revolving Commitment. Such Revolving Loans shall (i) subject to the provisions of Section 2.1(c) at the option of the Borrower, be Eurodollar Loans or Base Rate Loans, (ii) be made and maintained in U.S. Dollars, and (iii) mature on the Revolving Termination Date; provided that in no event shall the aggregate amount of the Revolving Commitments exceed $20,000,000. During the Revolving Commitment Period the Borrower may use the Revolving Commitments by borrowing Revolving Loans, prepaying Revolving Loans in whole or in part, and reborrowing Revolving Loans, all in accordance with the terms and conditions hereof.

(c) The Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Section 2.2 or Section 2.6, as applicable.

2.2. Procedure for Borrowing. (a) The Borrower shall give the Administrative Agent prior written notice of the date of disbursement of the Term Loans at its Notice Office by Noon (New York City time) at least two (2) Business Days prior to the Closing Date if the requested Term Loans consist of Eurodollar Loans (or by Noon (New York City time) at least one (1) Business Day prior to the Closing Date if the requested Term Loans shall consist strictly of Base Rate Loans) which notice shall be irrevocable and shall be given by the Borrower substantially in the form of Exhibit A-1 hereto, appropriately completed to specify (a) the aggregate principal amount of the Term Loans to be made on such date, (b) the date of disbursement of the Term Loans and (c) whether such Term Loans shall consist of Base Rate Loans or Eurodollar Loans. Unless the Borrower shall have provided a copy of the notice of borrowing directly to each Term Lender contemporaneously with the notice provided to the Administrative Agent and identified therein each Term Lender’s proportionate share of the Term Loans to be made, the Administrative Agent shall promptly give each Term Lender notice of the proposed Borrowing, of such Term Lender’s proportionate share thereof and of the other matters required by the immediately preceding sentence to be specified in the notice of borrowing.

(b) The Borrower may borrow under the Revolving Commitments during the Revolving Commitment Period on any Business Day, provided that the Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to Noon (New York City time), (i) three (3) Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) one (1) Business Day prior to the requested Borrowing Date, in the case of Base Rate Loans) (provided that any such notice of a Borrowing of Base Rate Loans under the Revolving Facility to finance payments required by Section 2.20(d) may be given not later than Noon(New York City time) on the date of the proposed Borrowing), specifying (i) the amount and Type of Revolving Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Eurodollar Loans, the respective amounts of each such Type of Revolving Loan and the respective lengths of the initial Interest Period therefor. Any Revolving Loans made on the Closing Date shall initially be Base Rate Loans. Each Borrowing under the Revolving Commitments (other than a Borrowing under the Revolving Facility to finance payments required by Section 2.20(d)) shall be in an amount equal to $500,000 or an integral multiple of $250,000 in excess thereof (or, if the then aggregate Available Revolving Commitments are less than $500,000, such lesser amount).

2.3. Pro Rata Borrowings; Availability. The Loans shall be incurred ratably among the Lenders based upon the amount of their respective Term Percentages and Revolving Percentages, as the case may be. It is agreed that no Lender shall be responsible for any default by any other Lender of its obligation to make a Loan hereunder and that each Lender shall be obligated to make the Loans regardless of the failure of any other Lender to make a Loan.

2.4. Disbursement of Funds. Upon receipt of any Borrowing Notice, the Administrative Agent shall promptly notify each Lender thereof. Subject to the terms and conditions hereof, no later than 1:00 p.m. (New York City time) on any Borrowing Date with respect to Loans, each Lender will make available, through its Applicable Lending Office, its pro rata portion of the aggregate amount of the Loans requested to be made on such Borrowing Date in U.S. Dollars and in immediately available funds at the Payment Office of the Administrative Agent, and the Administrative Agent will hold the aggregate of the amounts so made available by the Lenders for application to the purposes and in the manner set forth in Section 4.7. No later than 2:00 p.m., (New York City time), on any Borrowing Date with respect to Loans the Administrative Agent shall deposit such funds as provided in the applicable Borrowing Notice. Unless the Administrative Agent shall have been notified by any Lender prior to the date of Borrowing of the Loans that such Lender does not intend to make available to the Administrative Agent such Lender’s portion of Loans on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date, and the Administrative Agent may (but shall have no obligation to), in reliance upon such assumption, make available to the Borrower a corresponding amount. If such Lender’s portion of the Loans is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender on demand. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover on demand from such Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower until the date such corresponding amount is recovered by the Administrative Agent, at a rate equal to (a) if such amount is recovered from such Lender, the daily average Federal Funds Effective Rate, and (b) if such amount is recovered from the Borrower, the then applicable rate of interest as provided herein. Nothing in this Section 2.4 shall be deemed to relieve any Lender from its obligation to make a Loan hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any failure by such Lender to make Loans hereunder.

2.5. Evidence of Obligations and Notes.

(a) Each Lender will maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender as a result of the Loans of such Lender, including the amounts of principal, interest and other amounts payable and paid to such Lender from time to time under this Credit Agreement and the Notes. The entries made by each Lender pursuant to the foregoing sentence shall constitute prima facie evidence of the existence and amounts of the Loans and other Obligations therein recorded; provided, however, that the failure of any Lender to maintain such account or accounts, or any error therein, shall not in any manner affect the obligations of the Borrower to repay or pay the Loan made by such Lender, accrued interest thereon and the other Obligations of the Borrower to such Lender hereunder in accordance with the terms of this Credit Agreement.

(b) At the request of any Lender, the Borrower’s obligation to pay the principal of, and interest on, the Loans made by such Lender shall be evidenced by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B hereto with blanks appropriately completed in conformity herewith (each, a “Note” and, collectively, the “Notes”).

2.6. Conversions and Continuations.

(a) Subject to the provisions of Sections 2.1, 2.10 and 2.13, the Borrower shall have the option to convert on any Business Day all or any portion of the principal amount of the Loans of one Type into Loans of another Type (or select a different Interest Period for existing Eurodollar Loans); provided, however, that (a) Loans may not be so converted to another Type unless the aggregate principal amount of the portion of the Loans to be so converted equals U.S.$1,000,000 or an integral multiple of U.S.$100,000 in excess thereof, (b) no conversion of all or any portion of the Loans which is a Eurodollar Loan may be effected on any day other than the last day of an Interest Period applicable to such Eurodollar Loan, unless the Borrower pays all amounts owing under Section 2.12 as a result of such conversion, (c) no partial conversion of any portion of the Loan which is a Eurodollar Loan shall reduce the outstanding principal amount of such Eurodollar Loans made pursuant to a single Borrowing to less than U.S.$1,000,000, (d) a Base Rate Loan under the Term Facility or the Revolving Facility, as applicable, may not be converted into a Eurodollar Loan if an Event of Default has occurred and is continuing on the date of conversion and the Administrative Agent or the Majority Facility Lenders in respect of the Term Facility or the Revolving Facility, as applicable, have determined in its or their sole discretion not to permit such conversions, and (e) no conversion pursuant to this Section 2.6 shall result in a greater number of Interest Periods than six (6) separate Interest Periods at any time outstanding. Each such conversion shall be effected by the Borrower by giving the Administrative Agent at its Notice Office prior to 11:00 a.m. (New York City time) at least three (3) Business Days’ prior notice (each a “Notice of Conversion”), which notice shall be irrevocable and shall specify (i) the principal amount of the portion of the Loans to be so converted, (ii) the Borrowing or Borrowings pursuant to which such Loans were made, (iii) the Type of Loan from which such amount is being converted and the Type of Loan into which such amount will be converted and (iv) if such amount is to be converted into Eurodollar Loans (or if a different Interest Period is selected in respect of existing Eurodollar Loans), the Interest Period to be initially applicable thereto. The Administrative Agent shall give each Lender prompt notice of any such proposed conversion affecting any of its Loans.

(b) Subject to the provisions of Section 2.8, any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving at least three (3) Business Days’ irrevocable notice to the Administrative Agent of the length of the next Interest Period to be applicable to such Loan; provided that no Eurodollar Loan under the Term Facility or the Revolving Facility, as applicable, may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such conversions; provided, further, if such continuation is not permitted pursuant to the immediately preceding proviso such Loans shall be automatically converted to Base Rate Loans on the last day of such then expiring Interest Period. The Administrative Agent shall give each Lender prompt notice of any such proposed continuation affecting any of its Loans.

2.7. Interest.

(a) The Borrower agrees that interest in respect of the unpaid principal amount of each Base Rate Loan shall accrue from the date of Borrowing thereof until the earlier of (i) the maturity of such Base Rate Loan (whether by acceleration or otherwise), and (ii) the conversion of such Base Rate Loan to a Eurodollar Loan pursuant hereto, at a rate which shall be equal to the sum of (A) the Base Rate in effect from time to time and (B) the Applicable Margin, and the Borrower shall pay all such accrued interest on each Interest Payment Date or such earlier date on which the principal on which such interest accrued becomes due and payable (whether by acceleration or otherwise).

(b) Subject to Section 2.13, the Borrower agrees that interest in respect of the unpaid principal amount of each Eurodollar Loan shall accrue from the date of Borrowing thereof until the earlier of (i) the maturity of such Eurodollar Loan (whether by acceleration or otherwise), and (ii) the conversion of such Eurodollar Loan to an Base Rate Loan pursuant hereto, at a rate which shall, during each Interest Period applicable thereto, be equal to the sum of (A) the Eurodollar Rate in effect for such Interest Period and (B) the Applicable Margin, and the Borrower shall pay all such accrued interest on each Interest Payment Date or such earlier date on which the principal on which such interest accrued becomes due and payable (whether by acceleration or otherwise).

(c) (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2.00% or (y) in the case of Reimbursement Obligations, the rate applicable to Base Rate Loans under the Revolving Facility plus 2.00%, and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to Base Rate Loans under the Term Facility or the Revolving Facility, as applicable, plus 2.00% (or, in the case of any such other amounts that do not relate to the Term Facility or the Revolving Facility specifically, the rate then applicable to Base Rate Loans under the Revolving Facility plus 2.00%), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

(d) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Credit Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining the Eurodollar Rate.

2.8. Interest Periods.

(a) Loans shall only be maintained as, and/or converted into, Eurodollar Loans so long as all such outstanding Eurodollar Loans are subject to an interest period of one, two, three or six months or, to the extent available to each Lender of such Eurodollar Loan, twelve months or, with respect to the Term Loans made on the Closing Date, such other term as to which the Administrative Agent shall agree (an “Interest Period”), as selected by the Borrower in its Notice of Borrowing or any Notice of Conversion, as applicable. Interest Periods in respect of Loans which are Eurodollar Loans shall also be subject to the provisions of Section 2.8(b).

(b) The following limitations shall apply to any Interest Period applicable to a Loan which is a Eurodollar Loan:

(i) if any Interest Period in respect of a Loan begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

(ii) if any Interest Period in respect of a Loan would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

(iii) any Interest Period in respect of a Term Loan that would otherwise extend beyond the Term Loan Maturity Date shall end on the Term Loan Maturity Date;

(iv) any Interest Period in respect of a Revolving Loan that would otherwise extend beyond the Revolving Termination Date shall end on the Revolving Termination Date;

(v) no Interest Period of a Loan may extend beyond any date upon which a Scheduled Principal Payment is required to be made unless the aggregate principal amount of Base Rate Loans plus the aggregate principal amount of Eurodollar Loans outstanding having Interest Periods which end on or before such date shall be at least equal to or greater than the principal amount of such Scheduled Principal Payment; and

(vi) if upon the expiration of any Interest Period, the Borrower has failed to elect, a new Interest Period to be applicable to such Eurodollar Loans as provided above, effective as of the expiration date of such current Interest Period the Borrower shall be deemed to have elected to continue such Eurodollar Loans as a Loan of the same Type and duration as the Loan whose Interest Period has just expired, to the extent such conversion is not otherwise prohibited under Section 2.6.

2.9. Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Borrower Entity under any Financing Document shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Borrower Entity shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.9) the applicable recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by Borrower. The Borrower Entities shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Indemnification by the Borrower. The Borrower Entities shall jointly and severally indemnify each Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Lender or required to be withheld or deducted from a payment to such Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes, including interest, penalties and similar liabilities, attributable to such Lender’s failure to comply with the provisions of Section 9.11(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes, including interest, penalties and similar liabilities, attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Financing Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Financing Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e) Evidence of Payments. As soon as practicable after any payment of Taxes by any Borrower Entity to a Governmental Authority pursuant to this Section 2.9, such Borrower Entity shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) Status of Lenders. (a) Any Lender that is entitled to an exemption from or reduction of withholding Tax, with respect to payments made under this Credit Agreement or any Financing Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.9(f)(i)(A), (i)(B) and (i)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(i) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Lender that is not a U.S. Person shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Lender that is not a U.S. Person claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Financing Document, executed originals of the applicable IRS Form W-8 establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Financing Document, the applicable IRS Form W-8 establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of IRS Form W-8ECI;

(3) in the case of a Lender that is not a U.S. Person claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10-percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of the applicable IRS Form W-8; or to the extent a Lender that is not a U.S. Person is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, the applicable IRS Form W-8, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if such Lender is a partnership and one or more direct or indirect partners of such Lender are claiming the portfolio interest exemption, such Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;

(C) any Lender that is not a U.S. Person shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) If a payment made to a Lender hereunder or under any other Financing Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable, or those under an intergovernmental agreement entered into in connection with the implementation of Sections 1471 through 1474 of the Code), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.9(f)(i)(D), “FATCA” shall include any amendments made to FATCA after the date of this Credit Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

On or before the date any successor or replacement Administrative Agent which is not a U.S. Person becomes the Administrative Agent hereunder, it shall provide to the Borrower two properly executed originals of IRS Form W-8ECI and a U.S. branch withholding certificate on IRS Form W-8IMY (in each case, or any subsequent versions thereof or successor thereto) evidencing its agreement with the Borrower to be treated as a U.S. Person.

(g) Treatment of Certain Refunds. If any Lender Party, determines in its sole discretion, exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.9, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.9 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of the Lender Party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Lender Party, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Lender Party in the event the Lender Party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 2.9 shall not be construed to require any Lender Party to make available its tax returns (or any other information relating to its Taxes which it deems confidential) to the Borrower or any other Person.

(h) Survival. Each party’s obligations under this Section 2.9 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under the Financing Documents.

(i) Issuing Lender as Lender. For purposes of this Section 2.9, the term “Lender” includes the Issuing Lender.

2.10. Illegality.

(a) If any Lender reasonably determines that the introduction of any Law, or any Change in Law, or in the interpretation or administration of any Law, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Lender or its Applicable Lending Office to make a Eurodollar Loan, then, on notice thereof by the Lender to the Borrower through the Administrative Agent, any obligation of that Lender to fund such Loan as a Eurodollar Loan shall be suspended until the Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.

(b) If a Lender reasonably determines that it is unlawful to maintain a Eurodollar Loan, the Borrower shall, upon its receipt of notice of such fact and demand from such Lender (with a copy to the Administrative Agent), convert the then outstanding Eurodollar Loan, as applicable, of such Lender into a Base Rate Loan.

(c) If the obligation of any Lender to make or maintain Eurodollar Loans has been so terminated or suspended, the Borrower may elect, by giving notice to such Lender through the Administrative Agent, that all Loans which would otherwise be made by such Lender as Eurodollar Loans, as applicable, shall instead be Base Rate Loans.

(d) Before giving notice to the Administrative Agent under this Section, the affected Lender shall designate a different Applicable Lending Office with respect to its Eurodollar Loans, as applicable, if such designation will avoid the need for giving such notice or making such demand and will not, in the reasonable judgment of such Lender, be illegal or otherwise materially disadvantageous to such Lender, provided that the Borrower shall reimburse the affected Lender for any reasonable fees, costs and expenses or documented losses (whether or not material) incurred by such Lender in connection with such designation.

2.11. Increased Costs and Reduction of Return.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate);

(ii) subject any Lender to any Tax of any kind whatsoever (other than Indemnified Taxes, Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and Connection Income Taxes) with respect to this Credit Agreement or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof; or

(iii) impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Credit Agreement or Eurodollar Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan or issuing or participating in Letters of Credit (or of maintaining its obligation to make any such Loan or issuing or participating in Letters of Credit), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender, on demand, such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered. Promptly after the Lender has determined that it will make a request for increased compensation pursuant to this Section 2.11(a), such Lender shall notify the Borrower thereof (provided that failure to so notify the Borrower shall not constitute a waiver of such Lender’s right to demand compensation).

(b) Capital or Liquidity Requirements. If any Lender determines that (i) any Change in Law affecting such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, or the interpretation or application thereof or (ii) compliance by such lender or such Lender’s holding company, if any, with any request or directive regarding capital or liquidity requirements (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof, in either case has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence this Credit Agreement or under or in respect of any Letter of Credit, or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy or liquidity) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Notwithstanding anything herein to the contrary, (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a change in law, regardless of the date enacted, adopted, issued or implemented.

2.12. Funding Losses. The Borrower shall reimburse each Lender and hold each Lender harmless from any loss or expense which the Lender may sustain or incur as a consequence of:

(a) the failure of the Borrower to make on a timely basis any scheduled payment of principal of any Loan;

(b) the failure of the Borrower to borrow or convert a Loan after the Borrower has given (or is deemed to have given) a Notice of Borrowing or a Notice of Conversion;

(c) the failure of the Borrower to make any prepayment in accordance with any notice delivered under Section 6.2;

(d) the prepayment or repayment (including pursuant to Section 6.1 or 6.2) or other payment (including after acceleration thereof) of a Eurodollar Loan or a replacement of a Lender with outstanding Eurodollar Loans pursuant to Section 2.15(b), on a day that is not the last day of the relevant Interest Period; or

(e) the conversion of any Eurodollar Loan on a day that is not the last day of an Interest Period;

including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its Loan or from fees payable to terminate the deposits from which such funds were obtained; provided, however, that any request or demand pursuant to this Section shall be accompanied by evidence of such loss or expense.

2.13. Inability to Determine Rates. If, prior to the first day of any Interest Period for Eurodollar Loans:

(a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(b) the Administrative Agent shall have received notice from the Majority Facility Lenders in respect of the Term Facility or the Revolving Facility, as applicable, that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans under the Term Facility or the Revolving Facility, as applicable, requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (y) any Loans under the Term Facility or the Revolving Facility, as applicable, that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as Base Rate Loans and (z) any outstanding Eurodollar Loans under the Term Facility or the Revolving Facility, as applicable, shall be converted, on the last day of the then-current Interest Period, to Base Rate Loans. Until such notice has been withdrawn by the Administrative Agent, no Eurodollar Loans under Term Facility or the Revolving Facility, as applicable, shall be made or continued, and the Borrower shall not have the right to convert Loans to Eurodollar Loans. Once such notice has been withdrawn, the Borrower may resume borrowings of, and conversions to, Eurodollar Loans under the Term Facility or the Revolving Facility, as applicable, as provided elsewhere in this Credit Agreement.

2.14. Survival. The agreements and obligations of the Borrower in Sections 2.10, 2.11 and 2.12 shall survive the payment of the Loans, the Notes and all other Obligations.

2.15. Alternate Offices, Minimization of Costs; Replacement of Lenders.

(a) Each Lender agrees that on the occurrence of any event giving rise to the operation of Section 2.9, 2.10 or 2.11 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another Applicable Lending Office for any Loans affected by such event with the object of avoiding the consequence of the event giving rise to the operation of such Section, provided that such designation is made on such terms that in the reasonable judgment of such Lender, such Lender and its Applicable Lending Office suffer no material economic, legal or regulatory disadvantage. Prior to taking any mitigating action described in the preceding sentence, the affected Lender shall notify the Borrower of any fees, costs, expenses or losses (whether or not material) which would be incurred by such Lender in taking such mitigating action (the “Mitigation Costs”) and, upon the Borrower’s written notice to such Lender requesting that such Lender take such mitigating actions, the Lender shall take such actions and the Borrower shall promptly reimburse the affected Lender for such Mitigation Costs. Nothing in this Section 2.15(a) shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Sections 2.9, 2.10 and 2.11.

(b) If and with respect to each occasion that a Lender (i) makes a demand for compensation pursuant to Sections 2.9, 2.10 or 2.11 or (ii) becomes a Defaulting Lender, the Borrower may upon at least five (5) Business Days’ prior irrevocable written notice to such Lender and the Administrative Agent, in whole permanently replace such Lender at par with one or more other Eligible Assignees; provided that (A) no Event of Default has occurred and is continuing at the time of such proposed replacement of such Lender and (B) where applicable, prior to any such replacement, the Lender proposed to be replaced has not changed its Applicable Lending Office with the effect of eliminating the relevant adverse event. Such replacement Lender shall, upon the effective date of replacement, purchase the Obligations owed to such replaced Lender for the aggregate amount thereof, pay the Administrative Agent a processing fee in the amount of U.S. $3,500 and shall thereupon for all purposes become a “Lender” hereunder. In the event of any such replacement, (i) the replacement Lender and the replaced Lender shall execute and deliver to the Administrative Agent an Assignment and Assumption evidencing such replacement substantially in the form of Exhibit D-1 or otherwise reasonably satisfactory to the Administrative Agent and the Borrower and any other related documentation reasonably requested by the Administrative Agent, including such withholding tax certificates from the replacement Lender as may be appropriate pursuant to Section 2.9, (ii) the Borrower shall, if requested by such replacement Lender, execute and deliver to such replacement Lender new Notes in a principal amount equal to such replacement Lender’s Loans and the replaced Lender shall return to the Borrower any Note issued to it in the amount of such replaced Lender’s Loans and (iii) the Administrative Agent may amend Annex I attached hereto to reflect the Loans of the Lenders following such assignment. On the effective date of any replacement of such Lender’s Loans pursuant to this Section 2.15, the Borrower shall pay to the Administrative Agent for the account of such Lender proposed to be replaced (without duplication of any such amounts paid by the applicable replacement Lender) (1) any accrued but unpaid fees and other amounts owing to such Lender to the date of such replacement; (2) accrued interest on the principal amount of outstanding Loans held by such Lender to the date of such replacement and (3) the amount or amounts payable to such Lender pursuant to each of

Section 2.9, 2.10, 2.11 or 2.12, as applicable. The Borrower shall remain liable to such replaced Lender for any loss or expense that such Lender may sustain or incur as a consequence of repayment of such Lender’s Loans as provided in Section 2.12 (unless such Lender has defaulted on its obligation to fund a Loan hereunder). Upon the effective date of repayment of any Lender’s Loans pursuant to this Section 2.15, such Lender shall cease to be a Lender hereunder. No such purchase of such Lender’s Loans, pursuant to this Section 2.15 shall affect (1) any liability or obligation of the Borrower or any other Lender to such replaced Lender which accrued on or prior to the date of such termination or (2) such replaced Lender’s rights hereunder in respect of such liability or obligation or any such Lender’s rights under the indemnification provisions under this Credit Agreement, which shall survive as to such replaced Lender.

2.16. Extension of Loans.

(a) The Borrower may at any time and from time to time request that all or a portion of the Loans (“Existing Loans”) be amended to extend the scheduled final maturity date thereof (any such Loans which have been so extended, “Extended Loans”) and to provide for other terms consistent with this Section 2.16. Prior to entering into any Extension Agreement with respect to any Extended Loans, the Borrower shall provide written notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders) (a “Loan Extension Request”) setting forth the proposed terms of the Extended Loans to be established, which terms shall be identical to the Existing Loans except (x) the scheduled final maturity date shall be extended and all or any of the scheduled amortization payments of all or a portion of any principal amount of such Extended Loans may be delayed to later dates than the scheduled amortization of principal of the Loans (with any such delay resulting in a corresponding adjustment to any scheduled amortization payments with respect to the Existing Loans from which such Extended Loans were extended, in each case as more particularly set forth Section 2.16(c) below) and (y) (A) the interest margins with respect to the Extended Loans may be higher or lower than the interest margins for the Existing Loans and/or (B) additional fees may be payable to the Lenders providing such Extended Loans in addition to or in lieu of any increased margins contemplated by the preceding clause (A), in each case, to the extent provided in the applicable Extension Agreement.

(b) The Borrower shall provide the applicable Loan Extension Request at least 10 Business Days prior to the date on which Lenders under the applicable Existing Loans are requested to respond. Any Lender (an “Extending Lender”) wishing to have all or a portion of its Existing Loans subject to such Extension Request converted into Extended Loans shall notify the Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Existing Loans subject to such Extension Request that it has elected to convert into Extended Loans. In the event that the aggregate principal amount of the Existing Loans subject to Extension Elections exceeds the principal amount of the Extended Loans requested pursuant to the Extension Request, Existing Loans subject to Extension Elections shall be converted to Extended Loans on a pro rata basis based on the amount of Existing Loans included in each such Extension Election.

(c) Extended Loans shall be established pursuant to an amendment (an “Extension Agreement”) to this Credit Agreement (which shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Loans established thereby) executed by the Borrower, the Guarantors, the Administrative Agent and the Extending Lenders. Notwithstanding anything to the contrary in this Section 2.16(c) and without limiting the generality or applicability of Section 9.10 to any Additional Agreements, any Extension Agreement may provide for additional terms and/or additional amendments other than those referred to or contemplated above (any such additional terms and/or amendments, an “Additional Agreement”) to this Credit Agreement and the other Financing Documents; provided that such Additional Agreements do not become effective prior to the time that such Additional

Agreements have been consented to (including pursuant to (1) consents applicable to additional Guarantors provided for in any joinder agreement and (2) consents applicable to Extending Lenders provided for in any Extension Agreement) by such of the Lenders, Guarantors and other parties (if any) as may be required in order for such Additional Agreements to become effective in accordance with Section 9.10. In connection with any Extension Agreement, the Borrower shall deliver an opinion of counsel reasonably acceptable to the Administrative Agent (i) as to the enforceability of this Credit Agreement as amended by the Extension Agreement, and such of the other Financing Documents (if any) as may be amended thereby and (ii) as to any other matters reasonably requested by the Administrative Agent.

(d) Notwithstanding anything to the contrary herein, no Lender shall be obligated to extend its Loans unless it so agrees in writing.

2.17. Commitment Fees. The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee for the period from and including the date hereof to (but excluding) the last day of the Revolving Commitment Period (or, if the Revolving Commitments are terminated or expire prior to such date, as of the date of such termination or expiration), computed at the Commitment Fee Rate on the actual daily amount of the Available Revolving Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on each Quarterly Date, commencing on the first such date to occur after the date hereof.

2.18. Termination or Reduction of Revolving Commitments. The Borrower shall have the right, upon not less than three (3) Business Days’ notice to the Administrative Agent, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments. Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Revolving Commitments then in effect.

2.19. Defaulting Lenders. Notwithstanding any provision of this Credit Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unfunded portion of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.17 and the Defaulting Lenders shall not be entitled to receive (and Borrower shall not be obligated to pay) such fees to any Defaulting Lender;

(b) the Revolving Commitment and Revolving Extensions of Credit of such Defaulting Lender shall not be included in determining whether the Required Lenders or the Majority Facility Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.10); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of all Lenders or each Lender affected thereby;

(c) if any L/C Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i) all or any part of the L/C Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Revolving Percentages but only to the extent the sum of all non-Defaulting Lenders’ Revolving Extensions of Credit plus such Defaulting Lender’s L/C Exposure does not exceed the total of all non-Defaulting Lenders’ Revolving Commitments;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent, cash collateralize for the benefit of the Issuing Lender only the Borrower’s obligations corresponding to such Defaulting Lender’s L/C Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 7.2(b) for so long as such L/C Exposure is outstanding;

(iii) if the Borrower cash collateralizes any portion of such Defaulting Lender’s L/C Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.20(c)(i) with respect to such Defaulting Lender’s L/C Exposure during the period such Defaulting Lender’s L/C Exposure is cash collateralized;

(iv) if the L/C Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.17 and Section 2.20(c)(i) shall be adjusted in accordance with such non-Defaulting Lenders’ Revolving Percentages; and

(v) if all or any portion of such Defaulting Lender’s L/C Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Lender or any other Lender hereunder, all fees payable under Section 2.20(c)(i) with respect to such Defaulting Lender’s L/C Exposure shall be payable to the Issuing Lender until and to the extent that such L/C Exposure is reallocated and/or cash collateralized; and

(d) so long as such Lender is a Defaulting Lender, the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding L/C Exposure will be 100% covered by the Revolving Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.19(c), and participating interests in any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.19(c)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event with respect to a Lender Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Issuing Lender has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless the Issuing Lender, shall have entered into arrangements with the Borrower or such Lender, satisfactory to the Issuing Lender to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Borrower and the Issuing Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the L/C Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Revolving Percentage.

Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity or otherwise) or received by the Administrative Agent from a Defaulting Lender shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by a Defaulting Lender to the Issuing Lender; third, to cash collateralize the Issuing Lender’s fronting exposure with respect to such Defaulting Lender; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Credit Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans and Letter of Credit under this Credit Agreement; sixth, to the payment of any amounts owing to the Lenders or Issuing Banks as a result of any final and non-appealable judgment of a court of competent jurisdiction obtained by any Lender or Issuing Bank, against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Credit Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Credit Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

If the Borrower, the Administrative Agent and the Issuing Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will cease to be a Defaulting Lender and that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their Aggregate Exposure Percentages; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.20. Letters of Credit.

(a) L/C Commitments. Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Revolving Lenders set forth in Section 2.20(d), agrees to issue standby letters of credit denominated in U.S. Dollars (“Letters of Credit”) for the account of the Borrower on any Business Day during the Revolving Commitment Period in such form as may be approved from time to time by the Issuing Lender; provided that the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Exposure would exceed the L/C Commitment or (ii) the aggregate amount of the Available Revolving Commitments would be less than zero. Each Letter of Credit shall (i) be denominated in Dollars and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is five (5) Business Days prior to the Revolving Termination Date, provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above); provided further that unless otherwise directed by the applicable Issuing Lender, the Borrower shall not be required to make a specific request to such Issuing Lender for any such renewal. The Issuing Lender shall not at any time be obligated to issue any Letter of Credit if (i) such issuance would conflict with, or cause the Issuing Lender to exceed any limits imposed by, any applicable requirement of Law (including any order, judgment or decree of any Governmental Authority or arbitrator shall that by its terms purports to enjoin or restrain the Issuing Lender from issuing the Letter of Credit, or any Law applicable to the Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Lender shall prohibit, or request that the Issuing Lender refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon the Issuing Lender with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Lender is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Lender any unreimbursed loss, cost or expense (for which the Issuing Lender is not otherwise compensated hereunder) which was not applicable on the Closing Date and which the Issuing Lender in good faith deems material to it) or (ii) the issuance of the Letter of Credit would violate one or more policies of the Issuing Lender in effect on the Closing Date applicable to letters of credit generally.

(b) Procedures for Issuance of Letters of Credit. The Borrower may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender at its address for notices specified herein an Application therefor, completed to the reasonable satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may request. Upon receipt of any Application, the Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three (3) Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Lender and the Borrower. The Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower promptly following the issuance thereof. The Issuing Lender shall promptly furnish to the Administrative Agent notice of the issuance of each Letter of Credit (including the amount thereof). In the case of a request for an initial issuance of a Letter of Credit, such Application shall specify in form and detail satisfactory to the Issuing Lender: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other related matters as the L/C Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Application shall specify in form and detail satisfactory to the Issuing Lender (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other related matters as the L/C Issuer may reasonably require. Additionally, the Company shall furnish to the Issuing Lender and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment as the Issuing Lender and the Administrative Agent may require.

(c) Fees and Other Charges.

(i) The Borrower will pay a fee on all outstanding Letters of Credit at a rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Revolving Facility, shared ratably among the Revolving Lenders and payable quarterly in arrears on each Quarterly Date after the issuance date. In addition, the Borrower shall pay to the Issuing Lender for its own account a fronting fee of 0.125% on the undrawn and unexpired amount of each Letter of Credit, payable quarterly in arrears on each Quarterly Date after the issuance date.

(ii) In addition to the foregoing fees, the Borrower shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

(iii) Each Lender having a Revolving Commitment shall be responsible for its pro rata share (based on such Lender’s Revolving Percentage) of any and all reasonable out-of-pocket costs, expenses (including, without limitation, reasonable legal fees) and disbursements which may be incurred or made by the Issuing Lender in connection with the collection of any amounts due under, the administration of, or the presentation or enforcement of any rights conferred by any Letter of Credit, the Borrower’s or any guarantor’s obligations to reimburse or otherwise. In the event the Borrower shall fail to pay such expenses of the Issuing Bank within ten (10) days after demand for payment by the Issuing Lender, each Lender having a Revolving Commitment shall thereupon pay to the Issuing Lender its pro rata share (based on such Lender’s Revolving Loan Commitment Ratio) of such expenses within five (5) days from the date of the Issuing Lender’s notice to the Lenders having a Revolving Commitment of the Borrower’s failure to pay; provided, however, that if the Borrower or any guarantor shall thereafter pay such expense, the Issuing Lender will repay to each Lender having a Revolving Percentage the amounts received from such Lender hereunder.

(d) LC Participation; Reimbursement Obligation of the Borrower. (i) The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Percentage in the Issuing Lender’s Fronting Exposure. The Borrower hereby agrees to, within one Business Day, reimburse the Issuing Lender for amounts paid by the Issuing Lender in respect of draws under a Letter of Credit. In order to facilitate such repayment, the Borrower hereby irrevocably requests the Lenders having a Revolving Commitment, and such Lenders hereby severally agree, with respect to any drawing under a Letter of Credit, to make a Revolving Loan (which Loan may be a Eurodollar Loan if the Borrower so requests in a timely manner or may be converted to a Eurodollar Loan as provided in this Credit Agreement) to the Borrower on each day on which a draw is made under any Letter of Credit and in the amount of such draw, and to pay the proceeds of such Loan directly to the Issuing Lender to reimburse the Issuing Lender for the amount paid by it upon such draw, without reduction for any set-off or counterclaim of any nature whatsoever and regardless of whether any Default or Event of Default then exists or would be caused thereby. The obligation of each Lender having a Revolving Commitment to make payments to the Issuing Lender in accordance with this Section 2.20 shall be absolute and unconditional and no such Lender shall be relieved of its obligations to make such payments by reason of noncompliance by any other Person with the terms of the Letter of Credit or for any other reason. Any overdue amounts payable by the Lenders having a Revolving Commitment to the Issuing Lender in respect of a draw under any Letter of Credit shall bear interest, payable on demand, at the Federal Funds Rate. The Borrower agrees that each Loan by the Lenders having a Revolving Commitment to reimburse the Issuing Lender for draws under any Letter of Credit, shall, for all purposes hereunder, be deemed to be a Loan under the Revolving Commitment to the Borrower and shall be payable and bear interest in accordance with all other Revolving Loans to the Borrower.

(e) Obligations Absolute. The Borrower’s obligations under this Section 2.20 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against the Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees with the Issuing Lender that the Issuing Lender shall not be responsible for, and the Borrower’s Reimbursement Obligations under Section 2.20(d) shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Issuing Lender. The Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct, shall be binding on the Borrower and shall not result in any liability of the Issuing Lender to the Borrower.

(f) Letter of Credit Payments. If any draft shall be presented for payment under a Letter of Credit, the applicable Issuing Bank shall promptly notify the Borrower of the date and amount thereof. The responsibility of the Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

(g) Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 2.20, the provisions of this Section 2.20 shall apply.

(h) Notice to Revolving Lenders. At such time as the Administrative Agent shall be notified by the Issuing Lender that the beneficiary under any Letter of Credit has drawn on the same, the Administrative Agent shall promptly notify the Borrower and each Lender with a Revolving Commitment, by telephone or telecopy, of the amount of the draw and, in the case of each Lender with a Revolving Commitment, such Lender’s portion of such draw amount as calculated in accordance with its Revolving Percentage.

(i) Auto-Extension Letter of Credit. If the Borrower so requests in any applicable Application, the Issuing Lender may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the Issuing Lender to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the Issuing Lender, the Borrower shall not be required to make a specific request to the Issuing Lender for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the Issuing Lender to permit, in its sole discretion, the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date.

(j) Applicability of ISP and UCP; Limitation of Liability. Unless otherwise expressly agreed by the Issuing Lender and the Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit.

SECTION 3. CONDITIONS PRECEDENT.

3.1. Conditions to Closing and Loans. The obligation of any Lender to make a Term Loan and a Revolving Loan on the Closing Date shall be subject to the satisfaction of the following conditions precedent.

(a) Financing Documents. Each of the Financing Documents shall have been duly authorized, executed and delivered by each party thereto. The Administrative Agent shall have received an original of each such Financing Document delivered on the Closing Date and a disk containing conformed copies or executed versions of each Material Project Document. Each Material Project Document shall be in full force and effect.

(b) Charter Documents. The Administrative Agent shall have received the following documents, each certified as indicated below:

(i) a copy of the Charter Documents of each of the Guarantors, the Borrower and the Sponsor as in effect on the Closing Date, certified by the Secretary of State or other appropriate public official of the state of its incorporation or organization, and a certificate as to the good standing of each of the Guarantors, the Borrower and the Sponsor from the appropriate public official of the jurisdiction of its incorporation, organization or formation, dated as of a date no earlier than 15 days prior to the Closing Date;

(ii) a certificate of an Authorized Officer of each of the Guarantors, the Borrower and the Sponsor dated the Closing Date, certifying (A) that attached thereto is a true and complete copy of the Charter Documents of such Person, as in effect at all times from the date on which the resolutions referred to in clause (B) below were adopted to and including the date of such certificate, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors (or other equivalent body) or evidence of all partnership, corporate or limited liability company or membership action, as the case may be, of such Person, authorizing the execution, delivery and performance of the Financing Documents and the Material Project Documents to which such Person is or is intended to be a party, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, and (C) the name, incumbency and specimen signature of each officer of such Person executing the Financing Documents to which such Person is intended to be a party and each other document to be delivered by such Person from time to time in connection therewith (and the Lender Parties may conclusively rely on such certificate until the Administrative Agent receives a replacement certificate in the form described in this clause (C) from such Person); and

(iii) a certificate of another Authorized Officer of each of the Guarantors and the Borrower as to the name, incumbency and specimen signature of the Authorized Officer of such Person that signed the certificate referred to in (ii) above.

(c) Insurance. The Administrative Agent shall have received certificates from an internationally recognized insurance broker, with respect to each policy of insurance required to be in effect pursuant to Section 5.9 hereof (it being understood that the levels of maintained insurance set forth in Schedule 5.9 (excluding exceptions approved by the Administrative Agent for property insurance deductibles, the placement of business interruption insurance and self-insured retentions for applicable liability insurance policies (such exceptions, the “Closing Date Insurance Exceptions”) shall be reasonably acceptable to the Administrative Agent) and the designation of the Collateral Agent loss payee and the Secured Parties as additional insureds, as applicable, thereunder to the extent required by Section 5.9 hereof. In addition, the Administrative Agent shall have received a report from the Insurance Advisor, dated as of the Closing Date, determined by them to be reasonably satisfactory stating that, in its opinion, all insurance policies required to be maintained (or caused to be maintained) by the Borrower and the Guarantors pursuant to Section 5.9 hereof (excluding Closing Date Insurance Exceptions) have been obtained and are in full force and effect on the Closing Date and such insurance policies comply in all respects with the requirements of Section 5.9 hereof.

(d) Reports. The Administrative Agent shall have received a report of (i) the Independent Engineer and (ii) the Independent Marketing Consultant, in each case, reasonably acceptable to the Administrative Agent and as to such matters as the Administrative Agent shall reasonably request, together with a reliance letter dated as of the Closing Date.

(e) Filings, Registrations and Recordings. Any document required to be filed, registered, notarized or recorded in order to create and perfect (or, in the case of real property, cause to be valid) the Security Interests as first priority Liens (subject only, in the case of Collateral other than Pledged Collateral, to Permitted Liens, and in the case of Pledged Collateral, to Liens arising by operation of Law) shall have either (i) been executed and delivered to the Administrative Agent for filing or recording in form and substance satisfactory to the Administrative Agent, or (ii) been properly filed, registered, notarized or recorded in each office in each jurisdiction in which such filings, registrations, notarizations and recordations are required, and any other action required in the reasonable judgment of the Administrative Agent to perfect (or, in the case of real property, cause to be valid) such Security Interests as such first priority Liens (subject only, in the case of Collateral other than Pledged Collateral, to Permitted Liens, and in the case of Pledged Collateral, to Liens arising by operation of Law) shall have been effected. The Administrative Agent shall have received (with respect to any filings described in (ii) above) acknowledgment copies or other evidence reasonably satisfactory to it that all necessary filing, notarization, recording and other fees and all taxes and expenses related to such filings, notarizations, registrations and recordings have been paid in full.

(f) Perfection by Possession; Delivery of Possession of Collateral. All Collateral, which, pursuant to applicable Law, must be delivered to the Collateral Agent (i) to achieve priority over another method of perfection such as filing or (ii) in order to perfect the Security Interest therein as a first priority Lien (subject only, in each such case, to Liens arising by operation of Law) (including any letters of credit or bonds for which the Borrower or any of the Subsidiary Guarantors is the beneficiary) shall have been delivered to the Collateral Agent.

(g) Borrower’s Certificate and Guarantors’ Certificate. (A) The representations and warranties of the Borrower contained in Section 3.2(a) hereof and the representations and warranties of the Borrower set forth in each of the other Financing Documents to which the Borrower is a party shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date (or, if stated to have been made solely as of an earlier date, were true and correct in all material respects as of such earlier date), (B) all Financing Documents shall be in full force and effect under the terms and conditions set forth in such Financing Documents, and (C) no Default or Event of Default shall have occurred and be continuing, and each Lender shall have received an original counterpart of a certificate of an Authorized Officer of the Borrower, dated the Closing Date, certifying the foregoing.

(i) (A) The representations and warranties of the Guarantors contained in Section 3.2(a) hereof and the representations and warranties of the Guarantors set forth in each of the other Financing Documents to which any of the Guarantors is a party shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date (or, if stated to have been made solely as of an earlier date, were true and correct in all material respects as of such earlier date), and (B) each of the Guarantors shall be in compliance with all of its agreements contained in any Financing Documents and the Material Project Documents to which it is a party, and each Lender shall have received a certificate signed by an Authorized Officer of each Guarantor, dated the Closing Date, certifying the foregoing.

(h) Financial Information, etc. The Administrative Agent shall have received (i) copies of the unaudited consolidated financial statements of the Subsidiary Guarantors, consisting of balance sheets and statements of income, and member’s equity prepared in accordance with U.S. GAAP, as of and for (x) the period from April 1 through December 31, 2012, (y) the fiscal year ending December 31, 2013 and (z) the fiscal quarter ending March 31, 2014 (collectively, the “Historical Financials”), and (ii) a certificate from the chief financial officer or other Authorized Officer of the Borrower dated the Closing Date, to the effect that, to the best of such officer’s knowledge, (A) the Historical Financials are true, complete and correct in all material respects, and (B) since the date of the Historical Financials, there has not been any material adverse change in the financial condition, operations, Property or business of the Subsidiary Guarantors taken as a whole.

(i) Base Case Projections; Operating Budget. The Administrative Agent shall have received (i) the Base Case Projections, (ii) the Financial Model (delivered on disk in a format preserving its modeling capabilities) and (iii) the Operating Budget for the Borrower for the 2014 Operating Year, in form and substance reasonably satisfactory to the Administrative Agent.

(j) Legal Opinions. The Administrative Agent shall have received original counterparts of the following legal opinions, which legal opinions shall be dated the Closing Date and addressed to each Lender Party:

(i) A legal opinion of Sidley Austin LLP, counsel to the Borrower, the Guarantors and the Sponsor, in form, scope and substance reasonably satisfactory to the Administrative Agent.

(ii) A legal opinion of Jackson Walker L.L.P., special Texas local counsel to the Borrower and the Guarantors, in form, scope and substance reasonably satisfactory to the Administrative Agent.

(iii) A legal opinion of Ballard Spahr LLP, special Pennsylvania counsel to the Sponsor and the Borrower Entities, in form, scope and substance reasonably satisfactory to the Administrative Agent.

(k) Environmental Matters. The Administrative Agent shall have received a Phase I Environmental Site Assessment with respect to each of the Projects prepared by Environmental Consulting and Technology Inc., in form, scope and substance reasonably satisfactory to the Administrative Agent (the “Environmental Reports”).

(l) Property. The Administrative Agent shall have received evidence reasonably satisfactory to it that the Subsidiary Guarantors own good and valid fee simple title, leasehold, easement (servitude), sub-easement or other interest in the relevant Land, as applicable, and other real properties (including leases, easements, licenses and other rights) (if any), necessary to operate the relevant Project, free and clear of all Liens other than Permitted Liens.

(m) Fees. The Borrower shall have paid, or made arrangements satisfactory to the Lenders to pay, all fees, costs and charges payable by it (including legal fees and expenses) under the Engagement Letter and the other Financing Documents on or prior to the Closing Date, from the funding of the Term Loans to be paid upon the occurrence of such funding.

(n) Notice of Borrowing. The Administrative Agent shall have received a Notice of Borrowing pursuant to and in compliance with Section 2.

(o) Notes. Each requesting Lender shall have received original Notes in respect of the Loans made by it, duly completed, executed and delivered by the Borrower, each of which shall (i) be dated the Closing Date, (ii) mature on the Term Loan Maturity Date or the Revolving Termination Date, as the case may be and (iii) bear interest as provided in Section 2.

(p) Mortgages; Title Insurance. The Administrative Agent shall have received:

(i) fully executed counterparts of the Mortgages, together with evidence that counterparts of the Mortgages have been delivered to the Title Insurance Company insuring the Lien of the Mortgages for recording in all places to the extent necessary or, in the reasonable opinion of the Administrative Agent, desirable to effectively create a valid and enforceable first priority deed of trust lien on each Mortgaged Property (subject only, in each such case, to Permitted Liens) and except as provided in the Intercreditor Agreement) in favor of the Collateral Agent (or such other trustee as may be required or desired under local law) for the benefit of the Secured Parties;

(ii) mortgagee title insurance policies or marked-up unconditional commitments for such insurance in connection with the respective Mortgaged Property issued by the Title Insurance Company for the benefit of the Secured Parties (the “Mortgage Policies”) in amounts reasonably satisfactory to the Administrative Agent insuring the Collateral Agent that the respective Mortgages on such Mortgaged Property are valid and subsisting first priority deed of trust liens on the applicable Subsidiary Guarantor’s interest in the respective Mortgaged Property, free and clear of all defects and encumbrances except Permitted Liens and such Mortgage Policies shall not contain a general survey exception (except (x) an exception for shortages in area, and (y) as to lakes and excess land) and shall otherwise be in form and substance reasonably satisfactory to the Administrative Agent and shall include, as appropriate, any available endorsements that the Administrative Agent in its reasonable discretion may request, shall not include a general exception for mechanics’ or any other exception for mechanic’s liens unless such liens would constitute Permitted Liens and shall provide for available affirmative insurance and such reinsurance (including direct access agreements) as the Administrative Agent in its discretion may reasonably request; and

(iii) (A) confirmation reasonably satisfactory to the Administrative Agent that the Projects are not comprised of any building (as defined below) or mobile home located in a “special flood hazard area” or (B) documentation evidencing flood insurance in such total amount as the Administrative Agent may reasonably require, if on the Closing Date the area in which any such building comprising any Project is designated a “special flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and otherwise in compliance with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time, together with confirmation that the Borrower has received the notice required pursuant to Section 208.25(i) of Regulation H. For the purposes hereof, “building” shall mean a walled and roofed structure, other than a gas or liquid storage tank, that is principally above ground and affixed to a permanent site, and a walled and roofed structure while in the course of construction, alteration or repair.

(q) Permits, Licenses and Approvals. The Administrative Agent shall have received certified copies (delivered on disk) of any Necessary Governmental Approvals.

(r) USA PATRIOT Act Information. At least five (5) days prior to the Closing Date, the Administrative Agent shall have received all documentation and other information required by bank regulatory authorities under the USA PATRIOT Act and any applicable “know-your-customer” and anti-money laundering rules and regulations.

(s) Account Funding. The Borrower shall have complied with its Closing Date funding obligations pursuant to Article III of the Account Agreement.

(t) Surveys. With respect to the Projects, an ALTA as-built survey shall have been delivered to the Administrative Agent in a form and substance reasonably acceptable to the Administrative Agent and the Collateral Agent; provided that with respect to any lakes and excess land a survey or plot shall be required, but such survey or plot does not have to meet ALTA standards.

(u) Credit Ratings. The Borrower shall have received a credit rating for the Term Loans from each of Moody’s and Standard and Poor’s.

3.2. Conditions to Each Extension of Credit. The obligations of any (a) Lender to make Loans (excluding, for the avoidance of doubt, any conversion or continuation thereof pursuant to Section 2.6 and any Loans made pursuant to Section 2.20(d) and including, for the avoidance of doubt, the Loans made on the Closing Date) or (b) Issuing Lender to issue any Letter of Credit or extend, renew, reinstate or amend any existing Letter of Credit hereunder (the events described in clauses (a) and (b) above, the “Credit Events”), are subject to the satisfaction (or waiver in writing by the Required Lenders) on the date of such Credit Event of each of the following conditions, in each case as applicable:

(a) Notice. If such Credit Event is the issuance of, extension or amendment of, or increase in the stated amount of, a Letter of Credit, the applicable Issuing Lender and the Administrative Agent shall have received a Notice of L/C Activity and an Application as and when required by Section 2.20(b). If such Credit Event is the making of a Loan, the Administrative Agent shall have received a Notice of Borrowing as and when required by Section 2.2.

(b) Representations and Warranties. Each of the representations and warranties made by the Borrower or any Guarantor in each Financing Document to which the Borrower or such Guarantor, as applicable, is a party shall be true and correct in all material respects (except to the extent any such representation and warranty itself is qualified by “materiality,” “Material Adverse Effect” or similar qualifier, in which case, it shall be true and correct in all respects) on and as of such Credit Event Date, with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to a different date (in which case such representations and warranties shall be true and correct in all material respects as of such different date).

(c) No Event of Default or Default. At the time of and immediately after such Credit Event, no Event of Default or Default shall have occurred and be continuing.

Each Credit Event shall constitute a representation and warranty by the Borrower Entities as of the date of such Credit Event that the conditions contained in this Section 3.2 have been satisfied.

SECTION 4. REPRESENTATIONS, WARRANTIES AND AGREEMENTS.

In order to induce each of the Lenders to enter into this Credit Agreement and to make the Loans and participate in Letters of Credit, and to induce the Issuing Lender to issue Letters of Credit, the Borrower and the Guarantors (as to and for themselves only) hereby make the following representations, warranties and agreements, all of which shall survive the execution and delivery of this Credit Agreement and the Notes and the making and continuance of the Loans, on the Closing Date and each other Credit Event Date (unless such representation or warranty is specifically made only as of a different date).

4.1. Organization. Each of the Borrower and the Guarantors is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. The Borrower and the Guarantors are duly authorized and qualified to do business and are in good standing in each jurisdiction in which they own or lease Property or in which the conduct of their business requires them to so qualify. The Borrower and the Guarantors have the requisite power and authority to own or lease and operate their Property, to carry on their business (including the Projects), to borrow or guarantee the Loans, as applicable, to create the Security Interests as contemplated by the Guarantee and Security Documents and to execute, deliver and perform each Transaction Document (including the Notes) to which they are or will be a party.

4.2. Authority and Consents.

(a) The execution, delivery and performance by the Borrower and the Guarantors of each Transaction Document to which they are or will be a party, and the transactions contemplated by the Transaction Documents: (i) have been duly authorized by all necessary action (including any necessary member action); (ii) will not breach, contravene, violate, conflict with or constitute a default under (A) any of their Charter Documents, (B) any applicable Law or (C) any contract, loan, agreement, indenture, mortgage, lease or other instrument to which they are a party or by which they or any of their Property may be bound or affected, including all Governmental Approvals and the other Financing Documents and the Material Project Documents, in the case of clause (B) or (C) except as could not reasonably be expected to have a Material Adverse Effect; and (iii) except for the Liens created by the Guarantee and Security Documents, will not result in or require the creation or imposition of any Lien upon or with respect to any of its Property.

(b) Each of the Financing Documents and the Material Project Documents to which the Borrower or any of the Guarantors is a party (i) has been duly executed and delivered by the Borrower and/or the Guarantors (as applicable) and (ii) when executed and delivered by each of the other parties thereto will be the legal, valid and binding obligation of the Borrower and/or the Guarantors (as applicable, except as provided in Schedule 1.1(c)), enforceable against the Borrower and/or the Guarantors (as applicable), in accordance with its terms, except as the enforceability thereof may be limited by (A) applicable bankruptcy, insolvency, moratorium, reorganization or other similar Laws affecting the enforcement of creditors’ rights generally and (B) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

(c) Except for the authorizations, consents, approvals, notices and filings listed in Schedule 4.6(a) and any Consent Agreements entered into in connection with the Material Project Documents, all of which have been duly obtained, entered into, taken, given, made and which are in full force and effect, or with respect to the UCC financing statements, delivered to the Lenders for filing, no authorization, consent or approval of, or notice to or filing with, any Governmental Authority or any other Person has been, is or will be required to be obtained or made (i) for the due execution, delivery, recordation, filing or performance by the Borrower or the Guarantors of any of the Financing Documents and the Material Project Documents to which it is a party or any transaction contemplated by the Financing Documents and the Material Project Documents or (ii) for the exercise by the Collateral Agent or any other Secured Party of any of its rights under any Financing Document or any remedies in respect of the Collateral pursuant to the Guarantee and Security Documents; provided that, upon any change of the direct or indirect ownership of any Project arising in connection with the exercise of such remedies, proper and timely notice thereof must be given to the PUCT, TCEQ, ERCOT, NERC, TRE, and FERC. Except for the authorizations, consents, approvals, notices and filings which have been obtained, taken, given or made (or in the case of the Mortgages and the UCC financing statements, delivered to the Lenders or the Title Insurance Company, as applicable, for filing) and except as provided in any Consent Agreements entered into in connection with the Material Project Documents, no authorization, consent or approval of, or notice to or filing with, any Governmental Authority or any other Person has been, is or will be required to be obtained or made for the grant by the Borrower or the Guarantors, or the perfection and maintenance, of the Liens contemplated by the Guarantee and Security Documents (including the first priority nature thereof).

4.3. Capitalization; Indebtedness; Investments.

(a) Schedule 4.3 (i) contains a true and complete list of all of the authorized and outstanding LLC Interests in the Borrower and the Guarantors and the Service Companies by class and (ii) sets forth the beneficial owners and record owners of and the amount of their ownership in such LLC Interests. All of the LLC Interests in the Borrower and the Guarantors have been duly authorized and validly issued and are fully paid and non-assessable. All of the LLC Interests in the Service Companies held by the Borrower have been duly authorized and validly issued and are fully paid and non-assessable. None of such LLC Interests have been issued in violation of any applicable Law. Neither the Borrower nor any of the Guarantors or Service Companies is a party or subject to, has outstanding or is bound by, any subscriptions, options, warrants, calls, agreements, preemptive rights, acquisition rights, redemption rights or any other rights or claims of any character that restrict the transfer of, require the issuance of, or otherwise relate to any of the LLC Interests in the Borrower or any of the Guarantors or Service Companies (except, with respect to the Service Companies, as set forth in their respective Charter Documents). Except for the Liens created by the Guarantee and Collateral Agreement and Guarantee and Pledge Agreement (and other Liens arising by operation of Law)), there is no Lien on any of the LLC Interests in the Borrower or any of the Guarantors, or any of the LLC Interests in the Service Companies held by the Borrower, and the Borrower and the Guarantors have not been notified of the assignment of all or any part of the LLC Interests in the Borrower or the Guarantors or the LLC Interests in the Service Companies held by the Borrower other than the assignment in favor of the Collateral Agent pursuant to the Guarantee and Collateral Agreement and Guarantee and Pledge Agreement, as the case may be.

(b) As of the Closing Date, (i) neither the Borrower nor any of the Guarantors has any Indebtedness of any nature, whether due or to become due, absolute, contingent or otherwise, other than Permitted Indebtedness, and (ii) neither the Borrower nor any of the Guarantors holds any Investments other than Investments permitted by Section 5.14.

4.4. Financial Condition. (a) The Borrower has delivered to the Lenders the Historical Financials, which have been certified by the chief financial officer or other Authorized Officer of the Borrower. Such financial statements fairly present the financial condition of the Subsidiary Guarantors as of such dates and the results of their respective operations for the periods ended on such dates, and such financial statements have been prepared in accordance with U.S. GAAP consistently applied.

(b) As of the Closing Date, neither the Borrower nor any of the Guarantors has any outstanding obligations or liabilities, fixed or contingent, except (i) as disclosed in the financial statements described in clause (a) above, (ii) those constituting Permitted Indebtedness and (iii) as provided in the Material Project Documents. Since the last day of most recent period reported on by such financial statements, as of the Closing Date, no event, condition or circumstance exists or has occurred which has resulted in a material adverse change in the financial condition, operations, business or profits of the Borrower and the Guarantors, taken as a whole, as set forth in such financial statements, and no event or condition has occurred which could reasonably be expected to have a Material Adverse Effect.

4.5. Litigation; Labor Disputes. There is no action, suit, other legal proceeding, arbitral proceeding, inquiry or investigation pending or, to the best of the Borrower’s or any of the Guarantors’ knowledge, threatened in writing by or before any Governmental Authority or in any arbitral or other forum, nor is there any order, decree or judgment in effect, pending, or, to the best of the Borrower’s or the Guarantors’ knowledge, threatened in writing against or affecting the Borrower or any of the Guarantors or any of their respective Property or rights that, if adversely determined, could reasonably be expected to have a Material Adverse Effect. There is no ongoing or, to the best knowledge of the Borrower or the Guarantors, threatened in writing strikes, slowdowns or work stoppages by the employees of the Borrower, any of the Guarantors or the Operator (except that in the case of the Operator, only to the extent that any such strike, slowdown or work stoppage would relate to any of the Projects).

4.6. Governmental Approvals.

(a) All Governmental Approvals necessary in connection with (i) the due execution and delivery of, and performance by each of the Borrower and the Guarantors of their obligations and the exercise of its rights under, the Financing Documents and the Material Project Documents to which they are party, (ii) the legality, validity and binding effect or enforceability of the Financing Documents and the Material Project Documents to which they are a party, and (iii) the ownership, operation and maintenance of, and the sale of electricity from, the Projects by the relevant Subsidiary Guarantor, the Borrower and the Operator as contemplated by the Financing Documents and the Material Project Documents (collectively, the “Necessary Governmental Approvals”) (A) are set forth in Schedule 4.6(a) hereto and (B) have been duly obtained or made, were validly issued, are in full force and effect, are final and not subject to modification or appeal and all appeal periods applicable thereto have expired, and are held in the name of the applicable Subsidiary Guarantor, except (x) with regard to (B), as specifically indicated in Schedule 4.6(a) and (y) with regard to (A) and (B) where the failure to obtain any Necessary Governmental Approvals or maintain any Necessary Governmental Approvals in full force and effect could not reasonably be excepted to have a Material Adverse Effect, and are free from conditions or requirements, the compliance with which could reasonably be expected to have a Material Adverse Effect. To the knowledge of Borrower and any Subsidiary Guarantor, no event has occurred that could reasonably be expected to (1) result in the revocation, termination or modification of any such Necessary Governmental Approval set forth in Schedule 4.6(a), or (2) affect any rights of the Borrower or any of the Subsidiary Guarantors under any such Necessary Governmental Approval in a manner which could reasonably be expected to have a Material Adverse Effect.

(b) The information set forth (i) in each application submitted by or on behalf of the Borrower and each Subsidiary Guarantor in connection with each Necessary Governmental Approval and (ii) in all correspondence, by or on behalf of the Borrower and each Subsidiary Guarantor in respect of each such application is accurate and complete as of the date when made, except to the extent the inaccuracy or incompleteness of such information could not reasonably be expected to have a material adverse effect on the efficacy of the related Necessary Governmental Approval.

(c) Except as would not reasonably be expected to have a Material Adverse Effect or as set forth in Schedule 4.6(c), each of the Projects conforms to (or, in the case of zoning and land use Laws, is legally non-conforming as to) and complies with (i) all covenants, conditions, restrictions and requirements in all Necessary Governmental Approvals, in the Financing Documents and the Material Project Documents applicable thereto and (ii) all zoning, environmental, land use and other Laws applicable thereto in the jurisdiction in which the Projects are located.

4.7. Use of Proceeds. (a) The proceeds of the Term Loans will be used to (i) to make a capital distribution to the Sponsor (ii) pay transaction costs and fees payable on the Closing Date to the Persons and in the amounts specified in a funds flow memorandum mutually agreed to between the Borrower and the Administrative Agent, (iii) deposit on the Closing Date amounts in the Debt Service Reserve Account, the Major Maintenance Reserve Account and the Liquidity Reserve Account required pursuant to Sections 3.2, 3.5 and 3.6 of the Account Agreement, unless the requirements to deposit such amounts (other than in the case of the Liquidity Reserve Account) shall have been satisfied by a Reserve Account Guarantee or Reserve Account Letter of Credit. The proceeds of the Revolving Loans, and the Letters of Credit, shall be used for general corporate purposes.

(b) Neither the Borrower nor any Guarantor is engaged principally, or as one of its principal activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock. No part of the proceeds of any Loans has been or will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose or (ii) for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation U.

4.8. ERISA.

(a) Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect:

(i) each Group Member and each of their respective ERISA Affiliates (and in the case of a Plan or a Multiemployer Plan, each of their respective ERISA Affiliates) are in compliance with all applicable Laws, including without limitation provisions and requirements of ERISA and the Code and other federal and state laws and the regulations and published interpretations thereunder with respect to each Plan (and each related trust, insurance contract or fund) and have performed all their obligations under each Plan (and each related trust, insurance contract or fund);

(ii) no ERISA Event or Foreign Plan Event has occurred or is reasonably expected to occur;

(iii) each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS covering such plan’s most recently completed five-year remedial amendment cycle in accordance with Revenue Procedure 2007-44, I.R.B. 2007-28, indicating that such Plan is so qualified and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code or an application for such a determination is currently pending before the Internal Revenue Service and, to the knowledge of the Borrower nothing has occurred subsequent to the issuance of the most recent determination letter which would cause such Plan to lose its qualified status;

(iv) no liability to the PBGC (other than required premium payments), the IRS, any Plan or any trust established under Title IV of ERISA has been or is expected to be incurred by any Group Member or any of their ERISA Affiliates;

(v) there has been no Prohibited Transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect; and

(vi) neither any Group Member nor any ERISA Affiliate maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Plan other than Plans not otherwise prohibited by this Credit Agreement. The excess of the present value of all accumulated benefit obligations under each Plan, as of the close of its most recent plan year, over the fair market value of the assets of such Plan allocable to such accrued benefits (determined in both cases using the applicable assumptions under Section 430 of the Code and the Treasury Regulations promulgated thereunder) could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

4.9. Taxes. Each Borrower Entity (i) has filed or caused to be filed all federal and all material state, local and non-U.S. Tax returns required to have been filed by it and (ii) has paid or caused to be paid all material Taxes due and payable by it, except for Taxes being contested in good faith by appropriate proceedings and for which the applicable Borrower Entity has set aside on its books adequate reserves in accordance with GAAP.

4.10. Investment Company Act. No Borrower Entity is an “investment company” as defined in, or subject to regulation as an “investment company” under, the Investment Company Act of 1940, as amended.

4.11. Title; Guarantee and Security Documents.

(a) Except as set forth in Schedule 4.11, each of the Subsidiary Guarantors (i) has good and valid fee simple, leasehold, easement, sub-easement and/or other interests in the applicable Land, and other real property comprising the applicable Project, and (ii) has sufficient title to the Property (other than real property) comprising the applicable Facilities, in each case as is necessary to operate the relevant Project and free and clear of all Liens other than Permitted Liens; except (in each case) to the extent that failure to have such title or interests would not reasonably be expected to result in a Material Adverse Effect.

(b) Neither the Borrower nor any of the Guarantors has created or is contractually bound to create any Lien on or with respect to any of its assets, Property, rights or revenues, except for Permitted Liens.

(c) The provisions of the Guarantee and Security Documents are effective to create, in favor of the Collateral Agent, for the benefit of the Secured Parties, legal, valid and enforceable Liens on all of the Collateral. All necessary recordings and filings (other than the filing of financing and continuation statements as and when necessary pursuant to the UCC and other than the recording of the Mortgages with the applicable county recorder’s offices) have been made (or will be made promptly after the execution and delivery of this Credit Agreement) in all necessary public offices and all other necessary and appropriate action has been taken so that the Liens created by each Guarantee and Security Document constitute (or will constitute) perfected (or, as to real property, valid) Liens (subject only, in each such case, to Permitted Liens) on the Collateral), prior and superior to all other Liens (subject only, in the case of Collateral other Pledged Collateral, to Permitted Liens, and in the case of Pledged Collateral, to Liens arising by operation of Law), and all necessary consents to the creation, effectiveness, priority and perfection (or, as to real property, validity) of each such Lien have been obtained. Except as set forth in Schedule 4.11, no mortgage or financing statement or other instrument or recordation covering all or any part of the Collateral is on file in any recording office, except such as may have been filed in favor of the Secured Parties or in respect of Permitted Liens.

(d) All Collateral which, pursuant to applicable Law, must be delivered to the Collateral Agent (i) to achieve priority over another method of perfection such as filing or (ii) in order to perfect the Security Interest therein as a first-priority Lien (subject only, in the case of Collateral other Pledged Collateral, to Permitted Liens, and in the case of Pledged Collateral, to Liens arising by operation of Law) (including any letters of credit or bonds for which any of the Borrower or any of the Subsidiary Guarantors is the beneficiary) has been delivered to the Collateral Agent.

4.12. Environmental Matters.

(a) Except as could not reasonably be expected to have a Material Adverse Effect or as set forth in Schedule 4.12, the Borrower and each of the Subsidiary Guarantors are in compliance with (i) all Environmental Laws applicable to the Projects, and (ii) the requirements of any Governmental Approvals issued under such Environmental Laws with respect to the Projects.

(b) Except as set forth in Schedule 4.12, there are no facts, circumstances, conditions or occurrences regarding the Projects that to the knowledge of the Borrower or any of the Subsidiary Guarantors (i) could reasonably be anticipated to form the basis of an Environmental Claim against the Projects, any of the Subsidiary Guarantors, the Borrower or the Operator or, to the knowledge of the Borrower or any of the Subsidiary Guarantors, any other Person occupying or conducting operations on or about the Land which if adversely determined could reasonably be expected to have a Material Adverse Effect, (ii) could reasonably be anticipated to cause the Land to be subject to any restrictions on its ownership, occupancy, use or transferability under any Environmental Law which could reasonably be expected to have a Material Adverse Effect or (iii) could be reasonably anticipated to require the filing or recording of any notice, registration, permit or disclosure document under any Environmental Law (other than filings described in Schedule 4.6(a) hereto) which could reasonably be expected to have a Material Adverse Effect.

(c) Except as could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect or as set forth in Schedule 4.12, there are no pending or, to the knowledge of the Borrower, threatened in writing Environmental Claims against (i) the Borrower, the Operator (with respect to the Projects), any of the Subsidiary Guarantors or any of the Projects, or (ii) to the knowledge of the Borrower or any of the Subsidiary Guarantors any other Person occupying, using, or conducting operations on or about the Land.

(d) Except as could not reasonably be expected to have a Material Adverse Effect or as set forth in Schedule 4.12, since the acquisition of the relevant Land by the applicable Subsidiary Guarantor and, to the knowledge of the applicable Subsidiary Guarantor and the Borrower, as the case may be, at any time prior to such acquisition, Hazardous Materials have not been generated, used, treated, recycled, stored on, or transported to or from, or Released, deposited or disposed of on any portion of the Land, other than in compliance at all times with all applicable Environmental Laws.

(e) To the knowledge of Borrower and each Subsidiary Guarantor, copies of all material, non-privileged environmental studies regarding the Projects and/or the Land in the possession or control of the Borrower or any of the Subsidiary Guarantors, which were prepared within the last three (3) years, have been made available to the Administrative Agent.

4.13. Subsidiaries. On the Closing Date, (a) the Parent Guarantor has no direct Subsidiaries and does not beneficially own any Capital Stock or other ownership interest of any other Person, other than the Borrower, (b) the Borrower has no Subsidiaries other than the Subsidiary Guarantors and does not beneficially own any Capital Stock or other ownership interest of any other Person, other than LLC Interests of the Subsidiary Guarantors and the Service Companies and (c) each Subsidiary Guarantor has no Subsidiaries and does not beneficially own any Capital Stock or other ownership interest of any other Person. The Parent Guarantor owns 100% of the LLC Interests in the Borrower and the Borrower owns 100% of the LLC Interests in each of the Subsidiary Guarantors. The Borrower owns 50% of the LLC Interests in each Service Company.

4.14. Intellectual Property. The Borrower and each of the Subsidiary Guarantors owns or has the right to use all patents, trademarks, permits, service marks, trade names, copyrights, franchises, formulas, licenses and other rights with respect thereto and has obtained assignment of all licenses and other rights of whatever nature necessary for the Projects, and the operation of the Projects as currently contemplated without any conflict with the rights of others unless the failure to own, obtain or have the right to use such Property would not have a Material Adverse Effect. No product, process, method, substance, part or other material sold or employed or presently contemplated to be sold by or employed by the Borrower or any of the Subsidiary Guarantors in connection with the Projects infringes or will infringe any patent, trademark, permit, service mark, trade name, copyright, franchise, formula, license or other intellectual property right except for any such infringement that would not have a Material Adverse Effect.

4.15. Material Project Documents.

(a) Except for services, materials or rights that can reasonably be expected to be available on commercially reasonable terms at the time required, the Material Project Documents constitute all material contracts, agreements, side letters, leases, powers of attorney or other instruments or documents that are necessary for the (i) operation, maintenance and ownership of the Projects or (ii) the conduct of the business of the Borrower and each of the Guarantors as contemplated by the Financing Documents and the Material Project Documents. There are no other side letters, agreements or other documents to which the Borrower or the Guarantors are a party which have the effect of modifying or supplementing any material respect any of the respective rights and obligations of the Borrower or the Guarantors or any Material Project Participant under any Material Project Document that could reasonably be expected to have a Material Adverse Effect. Except as provided in Schedule 1.1(c), each Material Project Document is in full force and effect, and is binding upon and enforceable against the Borrower and/or such Subsidiary Guarantor (as applicable) in accordance with its terms, except as the enforceability thereof may be limited by (A) applicable bankruptcy, insolvency, moratorium, reorganization or other similar Laws affecting the enforcement of creditors’ rights generally and (B) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity). The Borrower and each of the Guarantors and, to their knowledge, each Material Project Participant, is in compliance with the terms and conditions of the Material Project Documents to which it is a party, and no event has occurred that could reasonably be expected to (1) result in an event of default under any Material Project Document, or (2) result in the revocation, termination or adverse modification of any Material Project Document, or permit any Material Project Participant to revoke, terminate or modify any Material Project document in a manner materially adverse to the Borrower or the Guarantors.

(b) All conditions precedent to the obligations of the respective parties under the Material Project Documents have been satisfied, except for such conditions precedent which by their terms cannot be (and are not required to be) met until a later stage in the operation of the Projects, and neither the Borrower nor any of the Guarantors has reason to believe that any such conditions precedent cannot be satisfied prior to the time when such conditions are required to be met pursuant to the applicable Material Project Documents.

(c) As of the Closing Date, neither the Borrower nor any of the Guarantors is a party to any agreement or contract other than (i) the Financing and Hedge Documents, the Project Documents and the Additional Real Property Documents, (ii) contracts or agreements relating to the Projects under each of which the obligations of the Borrower and the Guarantors could not reasonably be expected to exceed U.S.$1,000,000, and (iii) Charter Documents. The Administrative Agent has received a true and complete copy of each Material Project Document as in effect on the Closing Date, including all exhibits, schedules and disclosure letters referred to therein or delivered pursuant thereto, if any.

4.16. No Default. No Default or Event of Default has occurred and is continuing.

4.17. Compliance with Laws. Neither the Borrower nor any of the Guarantors are in violation of any Law, Governmental Approval, order, writ, injunction or decree or its Charter Documents, except for any violation that could not reasonably be expected to have a Material Adverse Effect.

4.18. Disclosure. (a) All documents, reports or other written information pertaining to the Borrower, any of the Guarantors or the Projects that have been made available to any Agent or any Lender (or provided to the Administrative Agent on behalf of the Lenders) by or at the direction of the Borrower or any of the Guarantors or any of their respective Affiliates, any of their respective employees, officers, authorized representatives or agents (including (i) any application to any Lender for the extensions of credit provided for in the Financing Documents, (ii) the Financing Documents, including the exhibits and schedules attached thereto, (iii) all other information relating to the Borrower or any of the Guarantor or any of the Projects provided by the Borrower or any of the Guarantors to any Agent or any Lender or Independent Consultant (but excluding reports provided by third-party consultants and the analysis and conclusions of such third-party consultants contained therein) and (iv) any such documents, reports or other written information provided by the Sponsor or any Affiliate thereof (but excluding reports provided by third-party consultants and the analysis and conclusions of such third-party consultants contained therein (without limiting clause (iii) above), the Base Case Projections, and other forecasts, projections and information of a general economic or industry nature)), is and will be, when taken as a whole, complete and correct in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading in light of the circumstances under which such statements are made. As of the Closing Date, there is no fact known to the Borrower Entities that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect and that has not been set forth in the Finance Documents or in the other documents, certificates and other writings delivered by or on behalf of the Borrower to the Administrative Agent and the Lenders.

(b) The Base Case Projections have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable as of the Closing Date (it being understood that projections are inherently uncertain and no assurances are being given that the results contained in such Base Case Projections will be achieved); provided that, neither the Borrower nor any of the Guarantors offers any assurance regarding any projections developed by third party consultants and relied upon by the Borrower and the Guarantors in developing the assumptions and estimates contemplated in the Base Case Projections (or by any Agent or any Lender otherwise), their reasonableness or the impact such projections or forward-looking statements may have upon the Base Case Projections.

4.19. Transactions with Affiliates. As of the Closing Date, except for the Financing and Hedge Documents, Material Project Documents, Cross Easements and Permitted Commodity Hedge Agreements with Affiliate counterparties in effect on the Closing Date and such other transactions and arrangements as to which the aggregate current and contingent liability of the Borrower and the Guarantors could not reasonably be expected to exceed U.S.$5,000,000 and which are otherwise in compliance with Section 5.18, neither the Borrower nor any of the Guarantors is a party to any transactions or arrangements (including any transactions relating to the buying or selling of any Property or any products of the Projects or involving the receipt of money as payment for goods or services) with any Affiliate of the Borrower or any of the Guarantors.

4.20. No Condemnation or Casualty Event. The Projects have not suffered any Condemnation Event or Casualty Event that could reasonably be expected to result in a Material Adverse Effect.

4.21. Regulation. (a) The Borrower and each of the Subsidiary Guarantors are not and, solely as the result of the ownership, use, operation or maintenance of the Projects or the sale of electricity therefrom or the entering into or performance of any obligations under any of the Transaction Documents to which each is a party, will not be or become subject to regulation under the laws of the State of Texas as an electric utility, public utility, public service company, or public utility holding company (or similar designation), nor will they be or become subject to other laws or regulations of the State of Texas respecting the rates charged by, or the financial or organizational regulation of, an electric utility, public utility, public service company, or public utility holding company (or similar designation).

(b) No Secured Party solely by virtue of the execution, delivery and performance of, or the consummation of the transactions contemplated by, the Financing Documents (other than from the assignment of or transfer into any trust of, or any realization or foreclosure upon, any of the Collateral), is or will become subject to regulation (i) as an “electric utility company,” a “public utility company” or a “holding company” or an “affiliate” or “subsidiary” as defined under the Public Utility Holding Company Act of 2005 (“PUHCA 2005”), (ii) as a “public utility” or “electric utility” as defined under the Federal Power Act (“FPA”), or (iii) as an electric utility, public utility, public service company, or public utility holding company or affiliated interests thereof (or similar designation), or otherwise subject to other laws or regulations of the State of Texas respecting the rates charged by, or the financial or organizational regulation of, an electric utility, public utility, public service company, or public utility holding company (or similar designation).

(c) Each Subsidiary Guarantor is an “exempt wholesale generator” as defined in the FERC regulations. Neither the Borrower nor the Parent Guarantor, solely as the result of the ownership, use, operation or maintenance of the Projects or the sale of electricity therefrom or the performance of any obligations under any of the Transaction Documents to which each is a party, will become subject to regulation under the FPA as a “public utility” and will each be exempt, as provided in FERC’s regulations, from the regulatory requirements as a “holding company” under PUHCA 2005.

(d) The Borrower and each of the Subsidiary Guarantors have made all applicable registrations and other filings with, and obtained all authorizations and orders from ERCOT and the Public Utility Commission of Texas necessary to be made or obtained prior to the Closing in order to make sales of energy, capacity and ancillary services within the ERCOT market and region and to execute, deliver and perform its obligations under the Financing Documents to which it is a party.

4.22. Solvency. Immediately after giving effect to the Transactions to occur on the Closing Date and immediately following the occurrence of each other Credit Event, the Borrower Entities, on a consolidated basis, are Solvent.

4.23. OFAC; Anti-Terrorism Laws. No Borrower Entity nor, to the knowledge of the Borrower Entities, any of the Borrower Entities’ Affiliates, is (i) in violation of any Anti-Terrorism Laws or (ii) any of the following: (A) a Person who is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order, (B) a Person owned or controlled by, or acting for or on behalf of, any Person who is listed on the Annex to, or is otherwise subject to the provisions of, the Executive Order, (C) a Person with whom the Borrower is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (D) a Person who commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order or (E) a Person who is named as a “specially designated national or blocked person” on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list. The Borrower will not directly or indirectly use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person, or in any country or territory, that, at the time of such funding, is the subject of U.S. sanctions or in any other manner that will result in a violation by any person (including any person participating in the transaction, whether as initial purchaser, advisor, investor or otherwise) of U.S. sanctions administered or enforced by OFAC. No part of the proceeds of the Loans will be used by any Borrower Entity or (to the knowledge of the Borrower Entities) by any of their Affiliates, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, assuming in all cases that the United States Foreign Corrupt Practices Act of 1977, as amended applies to the Borrower Entities.

4.24. Project Support Instruments. There are no security instruments or other collateral arrangements, guaranties, letters of credit or bonds required to be outstanding in order to support any Borrower Entity’s obligations under any Project Document (other than the Initial Secured Commodity Hedge Agreement) on the Closing Date except as specified on Schedule 4.24.

SECTION 5. COVENANTS.

The Borrower and each of the Guarantors (as to and for themselves only) covenants and agrees with each of the Lenders that, so long as any Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or any other Obligation is outstanding and until full and indefeasible payment of all amounts payable by the Borrower under the Financing Documents:

5.1. Financial Statements and Other Information. The Borrower shall deliver or cause to be delivered to the Administrative Agent:

(a) Quarterly Financial Statements. As soon as available and in any event within 75 days after the end of each first three quarterly fiscal periods of each fiscal year of the Borrower (commencing with the end of the fiscal quarter ending on March 31, 2015), a copy of the complete unaudited, consolidated statements of income, member’s equity and cash flow for such period of the Borrower and the related unaudited, consolidated balance sheet of the Borrower as of the end of such period and, beginning with the period ending March 31, 2015, setting forth in comparative form for the statements of income, member’s equity and cash flow the corresponding figures for the corresponding period in the preceding fiscal year and for the balance sheet the preceding fiscal year end (without footnotes) accompanied by a certificate of an Authorized Officer of the Borrower which certificate shall state that said financial statements fairly present the financial condition and results of operations of the Borrower in accordance with U.S. GAAP consistently applied, as at the end of, and for, such periods (subject to normal year-end audit adjustments);

(b) Annual Financial Statements. (i) As soon as available and in any event within 150 days after the end of the fiscal year of the Borrower ending December 31, 2014, a copy of the complete unaudited, consolidated statements of income, member’s equity and cash flow for such period and the related unaudited, consolidated balance sheet of the Borrower as of the end of such period accompanied by a certificate of an Authorized Officer of the Borrower which certificate shall state that said financial statements fairly present the financial condition and results of operations of the Borrower in accordance with U.S. GAAP consistently applied, as at the end of, and for, such period; and (ii) as soon as available and in any event within 150 days after the end of each subsequent fiscal year of the Borrower, a copy of the complete audited, consolidated statements of income, member’s equity and cash flow of the Borrower, and the related audited, consolidated balance sheet of the Borrower as of the end of such year, starting with the year ending December 31, 2015 (and, starting with the year ending December 31, 2016, setting forth in comparative form (for the statements of income, member’s equity and cash flow and balance sheet) the corresponding figures for the preceding fiscal year); and accompanied by an unqualified opinion thereon of a firm of independent certified public accountants which firm shall be nationally recognized, which opinion shall state that said financial statements fairly present the financial condition and results of operations of such Person as of the end of, and for, such fiscal year in accordance with U.S. GAAP;

(c) Officer’s Certificate. At the time it furnishes each set of financial statements pursuant to Section 5.1(a) or (b) above, an Officer’s Certificate of the Borrower (i) to the effect that no Default or Event of Default has occurred and is continuing (or, if any Default or Event of Default has occurred and is continuing, describing the same in reasonable detail and describing what action the Borrower and each of the Guarantors have taken and propose to take with respect thereto) and (ii) identifying any change in the Authorized Officers of any such Person, accompanied by a certified specimen signature of any Authorized Officers so appointed (it being agreed that, until the Borrower has delivered notice of such new Authorized Officer(s), the Administrative Agent shall not be obligated to accept any notice, certificate or other document signed by such new Authorized Officer(s) and shall be entitled to accept any notice, certificate or other document signed by any previously Authorized Officer(s) whose cancellation of authority has not been delivered to the Administrative Agent);

(d) Budgets. Not later than November 15 of each Operating Year (commencing with the Operating Year ending on December 31, 2014), an operating plan and a budget, detailed by month, of anticipated revenues and anticipated expenditures (including anticipated expenditures from the Operating Account, the Major Maintenance Reserve Account and each other Account), such budget to include Debt Service, proposed dividend distributions, Major Maintenance Expenditures, reserves and all anticipated Operation and Maintenance Expenses (including reasonable allowance for contingencies) for the ensuing calendar year (each such annual operating plan and budget, an “Operating Budget”);

(e) Defaults. Promptly after the occurrence of (i) any Default or Event of Default or (ii) any default under any other Project Document has occurred that could reasonably be expected to have a Material Adverse Effect, a written notice of such event describing the same in detail reasonably satisfactory to the Administrative Agent and, together with such notice, a description of what action the Borrower, the Guarantors or such Material Project Participant has taken and/or propose to take with respect thereto;

(f) Operating Reports. As soon as available and in any event within 75 days after the end of each calendar quarter following the Closing Date (commencing with calendar quarter ending December 31, 2014, which initial operating report shall cover the period from the Closing Date until December 31, 2014), an operating report with respect to the Projects for such calendar quarter and for the portion of the Operating Year then ended, which report shall include, with respect to the calendar quarter most recently ended, (a) a quarterly and, commencing with the fiscal year beginning on January 1, 2015, year-to-date numerical assessment of (i) the Projects’ compliance with each material category in the then current Operating Budget, (ii) production and delivery of electric capacity as measured in megawatts, electric energy as measured in megawatt hours, and/or any other electric related products or services available for sale from the Projects, including ancillary services, (iii) deliveries and use of pipeline quality natural gas, including heat rate, and (iv) plant and unit availability, including trips and scheduled and unscheduled outages; and (b) a comparison of year-to-date figures to corresponding figures provided in the prior year;

(g) Notices. Promptly after delivery or receipt thereof, a copy of each material notice, demand or other written communication in respect of any rights or obligations of the Borrower or any of the Guarantors given or received by the Borrower or any of the Guarantors (i) pursuant to or relating to any of the Material Project Documents (including all written requests for amendments or waivers) or pursuant to or relating to any Necessary Governmental Approval or the Service Companies, (ii) to or from any Governmental Authority relating in any way to the Projects or (iii) pursuant to or relating to the Service Company LLC Agreements, in each case in clause (i), (ii) or (iii) above, which notice, demand or correspondence is received or initiated other than in the ordinary course of business and could reasonably be expected to result in a Material Adverse Effect; provided that notwithstanding the generality of the foregoing, (A) any pending or threatened (in writing) application or proceeding by or before any Governmental Authority for the purpose of revoking, terminating, withdrawing, suspending, modifying or withholding any material Necessary Governmental Approval, (B) any request by the Borrower or a Material Project Participant for an arbitration proceeding under any Material Project Document, and (C) any Taking shall in each case be required to be delivered; and

(h) Other Information. From time to time such other information regarding the financial condition, operations, business or prospects of the Borrower, the Guarantors, the Projects or, to the extent obtainable by the Borrower or the Guarantors upon the exercise of reasonable efforts, any Material Project Participant, as may be reasonably requested by the Administrative Agent.

5.2. Other Notices. The Borrower shall promptly, but in any event no later than ten (10) Business Days after any officer or director of the Borrower obtains knowledge thereof (or such other period specified for the applicable notice below), give to the Administrative Agent notice of:

(a) any litigation or proceeding instituted against the Borrower or any of the Guarantors or the Service Companies, or with respect to or affecting the Projects, in which (i) the amount involved is U.S.$10,000,000 or more, (ii) injunctive, declaratory or similar relief is requested or (iii) otherwise could reasonably be expected to have Material Adverse Effect;

(b) (i) any fact, circumstance, condition, occurrence or Release at, on, under or from the Projects that results in a violation of any Environmental Law applicable to the Projects in any material respect or that has resulted or may result in personal injury or material property damage or an Environmental Claim; and (ii) any pending or threatened (in writing) Environmental Claim against the Borrower, the Operator (relating to the Operator’s performance under any O&M Agreement) or any of the Subsidiary Guarantors, that, in the case of either clause (i) or (ii), could reasonably be expected to give rise to a liability or a claim or claims in excess of U.S.$10,000,000 or otherwise have a Material Adverse Effect;

(c) any Event of Loss, whether or not insured, in excess of U.S.$10,000,000;

(d) any notice received by any such Person or, if such insurance is maintained by any Affiliate of any such Person on its behalf, by such Affiliate, purporting to cancel or materially alter the terms of any insurance policy required to be maintained pursuant to Section 5.9;

(e) any event affecting Borrower or any of the Guarantors constituting force majeure or any claim by the Borrower or any Material Project Participant alleging that a force majeure event under any of the Material Project Documents to which they are a party has occurred;

(f) the termination, rescission or discharge (other than in accordance with its terms) of any Material Project Document;

(g) any proposed sale, transfer or disposition pursuant to Section 5.21(a)(ii) hereof having a value of U.S.$10,000,000 or more no later than ten (10) Business Days after the consummation thereof;

(h) (i) the occurrence of any ERISA Event which would reasonably be expected to have a Material Adverse Effect; (ii) as soon as possible upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event which would reasonably be expected to have a Material Adverse Effect, a written notice specifying the nature thereof, what action any of the Group Members or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the IRS, the Department of Labor or the PBGC with respect thereto; and (iii) with reasonable promptness, upon Administrative Agent’s request, copies of (A) each Schedule SB (Actuarial Information) to the annual report (Form 5500 Series) filed by Holdings, any of the Group Members or any of their respective ERISA Affiliates with the IRS with respect to each Plan; (B) all notices received by Holdings, any of the Group Members or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and copies of such other documents or governmental reports or filings relating to any Plan as Administrative Agent shall reasonably request;

(i) promptly following receipt thereof, copies of (i) any documents described in Sections 101(k) or 101(l) of ERISA that any Group Member or any ERISA Affiliate may request with respect to any Multiemployer Plan or any documents described in Section 101(f) of ERISA that any Group Member or any ERISA Affiliate may request with respect to any Plan; provided, that if the relevant Group Members or ERISA Affiliates have not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plans, then, upon reasonable request of the Administrative Agent, such Group Member or the ERISA Affiliate shall promptly make a request for such documents or notices from such administrator or sponsor and the Borrower shall provide copies of such documents and notices to the Administrative Agent promptly after receipt thereof; and

(j) any other event, circumstance, development or condition with respect to the Borrower Entities or the Projects that is not a matter of general public knowledge which could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 5.2 shall be accompanied by a statement signed by an Authorized Officer of the Borrower setting forth a description in reasonable detail of the occurrence referred to therein and stating what action the Borrower and the Guarantors have taken and/or propose to take with respect thereto.

5.3. Maintenance of Existence. The Borrower and each of the Guarantors shall (i) preserve and maintain its legal existence as a limited liability company in good standing in the state of its organization and, except where the failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect, in each jurisdiction in which it owns or leases Property or in which the conduct of its business requires it to so qualify, as applicable, (ii) preserve and maintain all of its material licenses, rights, privileges and franchises necessary for the maintenance of its existence, and comply, in all material respects, with its Charter Documents and (iii) not cancel, terminate, permit the cancellation or termination of, amend, modify or change any material terms or conditions of, or grant any material consent, waiver or approval under, or take or fail to take any other action that would impair its rights under any of its Charter Documents.

5.4. Compliance with Laws. The Borrower and each of the Guarantors shall conduct its business in compliance with all applicable requirements of Law, including all Necessary Governmental Approvals and Environmental Laws, except where any failure to comply could not individually or in the aggregate reasonably be expected to have a Material Adverse Effect, and except that the Borrower and each of the Guarantors may, at its expense, contest, by appropriate proceedings conducted in good faith, the validity or application of any such requirement of Law, so long as (a) none of the Secured Parties, the Borrower nor any of the Guarantors would be subject to any criminal liability for failure to comply therewith, (b) all proceedings to enforce such requirement of Law against the Secured Parties, the Borrower, the Guarantors or the Projects or any part thereof shall have been duly stayed and (c) such contest does not involve any material risk of the sale, forfeiture or loss of any material portion of the Collateral.

5.5. Payment of Taxes. The Borrower and each of the Guarantors shall (a) pay and discharge promptly when due all material Taxes imposed upon it before the same shall become delinquent or in default, as well as all material lawful claims for labor, materials and supplies or otherwise that, if unpaid, might give rise to a Lien upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such Tax or claim to the extent the validity or amount thereof shall be contested in good faith by appropriate proceedings and the Borrower or such Guarantor, as applicable, shall have set aside on its books reserves in accordance with GAAP with respect thereto, and (b) pay, discharge or otherwise satisfy at maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower or such Guarantor, as applicable.

5.6. Accounting and Financial Management. The Borrower and each of the Guarantors shall (a) maintain reasonably adequate management information and cost control systems and (b) maintain a system of accounting in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower and each of the Guarantors in accordance with U.S. GAAP. In the event that the Borrower or any of the Guarantors replaces its existing auditors for any reason, such Person shall appoint and maintain as auditors another firm of independent public accountants, which firm shall be of recognized national standing.

5.7. Inspection. The Borrower and the Guarantors shall permit, and shall cause the Operator to permit, at the reasonable expense of the Borrower, representatives of the Administrative Agent and the Independent Engineer, subject to confidentiality agreements of each such Person reasonably acceptable to the Borrower, with reasonable advance notice, during normal business hours and at such intervals as such Person shall reasonably require, to visit and inspect the Projects, to examine, copy and make extracts from its books and records (limited in the case of the Operator to the books and records related to the Projects), to inspect its Property, and to discuss its business and affairs with its and the Operator’s officers and authorized representatives, all to the extent reasonably requested by the Administrative Agent or the Independent Engineer; provided that, with respect to any inspection by the Administrative Agent, so long as no Event of Default shall have occurred and be continuing, the Borrower shall not be obligated to pay the expense of any such inspection by the Administrative Agent conducted more frequently than once per year. The Borrower and the Guarantors shall authorize their auditors (whose fees and expenses shall be for the account of the Borrower or such Guarantor) to, after the occurrence and during the continuation of an Event of Default, communicate directly with the officers and designated representatives of the Administrative Agent and the Independent Engineer at any reasonable time and upon prior written notice to the Borrower or such Guarantor, as applicable, regarding its accounts and operations.

5.8. Governmental Approvals. The Borrower and each of the Guarantors, as applicable, shall (a) obtain and maintain, and comply with, all Necessary Governmental Approvals as shall now or hereafter be required under applicable Laws, (b) cause the Projects to be duly operated in accordance with all applicable Laws, and (c) intervene in and contest any proceeding which seeks or may reasonably be expected, to rescind, terminate, modify or suspend any Necessary Governmental Approval, except, in the case of (a), (b) or (c), where the failure to comply, obtain, intervene, contest or maintain could not reasonably be expected to result in a Material Adverse Effect.

5.9. Insurance. (a) Each of the Borrower and each of the Subsidiary Guarantors shall maintain or cause to be maintained, taking into account the Closing Date Insurance Exceptions, (i) insurance at substantially the same levels as set forth in Schedule 5.9 (unless otherwise provided for under an Affiliate umbrella or self-insurance policy, in either case to the satisfaction of the Required Lenders) or such greater level of insurance as Prudent Industry Practice would dictate unless otherwise approved by the Insurance Advisor or (ii) if such insurance is no longer available on commercially reasonable terms, similar insurance or other risk management tool available on commercially reasonable terms shall be obtained and maintained (as attested to in a certificate of an independent national insurance broker). All policies of insurance shall name the Secured Parties as additional insureds and, in the case of any property insurance policy, shall name the Collateral Agent for the benefit of the Secured Parties as loss payee pursuant to a loss payee/mortgagee clause in a form approved by the Administrative Agent in consultation with the Insurance Advisor.

(b) On an annual basis upon each policy anniversary, the Borrower shall furnish the Administrative Agent with a certificate of insurance evidencing the renewal and scope of such insurance and its compliance with this Section 5.9 which certificate, solely in the event that the scope of coverage of such insurance shall have been materially changed, shall be confirmed by the Insurance Advisor. In addition, the Borrower shall promptly deliver (or shall cause to be delivered) directly to the Administrative Agent evidence of the insurance policies held by or for the benefit of the Borrower and each of the Subsidiary Guarantors pursuant to this Section 5.9. Upon reasonable prior written request, the Borrower and each of the Subsidiary Guarantors will (i) permit the Administrative Agent to inspect copies of all insurance policies at the office of the Sponsor during normal business hours and (ii) furnish the Administrative Agent with copies of all binders and cover notes or other evidence of such insurance relating to the insurance required to be maintained hereunder, provided that after the occurrence of any Default or any Event of Default, upon request, the Borrower and each of the Subsidiary Guarantors will furnish the Administrative Agent with copies of the portions of all insurance policies relating to the Projects.

(c) On or prior to October 1, 2014, the Borrower shall maintain or cause to be maintained insurance so that the Closing Date Insurance Exceptions are remedied.

5.10. Events of Loss. (a) If an Event of Loss shall occur with respect to any Collateral, the Borrower and each of the Subsidiary Guarantors shall (i) diligently pursue (unless such pursuit is not in the best interests of the Borrower Entities) all its rights to compensation against any Person with respect to such Event of Loss, (ii) cause all Loss Proceeds to be deposited in the Loss Proceeds Account pursuant to the Account Agreement and (iii) promptly notify the Administrative Agent of the total number of megawatts of capacity lost or anticipated to be lost by the affected Project as a result of such Event of Loss. To the extent that any such Loss Proceeds are paid to the Borrower or any of the Subsidiary Guarantors, such Loss Proceeds shall be held in trust for the Collateral Agent for the benefit of the Secured Parties segregated from other funds of the Borrower and the Subsidiary Guarantors, and the Borrower and the Subsidiary Guarantors shall cause such Loss Proceeds to be deposited in the Loss Proceeds Account as contemplated above as promptly as practicable.

(b) The Administrative Agent shall, upon the occurrence and during the continuance of an Event of Default specified in Section 7.1(a) or after the acceleration (whether automatic or otherwise) of any of the Loans, be entitled to participate in any compromise, adjustment or settlement in connection with any Event of Loss under any policy or policies of insurance or in respect of any proceeding with respect to any Taking of Property of the Borrower or any of the Subsidiary Guarantors.

5.11. Application of Loss Proceeds. Subject to the provisions of this Section 5.11, if an Event of Loss shall occur with respect to any Collateral, the Borrower and the Subsidiary Guarantors shall cause the Net Available Amount of any Loss Proceeds to be applied as follows:

(a) In the event that (i) the Borrower determines (A) that the affected Project cannot be Restored to permit operation of all or a portion of such Project on a commercially reasonable basis or (B) the Net Available Amount of Loss Proceeds from any Event of Loss together with any other amounts available to the applicable Subsidiary Guarantor for such Restoration are not sufficient to permit such Restoration, and upon delivery to the Administrative Agent of a certificate of an Authorized Officer of the Borrower to either such effect, (ii) the Borrower does not deliver to the Collateral Agent a Restoration Election Certificate for any Event of Loss within 60 days of the occurrence of such Event of Loss or (iii) the Borrower delivers to the Collateral Agent a Restoration Election Certificate for any Event of Loss within 60 days of the occurrence of such Event of Loss, but (if such approval is required by the terms of the Financing Documents) the Restoration Budget and the Restoration Progress Payment Schedule are not approved by the Independent Engineer, then, in the case of clause (i), (ii) or (iii), the Net Available Amount of any Loss Proceeds shall be applied to the payment of the Secured Obligations in accordance with Section 4.5(c) of the Account Agreement (including the prepayment of the Loans contemplated by Section 6.3 of this Credit Agreement); provided, that if after receipt of all Loss Proceeds relating to a single Event of Loss, the Net Available Amount of such Loss Proceeds is less than U.S.$1,000,000, the Borrower shall be permitted to direct the transfer of such Loss Proceeds to the Project Revenues Collection Account in accordance with Section 4.5 of the Account Agreement in lieu of application to the payment of the Secured Obligations.

(b) In the event that the Borrower determines to Restore the affected Project, so long as no Default or Event of Default shall have occurred and be continuing, (i) if the Loss Proceeds from any Event of Loss of the affected Project are U.S.$10,000,000 or less, the Borrower shall be permitted to apply the Net Available Amount of Loss Proceeds to the payment of the costs of Restoring the portion of the affected Project that was the subject of the Event of Loss in accordance with Sections 4.5(d)(i) and (e) of the Account Agreement (and without being subject to clauses (A) and (B) below relating to the approval by the Independent Engineer), or (ii) if the Loss Proceeds from any Event of Loss of the affected Project are in excess of U.S.$10,000,000, the Borrower or the applicable Subsidiary Guarantor shall be permitted to apply the Net Available Amount of Loss Proceeds to the payment of the costs of Restoring the affected Project that was the subject of the Event of Loss in accordance with Sections 4.5(d)(ii) and (e) of the Account Agreement, in each case subject to the following conditions:

(A) within 60 days of the occurrence of such Event of Loss, the Borrower shall have delivered to the Collateral Agent (1) a certificate of an Authorized Officer of the Borrower certifying that (I) an Event of Loss has occurred, (II) all or a portion, as applicable, of the affected Project will be Restored and (III) the applicable Subsidiary Guarantor has sufficient committed funds to Restore the affected Project (the “Restoration Election Certificate”), (2) a restoration budget (as amended, modified or supplemented from time to time (in the case of a Restoration pursuant to clause (b)(ii) above, in consultation with the Independent Engineer, the “Restoration Budget”) prepared by the Borrower identifying all categories and approximate amounts reasonably anticipated to be incurred in connection with the Restoration, together with a statement of uses of such Loss Proceeds in the Loss Proceeds Account and, within 150 days after such Event of Loss, the Borrower or the applicable Subsidiary Guarantor shall have delivered to the Collateral Agent any other monies necessary to complete the Restoration (in the case of a Restoration pursuant to clause (b)(ii) above, in consultation with the Independent Engineer) and (3) a restoration progress payment and completion schedule (as amended, modified or supplemented from time to time (in the case of a Restoration pursuant to clause (b)(ii) above, in consultation with the Independent Engineer, r, the “Restoration Progress Payment Schedule”) prepared by the Borrower for the projected Restoration Requisitions to be made from the Loss Proceeds Account, which (in the case of a Restoration pursuant to clause (b)(ii) above) shall be approved by the Independent Engineer (which approval shall not be unreasonably withheld or delayed);

(B) the Restoration Work shall be supervised by an architect or engineer (who may be an employee of the Borrower or the applicable Subsidiary Guarantor or any of their Affiliates) and (in the case of a Restoration pursuant to clause (b)(ii) above) before any Restoration Work is commenced, other than temporary Restoration Work to protect property or to prevent interference with business, such plans and specifications for the Restoration Work (which approval shall not be unreasonably withheld or delayed) shall be prepared in consultation with the Independent Engineer, it being understood that after giving effect to the completion of such proposed Restoration Work, the Project shall be at least equal in value and utility to the Project prior to the Event of Loss;

(C) each request for payment shall be made by the delivery, at least three (3) Business Days’ prior to the proposed payment date, of a Restoration Requisition to the Depositary Agent (with a copy to the Administrative Agent), accompanied by a certificate signed by the supervising architect or engineer and, if the amount requested in any consecutive twelve-month period with respect to any Event of Loss exceeds U.S.$10,000,000 in the aggregate, a certificate signed by an authorized representative of the Independent Engineer, in each case attesting to the statements made in such Restoration Requisition; and

(D) the Property of the Borrower constituting the Restoration Work shall be subject to the Security Interest (whether by amendment of the Guarantee and Security Documents or by entering into new Guarantee and Security Documents or otherwise).

(c) If (i) the relevant Subsidiary Guarantor shall not have commenced the Restoration Work by the date such work was anticipated to be commenced under the Restoration Progress Payment Schedule or (ii) at any time after such work was commenced, one or more of the conditions set forth in Sections 5.11(b)(B) through (D) shall not be satisfied or waived by the Required Lenders for a period of 12 consecutive months, then, in the case of either clause (i) or clause (ii) of this Section 5.11(c), upon the written direction of the Required Lenders, to the extent that such Loss Proceeds shall not otherwise have been disbursed as aforesaid to the Borrower, the remaining amount of such Loss Proceeds shall be applied, on behalf of the Borrower, to the payment of the Secured Obligations in accordance with Section 4.5(c) of the Account Agreement. Anything to the contrary in this Section 5.11 notwithstanding, if an Event of Default shall have occurred and be continuing (other than as a direct result of the Event of Loss which gave rise to such Loss Proceeds), the Administrative Agent may, with the consent, and shall, at the direction, of the Required Lenders, forthwith direct the Collateral Agent and the Depositary Agent to apply the remaining amount of such Loss Proceeds to the payment of the Secured Obligations in accordance with Section 4.5(c) of the Account Agreement.

(d) Notwithstanding anything to the contrary which may be contained in the foregoing provisions of this Section 5.11, if a Condemnation Event shall occur with respect to any Collateral, the Borrower and each of the Subsidiary Guarantors shall (i) not, without the written consent of the Administrative Agent (which consent shall not be unreasonably withheld, conditioned or delayed), compromise or settle any claim with respect to such Condemnation Event and (ii) apply all Loss Proceeds received in respect of such Condemnation Event as follows: (A) if the amounts in the applicable Sub-account of the Loss Proceeds Account are U.S.$1,000,000 or less, transfer such amounts to the Project Revenues Collection Account or (B) if the amounts remaining in the applicable Sub-account of the Loss Proceeds Account are greater than U.S.$1,000,000, apply such amounts to the payment of the Secured Obligations in accordance with Section 4.5(c) of the Account Agreement; provided, however, that if such Condemnation Event relates to a temporary taking of Property rather than a permanent taking of Property, such Loss Proceeds shall be deposited in the Project Revenues Collection Account to be used by the Borrower in any manner that could reasonably be expected to mitigate the adverse effect of such Condemnation Event. The Borrower and each of the Subsidiary Guarantors consents to the participation to the extent permitted by Law of the Administrative Agent, upon the occurrence and during the continuance of an Event of Default, in any proceedings regarding a Condemnation Event, and the Borrower and the Guarantors shall from time to time deliver to the Administrative Agent all documents and instruments requested by the Administrative Agent to permit such participation. Nothing in this Section 5.11 shall be deemed to impair any rights any Lender may have with respect to any such Condemnation Event. Notwithstanding anything to the contrary which may be contained in the foregoing provisions of this Section 5.11, no amounts described in this Section 5.11 received from any Guarantor shall be applied to any Excluded Swap Obligations of such Guarantor.

5.12. Limitation on Liens.

(a) Neither the Borrower nor any of the Subsidiary Guarantors shall create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, except:

(i) Liens in favor of all of the Secured Parties created or required to be created by this Credit Agreement or any other Financing Document or the Required Financial Hedge Agreements;

(ii) Liens for Taxes which are either not yet due or are the subject of a Good Faith Contest by the relevant Borrower Entity, or otherwise bonds or reserves in an amount sufficient to repay the underlying obligation of such Lien shall have been established in accordance with U.S. GAAP and remain in effect;

(iii) carriers’, warehousemen’s, mechanics’, workmen’s, suppliers’, construction, landlords’, materialmens’, vendors’, employees’ or other similar Liens arising in the ordinary course of business of any Borrower Entity or incident to the construction, operation, repair, restoration or improvement of a Project for obligations which are not yet due or which are the subject of a Good Faith Contest by the relevant Borrower Entity, or otherwise bonds in an amount sufficient to repay the underlying obligation of such Liens shall have been obtained and remain in effect;

(iv) pledges or deposits to secure statutory obligations relating to worker’s compensation and/or unemployment insurance and other social security legislation;

(v) defects, easements, rights of way, leases, subleases, reservations of gas, water, oil and mineral rights, servitudes, rights-of-way, restrictions (including municipal and other governmental restrictions), irregularities, clouds on title, statutory liens and other title exceptions, Liens or encumbrances that do not materially impair the applicable Borrower Entity’s use of the applicable property affected and that do not individually or in the aggregate materially impair the validity or perfection of the Liens granted under the Guarantee and Security Documents;

(vi) Liens arising out of judgments or awards so long as (A) enforcement of any such Lien has been stayed and an appeal or proceeding for review is being prosecuted in good faith and (B) either (I) adequate reserves have been established in connection therewith in accordance with U.S. GAAP or (II) bonds or letters of credit, or other security reasonably acceptable to the Collateral Agent have been provided to cover the full amount of such Lien;

(vii) Liens listed on Schedule B in the Mortgage Policies;

(viii) Liens, deposits or pledges to secure statutory obligations or performance of leases, tenders or contracts (other than for the repayment of borrowed money), or for purposes of like general nature in the ordinary course of its business; provided that Liens permitted under this clause shall not exceed U.S.$5,000,000 in the aggregate at any time, and with any such Lien to be released as promptly as practicable;

(ix) Liens arising from purchase money security interests, secured equipment or similar financings or under operating leases from time to time; provided that the aggregate amount of Indebtedness at any one time outstanding secured by such Liens shall not exceed U.S.$10,000,000, which amount shall be adjusted based on the change in the “Consumer Price Index for All Urban Consumers (CPI-U)” for all items as published by the Bureau of Labor Statistics of the United States Department of Labor;

(x) Liens granted to Permitted Commodity Hedge Counterparties securing obligations of the Borrower Entities under Permitted Commodity Hedge Agreements so long as such Liens are either (1) limited to specific cash, assets or other credit support agreements or instruments and relating solely to a Borrower Entity’s obligations with respect to margining requirements thereunder or (2) subject to the provisions of, and the limitations set forth in, the Intercreditor Agreement;

(xi) Liens granted to lenders providing Refinancing Indebtedness;

(xii) other Liens granted pursuant to or arising under the Material Project Documents and Cross Easements;

(xiii) In the case of any Project with respect to which the interests of the applicable Borrower Entity in the underlying real estate consist (in whole or in part) of one or more leasehold, easement, subleasehold, subeasement or license interests:

(1) the terms of each applicable lease, easement, sublease, subeasement and/or license;

(2) Liens affecting the underlying fee interest in the real estate and/or any of the property of the lessor, grantor, sublessor, subgrantor or licensor under the applicable lease, easement, sublease, subeasement or license; and

(3) in the case of any Project with respect to which the interests of the applicable Borrower Entity in the underlying real estate consist (in whole or in part) of one or more subleasehold or subeasement interests, each applicable overlying lease or easement under which such subleasehold or subeasement interest was created, and any Liens affecting such overlying lease or easement (or any interest therein);

(xiv) Rights reserved for or vested in any municipality or Governmental Authority to control or regulate the use of any real property or to use any real property in any manner, including zoning and land use regulations;

(xv) Liens not otherwise permitted hereunder so long as the aggregate outstanding principal amount of the obligations secured thereby does not exceed $5,000,000 at any one time;

(xvi) To the extent viewed as a Lien or encumbrance, the rights of parties other than the Borrower, the Wolf Hollow Project Owner or the Colorado Bend Project Owner pursuant to the Shared Asset and Service Agreements; and/or

(xvii) Liens which are bonded or insured over in a manner reasonably acceptable to Administrative Agent.

(b) The Parent Guarantor shall not create, incur, assume or suffer to exist any Lien upon any of its Collateral, whether now owned or hereafter acquired, except:

(i) Liens in favor of all of the Secured Parties created or required to be created by this Credit Agreement or any other Financing Document;

(ii) Liens for Taxes which are either not yet due or are the subject of a Good Faith Contest by the Parent Guarantor or otherwise bonds or reserves in an amount sufficient to repay the underlying obligation of such Lien shall have been established in accordance with U.S. GAAP and remain in effect; and

(iii) Liens arising out of judgments or awards so long as (A) enforcement of any such Lien has been stayed and an appeal or proceeding for review is being prosecuted in good faith and (B) either (1) adequate reserves have been established in connection therewith in accordance with U.S. GAAP; or (2) bonds or letters of credit, or other security reasonably acceptable to the Collateral Agent have been provided to cover the full amount of such Lien.

(c) The Borrower and each of the Guarantors shall at its own cost and expense take such action as may be necessary to discharge any Lien (other than Permitted Liens) on or with respect to any properties or assets constituting a part of the Collateral within 20 days of obtaining knowledge thereof.

5.13. Indebtedness. Neither the Borrower nor any of the Guarantors shall create, incur, suffer to exist or otherwise become liable for any Indebtedness except:

(a) the obligations pursuant to the Financing and Hedge Documents and any Required Financial Hedge Agreements (including any Indebtedness evidenced by the Notes);

(b) contingent obligations arising from indemnities provided under the Financing and Hedge Documents and the Project Documents;

(c) trade accounts payable and similar Indebtedness (other than for borrowed money) of any Borrower Entity which arise in the ordinary course of business of such Borrower Entity and not more than ninety (90) days past due (or if overdue are subject to a Good Faith Contest);

(d) intercompany loans among the Borrower and the Subsidiary Guarantors resulting from the flow of funds among such entities and the accounts pursuant to and in accordance with the Account Agreement;

(e) unsecured Indebtedness of the Borrower owed to the Parent Guarantor and its Affiliates; provided that such Indebtedness is subordinated to the Obligations and is otherwise subject to the terms of the Subordination Agreement;

(f) Indebtedness secured by a Lien permitted by Section 5.12(a)(ix); and

(g) Refinancing Indebtedness.

5.14. Investments and Conduct of Business; Subsidiaries. (a) The Borrower shall not engage in any business other than (i) the borrowing of the Loans and the incurrence of the other Indebtedness permitted hereunder to be incurred by the Borrower, including entering into Required

Financial Hedge Agreements, (ii) entering into and performing its obligations under Permitted Commodity Hedge Agreements (including the Permitted Secured Affiliate Agreements), (iii) the holding of direct ownership interests in the Service Companies and the Subsidiary Guarantors and (iv) activities necessarily incidental to the foregoing. No Subsidiary Guarantor shall conduct business other than (A) the ownership, operation, maintenance, administration and financing of its Project as permitted by the Transaction Documents, (B) the execution, delivery and performance of the relevant Financing Documents to which it is a party and (C) activities necessarily incidental to the foregoing (including entering into and performing their obligations under Permitted Commodity Hedge Agreements). The Parent Guarantor shall not engage in any business other than holding the direct interests in the Borrower and the execution, delivery and performance of the relevant Financing Documents to which it is a party.

(b) Neither the Borrower nor any of the Guarantors will establish or maintain any Subsidiaries other than (x) the Borrower and the Subsidiary Guarantors in existence as of the Closing Date and (y) a Subsidiary of the Borrower established to own a New Project in accordance with Section 5.37 so long as such Subsidiary becomes a Subsidiary Guarantor. Neither the Borrower nor any of the Subsidiary Guarantors shall purchase or acquire any assets other than the purchase of (i) subject to Section 5.21, assets in the ordinary course of business reasonably required in connection with the operation, maintenance or administration of the Projects, (ii) subject to Section 5.37, a New Project and (iii) Permitted Investments.

(c) The Borrower shall not apply any proceeds of the proceeds of the Loans hereunder to purchase or carry Margin Stock.

5.15. Distributions. Neither the Borrower nor any of the Subsidiary Guarantors shall make any distributions, dividend, return of capital or other payment to any Person in respect of its LLC Interests or any other ownership interest in the Borrower or any of the Subsidiary Guarantors whether in cash or other Property, or redeem, purchase or otherwise acquire any interest of any such Person, or assume or incur any Indebtedness of such Person, or permit such Person to withdraw any capital from the Borrower or the Subsidiary Guarantors (all of the foregoing being referred to as “Distributions”), other than (a) Distributions by the Borrower to the Sponsor and/or its Affiliates of all or a portion of the proceeds it receives from the Loans on the Closing Date (as described in, and in accordance with Section 4.7, (b) Distributions made pursuant to Section 4.9 of the Account Agreement and (c) Permitted Permit Contributions. For the avoidance of doubt, the payment of fees or other amounts due and payable by a Borrower Entity to Sponsor pursuant to any Material Project Document in accordance therewith shall not constitute a Distribution.

5.16. Required Financial Hedge Agreements. (a) Within 90 days of the Closing Date, the Borrower shall enter into and thereafter maintain in full force and effect one or more Financial Hedge Agreements in form and substance reasonably satisfactory to the Administrative Agent with Persons that are (i) Lenders or Affiliates of the Lenders or (ii) commercial banks whose long-term senior unsecured debt is rated at least A- by Standard & Poor’s and A3 by Moody’s at the time such Required Financial Hedge Agreements are entered into, which effectively enables the Borrower to protect itself in a manner reasonably satisfactory to the Administrative Agent against the risk of interest rate fluctuations during the period commencing on the Closing Date and ending on the three year anniversary thereof with respect to a notional amount of not less than 50.0% but not more than 105.0% of the reasonably anticipated outstanding principal amount of the Term Loans (such amount to be reasonably determined by the Borrower in good faith and to reflect the projected prepayments pursuant to Section 6.3(a) during such period, as based upon the Base Case Model); provided that if at any time such Financial Hedge Agreements cover more than 105% of a notional amount of the outstanding principal amount of the Term Loans, the Borrower shall be required to cure such over-hedged position (which cure may include partial termination of such Financial Hedge Agreements or entering into offsetting Financial Hedge Agreements)

within 30 days so that no more than 105% of the outstanding principal amount of the Term Loans shall be subject to such Financial Hedge Agreements (after giving effect to such cure). All Financial Hedge Agreements required pursuant to this Section 5.16 are herein referred to as the “Required Financial Hedge Agreements”.

5.17. Chief Place of Business; Location etc. The Borrower and each of the Guarantors shall (a) maintain its chief executive office, registered office or head office, as the case may be, at c/o Exelon Corporation, 10 South Dearborn Street, 52nd Floor, Chicago, Illinois, 60603, (b) not keep any place of business or assets outside of its jurisdiction of organization or formation except for assets related to the Projects located on the relevant Land, (c) not change its name, (d) not change its jurisdiction of organization or formation, (e) not change its organizational form, and (f) not change its chief executive office, registered office or head office, as the case may be, unless, in any such case, the Borrower shall have given the Collateral Agent at least 45 days’ prior written notice, and all action reasonably requested by the Collateral Agent necessary or advisable in the Collateral Agent’s reasonable opinion to preserve and perfect (or, in the case of real property, cause to be valid) the Security Interests with respect to the Collateral shall have been taken.

5.18. Transactions with Affiliates. Neither the Borrower nor any of the Subsidiary Guarantors will enter into any transaction or agreement with any Affiliate other than (a) certain Financing and Hedge Documents, Material Project Documents and Cross Easements in effect on the Closing Date (including the Permitted Secured Affiliate Agreements in effect on the Closing Date) and, in the case of each of the QSE Services Agreement, the Fuel Supply and Energy Agreement and the Global Service Agreement, the individual transactions contemplated thereby, (b) Permitted Permit Contributions, (c) Phase II Confirmations, (e) FTA Assignments/Releases, and (f) transactions and agreements which are on terms which are at least as favorable as the Borrower or the Subsidiary Guarantors would obtain in an arm’s length transaction with a non-Affiliate.

5.19. Project Maintenance and Operation. The Borrower and the Subsidiary Guarantors shall operate and maintain or cause to be operated and maintained the Projects in all material respects in accordance with Prudent Industry Practice.

5.20. Performance of Material Project Documents. Each of the Borrower and the Subsidiary Guarantors shall at all times (a) perform and observe all of its covenants and agreements contained in any of the Material Project Documents to which it is or becomes a party and (b) take any and all action as may be reasonably necessary promptly to enforce and preserve its rights and to collect any and all sums due to it under the Material Project Documents, unless, in the case of (a) and (b), such failure to perform, enforce or preserve could not reasonably be expected to have a Material Adverse Effect.

5.21. Merger; Sales or Dispositions of Assets. (a) Neither the Borrower nor any of the Subsidiary Guarantors shall:

(i) merge or wind-up into or consolidate with, any other Person, or liquidate or dissolve itself (or suffer any liquidation or dissolution), or

(ii) sell, lease, transfer, or otherwise dispose of its Property other than:

(A) sales of natural gas energy, congestion revenue rights, ancillary services, capacity or other related products or services pursuant to the Project Documents;

(B) subject to the requirements of Section 4.7(a) of the Account Agreement, Dispositions of assets of the Borrower and/or any of the Subsidiary Guarantors (1) having a value of less than U.S.$10,000,000 in any calendar year and (2) determined by the Borrower or such Subsidiary Guarantor (in its reasonable opinion) to be obsolete or no longer used by or useful to such Person for the operation or maintenance of the Projects or to be necessary in connection with the repair or replacement of any equipment pursuant to a Project Document in the ordinary course of business, provided, however, that in connection with Disposition(s) of such assets in excess of U.S.$10,000,000 for the purpose of replacing (with assets of equal or greater value) or upgrading equipment at the Projects, such disposition(s) shall be permitted and shall not deduct from the value of Dispositions described in clause (1) above) so long as (I) the resulting proceeds are promptly deposited in the Project Revenues Collection Account or, in the case of a repair, the asset is returned repaired or is replaced by an asset of comparable value within a reasonable period in accordance with the applicable Project Document in the ordinary course of business or (II) such disposition(s) and replacement are undertaken in consultation with the Independent Engineer;

(C) sales of Permitted Investments prior to the maturity thereof;

(D) Distributions permitted by Section 5.15;

(E) the disposition of assets affected by any Events of Loss that are not being Restored as permitted hereunder;

(F) so long as no Event of Default exists, the Disposition of an entire Project or all of the Borrower’s ownership interest in a Subsidiary Guarantor to a third party purchaser (that is not an Affiliate of the Sponsor) for cash equal to the fair market sales value thereof (a “Project Disposition”), so long as the Net Disposition Proceeds are applied in accordance with Sections 4.6(b) and (c) of the Account Agreement;

(G) leases, transfers or other dispositions that constitute Permitted Liens hereunder;

(H) Permitted Permit Contributions and Phase II Confirmations; and/or

(I) Transfers contemplated in the Colorado Bend Cross-Easement or the Wolf Hollow Cross-Easement.

(b) Upon request of a Borrower Entity, the Administrative Agent shall execute such documents as such Borrower Entity may reasonably request to direct the Collateral Agent to evidence the release of the Lien created upon the Property which is sold, transferred or otherwise disposed of as permitted by, and in accordance with, Section 5.21(a) (as referred to herein, a “Permitted Release”). As a condition to a Permitted Release, in accordance with Section 2.4 of the Intercreditor Agreement, such Borrower Entity shall deliver to the Collateral Agent, Administrative Agent and each Financing and Hedge Document Representative under the Intercreditor Agreement an Officer’s Certificate of such Borrower Entity (i) stating that the sale or other release of the Collateral is permitted pursuant to the terms and conditions of the Financing and Hedge Documents and (ii) stating any further information and/or providing any certifications which are required pursuant to the Financing and Hedge Documents for the relevant release associated with such Permitted Release or as reasonably requested by the Collateral Agent, Administrative Agent or any Financing and Hedge Document Representative. Upon receipt by the Collateral Agent of such Officer’s Certificate, the Collateral Agent shall, at the expense of such Borrower Entity, take the actions required by Section 2.4 of the Intercreditor Agreement to evidence the Permitted Release; provided that for the avoidance of doubt, upon satisfaction of the conditions set forth in Section 2.4 of the Intercreditor Agreement with respect to releases, the Lien of the Collateral Agent on such Property shall thereupon be released whether or not the Collateral Agent executes and delivers to the Borrower Entity any document evidencing such release; provided further that the indemnities set forth herein shall survive the release of the Lien created hereby. The Collateral Agent shall have no liability whatsoever to any other Secured Party as a result of any release of all or any portion of the Property in accordance with this Section 5.21 except with respect to its gross negligence or willful misconduct.

(c) In addition, in the event that any Borrower Entity shall at any time desire to execute and/or deliver a lease, easement, license or similar instrument granting rights to use and/or occupy any portion of its respective Land or Project which constitutes a Permitted Lien hereunder, then, upon request of such Borrower Entity, the Administrative Agent shall execute such documents as such Borrower Entity may reasonably request to direct the Collateral Agent to enter into one or more instruments in form and substance reasonably acceptable to Administrative Agent pursuant to which the Collateral Agent shall agree not to disturb the rights of the tenant, grantee, licensee or other holder of any such right or interest described above under its respective lease, easement, license or other instrument so long as such tenant, grantee, licensee or other holder is not in default (beyond applicable notice and cure periods) thereunder in connection with any foreclosure (or deed or transfer in lieu thereof) of any Mortgage (or other instruments securing the Liens in favor of the Secured Parties hereunder) affecting the applicable Land and/or Project (a “Permitted Non-Disturbance Agreement”). As a condition to any such Permitted Non-Disturbance Agreement, the applicable Borrower Entity shall deliver to the Administrative Agent an Officer’s Certificate of such Borrower Entity stating that the applicable lease, easement, license or other instrument constitutes a Permitted Lien hereunder. Upon receipt by the Collateral Agent of such Officer’s Certificate, the Collateral Agent shall, at the expense of such Borrower Entity, execute and deliver the Permitted Non-Disturbance Agreement. The Collateral Agent shall have no liability whatsoever to any other Secured Party as a result of any execution of a Permitted Non-Disturbance Agreement in accordance with this Section 5.21(c) except with respect to its gross negligence or willful misconduct.

5.22. Project Documents. Neither the Borrower nor the Subsidiary Guarantors shall, except with the prior written approval of the Required Lenders:

(i) amend or modify, or consent to the amendment or modification of, any Material Project Document or waive any material provision thereof (each an “Agreement Change”);

(ii) terminate, replace or assign any material interest or all interests of the Borrower or any of the Subsidiary Guarantors in any Material Project Document or enter into a Material Additional Project Document; or

(iii) consent to any termination, replacement or assignment of any of the Material Project Documents by any Material Project Participant thereto or give any other material consent or exercise any material option thereunder (each, a “Consent Action”);

unless one of the following conditions is met:

(A) such new Material Project Document is an FTA Assignment/Release (if and to the extent it qualifies as a Material Project Document);

(B) such Agreement Change is of a ministerial nature;

(C) such Agreement Change, Consent Action or termination, replacement or assignment of any Material Project Document or entry into an Additional Project Document (other than a Commodity Hedge Agreement) could not reasonably be expected to have a Material Adverse Effect and the Borrower shall have delivered to the Collateral Agent and the Administrative Agent a certificate to that effect;

(D) such Agreement Change, Consent Action or termination, replacement or assignment of any Project Document or entry into an Additional Project Document is with respect to a Commodity Hedge Agreement (other than the Initial Secured Commodity Hedge Confirmations; provided that this clause (D) shall apply to the Initial Secured Commodity Hedge Confirmations in connection with an Agreement Change, Consent Action or termination, replacement or assignment of any Project Document being implemented to adhere to protocols published by the International Swaps and Derivatives Association, Inc.), and (I) such action is taken on a non-speculative basis, (II) after giving effect to such action, the contracted output under all Commodity Hedge Agreements to which the Borrower and the Subsidiary Guarantors are parties does not exceed the aggregate rated capacity of the Projects, (III) if such action results in an assignment to a new counterparty or constitutes the entry into a Commodity Hedge Agreement, the counterparty thereunder is a Permitted Commodity Hedge Counterparty at the time of such action and the agreement is a Permitted Commodity Hedge Agreement, and (IV) the covenants applicable to the Borrower in any Commodity Hedge Agreement (other than the Initial Commodity Hedge Agreement) are not more burdensome on, or restrictive to, the Borrower than the covenants applicable to the Borrower in the Initial Commodity Hedge Agreement; or

(E) such Agreement Change, Consent Action or termination, replacement or assignment of such Project Document is an obligation of the Borrower pursuant to the terms of this Credit Agreement or any other Financing Document or is permitted hereby or thereby.

5.23. Charter Documents; Service Company LLC Agreements. Neither the Borrower nor any of the Guarantors shall amend or modify in any manner materially adverse to the Lenders, or take any action that would impair its rights under, its Charter Documents. The Borrower shall, to the extent of its authority under the applicable Service Company LLC Agreement, cause each of the Service Companies to at all times (i) comply with the provisions of Section 5.2 of its respective Service Company LLC Agreement and (ii) comply with any provisions of its respective LLC Agreement intended to ensure that the Service Companies are special purpose entities (except, in each case, to the extent non-compliance could not reasonably be expected to be materially adverse to the interests of the Lenders under the Financing Documents).

5.24. Environmental Compliance. The Borrower and each of the Subsidiary Guarantors shall:

(a) comply and require each of the Operator and their respective subcontractors occupying or conducting operations at the Projects (when occupying or conducting operations at the Projects on behalf of the Borrower) to comply with all Environmental Laws now or hereafter applicable to the Projects, except for any non-compliance which could not reasonably be expected to have a Material Adverse Effect;

(b) obtain, at or prior to the time required by applicable Environmental Laws, all Governmental Approvals required pursuant to applicable Environmental Laws for the construction, operation and maintenance of the Projects, and maintain such Governmental Approvals in full force and effect, except where such failure to obtain and maintain Governmental Approvals could not reasonably be expected to have a Material Adverse Effect;

(c) not generate, use, treat, recycle, store, Release or dispose of, or permit the generation, use, treatment, recycling, storage, Release or disposal of Hazardous Materials on the Land, or transport or permit the transportation of Hazardous Materials to or from the Projects, other than in compliance with all applicable Environmental Laws except for any non-compliance which could not reasonably be expected to have a Material Adverse Effect;

(d) as required by any applicable Environmental Laws, conduct and complete any investigation, study, sampling and testing and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials Released at, on, in, under or emanating from the Projects, in accordance with the requirements of all applicable Environmental Laws except for any non-compliance which could not reasonably be expected to have a Material Adverse Effect and promptly notify the Administrative Agent of any such action (which notice shall be provided by the Borrower);

(e) provide the Administrative Agent with copies of all material communications with any Governmental Authority relating to any Environmental Claim which could reasonably be expected to have a Material Adverse Effect promptly after the giving or receiving of any such communications (which copies shall be provided by the Borrower); and

(f) provide such information concerning any Environmental Claim relating to the Projects which could reasonably be expected to have a Material Adverse Effect as may be reasonably requested of the Borrower by the Administrative Agent.

5.25. Guarantee and Security Documents. (a) The Borrower and the Guarantors shall take all actions necessary or reasonably requested by the Administrative Agent to maintain each Guarantee and Security Document in full force and effect and enforceable in accordance with its terms and to maintain and preserve the Liens created by the Guarantee and Security Documents for the benefit of the Secured Parties and the priority thereof, including (i) making filings and recordations, (ii) making payments of fees and other charges, (iii) issuing and, if necessary, filing or recording supplemental documentation, including continuation statements, (iv) discharging all claims or other Liens adversely affecting the rights of any Secured Party in any Collateral (other than in respect of Permitted Liens), (v) publishing or otherwise delivering notice to third parties, (vi) depositing title documents and (vii) taking all other actions either necessary or otherwise reasonably requested by the Administrative Agent to ensure that all Collateral (including any after-acquired Property of the Borrower or the Guarantors intended to be covered by any Guarantee and Security Document) is subject to a valid and enforceable first-priority Lien in favor of the Collateral Agent for the benefit of the Secured Parties (subject, in the case of Collateral other Pledged Collateral, to Permitted Liens, and the case of Pledged Collateral, to Liens arising by operation of Law and subject to the provisions of the Intercreditor Agreement). In furtherance of the foregoing, the Borrower and the Guarantors shall (A) ensure that all Property acquired by it intended to be covered by a Guarantee and Security Document (including a

Property constituting a New Project) shall become subject to the Lien of the Guarantee and Security Documents having the priority contemplated thereby promptly upon the acquisition thereof and (B) not open or maintain any bank account without first taking all such actions as may be necessary or otherwise reasonably requested by the Administrative Agent to ensure that such bank account is subject to a valid and enforceable first-priority Lien in favor of the Collateral Agent for the benefit of the Secured Parties (subject only, in each such case, to Permitted Liens and subject to the provisions of the Intercreditor Agreement).

(b) The Borrower and the Subsidiary Guarantors shall cause each Material Additional Project Document to be or become subject to the Liens of the Guarantee and Security Documents (whether by amendment to any Guarantee and Security Document, execution of a new Guarantee and Security Document or otherwise) in favor of the Collateral Agent for the benefit of the Secured Parties, and shall use commercially reasonable efforts to deliver or cause to be delivered to the Administrative Agent and Collateral Agent such certificates or other documents with respect to each Material Additional Project Document as the Administrative Agent may reasonably request in connection therewith. The Borrower and the Subsidiary Guarantors use commercially reasonably efforts to cause each party to a Material Additional Project Document (other than the Borrower and the Guarantors) to execute and deliver a Consent Agreement (provided that the Borrower and the Subsidiary Guarantors shall cause each party to a Material Additional Project Document (other than the Borrower and the Guarantors) to execute and deliver a Consent Agreement with respect to any Material Additional Project Document that is not assignable by its terms), and in any case shall use commercially reasonable efforts to ensure that such Consent Agreement is substantially in the form of Exhibit C, with respect to such Material Additional Project Document.

(c) Until the Termination Date, neither the Borrower nor any of the Guarantors will execute or authorize to be filed in any public office any financing statement (or similar statement or instrument of registration under the Law of any jurisdiction) or statements relating to the Security Agreement Collateral (as defined in the Guarantee and Security Agreement), except financing statements filed or to be filed in respect of and covering the security interests granted pursuant to the Guarantee and Security Documents by the Borrower and the Guarantors.

5.26. Transfers of Equity Interests. Except to the extent permitted by Section 5.21, the Parent Guarantor shall not (a) permit or consent to the direct transfer (by assignment, sale or otherwise) of any LLC Interests of the Borrower or (b) issue any new LLC Interests or other interests in the Borrower or the Subsidiary Guarantors. Except as permitted by Section 5.21, the Borrower shall not (a) permit or consent to the direct transfer (by assignment, sale or otherwise) of any LLC Interests of the Subsidiary Guarantors or any LLC Interests of the Service Companies held by the Borrower on the Closing Date or (b) issue any new LLC Interests or other interests in the Subsidiary Guarantors or any new LLC Interests or other interests in the Service Companies (except as otherwise provided for in the Service Companies’ Charter Documents).

5.27. Further Assurances. The Borrower and the Guarantors shall promptly and duly execute and deliver to the Administrative Agent, the Collateral Agent and the Depositary Agent such documents and assurances to take such further action as the Administrative Agent may from time to time reasonably request (either pursuant to this Credit Agreement or any other applicable Security Document) in order to carry out more effectively the intent and purpose of the Financing Documents and to establish, protect and perfect the rights and remedies created or intended to be created in favor of the Secured Parties pursuant to the Financing and Hedge Documents.

5.28. No Abandonment. Neither the Borrower nor any of the Subsidiary Guarantors shall suspend or cease for a period of 90 consecutive days all or substantially all of the operational and maintenance activities at any Project (an “Event of Abandonment”); provided, however, that any such suspension or cessation that arises from an Event of Loss, a requirement of applicable Law, an event of force majeure, curtailment or failure to be dispatched, or other bona fide business reasons shall not constitute an Event of Abandonment, in each case, so long as Borrower or the relevant Subsidiary Guarantor is taking commercially reasonable actions to overcome or mitigate the effects of the cause of the suspension or cessation so that maintenance and/or operations, as the case may be, can be resumed.

5.29. Investments. Neither the Borrower nor any of the Subsidiary Guarantors will make any loan or advance to, or acquire the stock, obligations, or securities of any Person, except that the Borrower or the Subsidiary Guarantors may direct the investment of funds on deposit in the Accounts (to the extent applicable) in Permitted Investments in accordance with the terms of the Financing Documents, make the intercompany loans resulting from transfer of funds as contemplated in the Account Agreement, own LLC Interests or other interests in the Service Companies and acquire stock in a new Project Owner.

5.30. Replacement of Independent Consultants. The Administrative Agent and the Required Lenders, in their reasonable discretion, may remove from time to time, any one or more of the Independent Consultants and appoint replacements reasonably acceptable to the Borrower. Notice of any replacement Independent Consultant shall be given by the Administrative Agent to the Borrower, the Lenders and to the Independent Consultant being replaced. All reasonable and documented fees and expenses of the Independent Consultants (whether the original Independent Consultants or replacements) shall be paid by the Borrower; provided, however, that unless an Event of Default shall have occurred and be continuing, the Administrative Agent shall request that each such Independent Consultant provide the Borrower with its proposed scope of work and proposed budget therefor, and the Administrative Agent shall consult with the Borrower with regard to the matters contained therein.

5.31. Terrorism Sanctions Regulations. The Borrower will not directly or indirectly use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person, or in any country or territory, that, at the time of such funding, is the subject of U.S. sanctions or in any other manner that will result in a violation by any person (including any person participating in the transaction, whether as initial purchaser, advisor, investor or otherwise) of U.S. sanctions administered or enforced by OFAC.

5.32. Maintenance of Ratings. The Borrower shall use commercially reasonable efforts to maintain a credit rating for the Loans by each of Moody’s and Standard and Poor’s for so long as such rating agency is in the business of rating loans and securities of a type similar to the Loans but, for the avoidance of doubt, not be required to maintain a specific minimum rating.

5.33. Separateness. The Borrower and the Subsidiary Guarantors shall each:

(a) act solely in its name and through its duly authorized officers, managers or agents in the conduct of its business; provided, however, that Sponsor’s performance pursuant to the Material Project Documents to which it is a party, including acting as agent for Borrower or the Subsidiary Guarantors as contemplated therein, shall not constitute a violation hereof;

(b) conduct in all material respects its business solely in its own name, in a manner not misleading to other Persons as to its identity (without limiting the generality of the foregoing, all oral and written communications (if any), including letters, invoices, purchase orders and contracts shall be made solely in the name of the Borrower, if related to the Borrower); provided, however, that Sponsor’s performance pursuant to the Material Project Documents to which it is a party, including acting as agent Borrower or the Subsidiary Guarantors as contemplated therein, shall not constitute a violation hereof;

(c) comply in all material respects with the terms of its limited liability company agreement;

(d) obtain proper authorization from member(s), director(s) and manager(s), as required by its limited liability company agreement for all of its limited liability company actions; and

(e) not commingle its funds or assets with those of any other entity (other than the other Borrower Entities) which is an Affiliate of the Borrower.

5.34. Subordinated Indebtedness Prepayments. Upon the occurrence and during the continuance of an Event of Default, the Borrower shall not make regularly scheduled payments of principal or interest on any Indebtedness for borrowed money of a Borrower Entity that is subordinated to the Secured Obligations expressly by its terms.

5.35. Reserved.

5.36. Changes in Fiscal Periods. The Borrower shall not change its fiscal year to end on a day other than December 31.

5.37. Application of Project Disposition Proceeds; New Projects.

(a) The Borrower shall promptly, (i) but in no event less than 15 days prior to the projected closing date for a Project Disposition, give the Administrative Agent notice of a Project Disposition and (ii) but in no event less than one Business Day after the consummation of a Project Disposition, give the Administrative Agent notice of a Project Disposition.

(b) Within 30 days of such Project Disposition, the Borrower shall have delivered to the Administrative Agent and the Collateral Agent a certificate of an Authorized Officer of the Borrower certifying that the Borrower intends to cause such Project Disposition Proceeds (or a portion thereof specified in such certificate) to be applied within 365 days after receipt of such Project Disposition Proceeds to consummate a New Project Acquisition permitted hereunder.

(c) If the New Project Acquisition has not been consummated within 365 days after receipt of such Project Disposition Proceeds (or within a period of 180 days thereafter if by the end of such initial 365 day period the Borrower or any other Subsidiary Guarantor shall have entered into a binding commitment with a third party to consummate such New Project Acquisition), such Net Disposition Proceeds shall be applied, on behalf of the Borrower, to the payment of the Secured Obligations in accordance with Section 4.6(b) of the Account Agreement. Anything to the contrary in this Section 5.37 notwithstanding, if a Default or an Event of Default shall have occurred and be continuing, the Administrative Agent may, with the consent, and shall, at the direction, of the Required Lenders, forthwith direct the Collateral Agent and the Depositary Agent to apply such Net Disposition Proceeds to the payment of the Secured Obligations in accordance with Section 5.2 of the Intercreditor Agreement.

(d) The application of Project Disposition Proceeds to a New Project Acquisition shall be in accordance with Section 4.6(c) of the Account Agreement and the consummation of a New Project Acquisition shall be subject to the satisfaction of the following conditions precedent on the New Project Closing Date:

(i) Transaction Documents. Each of the Transaction Documents for the New Project (including, subject to 5.37(d), any amendments to any existing Transaction Documents) shall have been duly authorized, executed and delivered by each party thereto. The Administrative Agent shall have received an original of each such Financing Document for the New Project delivered on the New Project Closing Date and a disk containing conformed copies or executed versions of each Material Project Document for the New Project, which Material Project Documents shall each be in full force and effect.

(ii) Charter Documents; Certificates; Legal Opinions, etc. The Administrative Agent shall have received such legal opinions, board resolutions, secretary’s certificates, officer’s certificates and other documents as shall reasonably be requested (consistent in all material respects with the documents delivered on the Closing under 3.1) by the Administrative Agent for the applicable New Project and New Project Owner.

(iii) Representations and Warranties. Each of the representations and warranties made by any Borrower Entity (including the New Project Owner) in or pursuant to the Financing Documents are and will be true and correct in all material respects (and in all respects if qualified by materiality or “Material Adverse Effect”) before and after giving effect to such New Project Acquisition, as if made on and as of such date (or, if stated to have been made solely as of an earlier date, were true and correct in all material respects as of such earlier date).

(iv) Base Case Projections; Operating Budget. The Administrative Agent shall have received updates of the Base Case Projections and Operating Budget reflecting the addition of the New Project and otherwise in form and substance satisfactory to the Administrative Agent.

(v) No Default. No Default or Event of Default shall have occurred and be continuing, or would result from the New Project Acquisition or any transaction related thereto, including the Borrower’s acquisition of the New Project Owner.

(vi) Insurance. The Administrative Agent shall have received certificates from an internationally recognized insurance broker, with respect to each policy of insurance applicable to the New Project (it being understood that the types and levels of maintained insurance shall be reasonably acceptable to the Administrative Agent) and the designation of the Collateral Agent loss payee and the Secured Parties as additional insureds, as applicable. In addition, the Administrative Agent shall have received a report from the Insurance Advisor, dated as of the New Project Closing Date, determined by it to be reasonably satisfactory stating that, in its opinion, all insurance policies applicable to the New Project have been obtained and are in full force and effect on the New Project Closing Date.

(vii) Reports. The Administrative Agent shall have received a report of (A) the Independent Engineer regarding the New Project, (B) the Independent Marketing Consultant regarding the New Project and (C) an environmental report regarding the New Project prepared by an acceptable consultant, in each case reasonably acceptable to the Administrative Agent and as to such matters as the Administrative Agent shall reasonably request, together with a reliance letter and/or bring-down certificate, if applicable, dated as of the New Project Closing Date.

(viii) Filings, Registrations and Recordings. Any document required to be filed, registered, notarized or recorded in order to create and perfect (or, in the case of real property, cause to be valid) the Security Interests as first priority Liens (subject, in the case of Collateral other Pledged Collateral, to Permitted Liens, and the case of Pledged Collateral, to Liens arising by operation of Law) with respect to the New Project shall have either (A) been executed and delivered to the Lenders for filing or recording in form and substance satisfactory to the Lenders, or (B) been properly filed, registered, notarized or recorded in each office in each jurisdiction in which such filings, registrations, notarizations and recordations are required, and any other action required in the reasonable judgment of the Administrative Agent to perfect (or, in the case of real property, cause to be valid) such Security Interests as such first priority Liens (subject, in the case of Collateral other Pledged Collateral, to Permitted Liens, and the case of Pledged Collateral, to Liens arising by operation of Law) shall have been effected. The Administrative Agent shall have received (with respect to any filings described in (ii) above) acknowledgment copies or other evidence reasonably satisfactory to it that all necessary filing, notarization, recording and other fees and all taxes and expenses related to such filings, notarizations, registrations and recordings have been paid in full.

(ix) Perfection by Possession; Delivery of Possession of Collateral. All Collateral relating to the New Project, which, pursuant to applicable Law, must be delivered to the Collateral Agent (A) to achieve priority over another method of perfection such as filing or (B) in order to perfect the Security Interest therein as a first priority Lien (subject, in the case of Collateral other Pledged Collateral, to Permitted Liens, and the case of Pledged Collateral, to Liens arising by operation of Law) (including any letters of credit or bonds for which the Borrower or the New Project Owner is the beneficiary) shall have been delivered to the Collateral Agent.

(x) Property. The Administrative Agent shall have received evidence reasonably satisfactory to it that the New Project Owner own good and valid fee simple title, leasehold, easement (servitude), sub-easement or other interest in the relevant land, as applicable, and other real properties (including leases, easements, licenses and other rights) (if any), necessary to operate the New Project, free and clear of all Liens other than Permitted Liens.

(xi) Mortgages; Title Insurance. The Administrative Agent shall have received:

        (A) fully executed counterparts of a mortgage for the New Project (in substantially the same form as the Mortgages, or such other form that is reasonably acceptable to Administrative Agent and Borrower), together with evidence that a counterpart of such mortgage has been delivered to the Title Insurance Company (or another title insurance company reasonably acceptable to Administrative Agent) insuring the Lien of such mortgage for recording in all places to the extent necessary or, in the reasonable opinion of the Administrative Agent, desirable to effectively create a valid and enforceable first priority deed of trust lien on the applicable mortgaged property (subject only, in each such case, to Permitted Liens) (and except as provided in the Intercreditor Agreement) in favor of the Collateral Agent (or such other trustee as may be required or desired under local law) for the benefit of the Secured Parties;

        (B) mortgagee title insurance policies or marked-up unconditional commitments for such insurance in amounts reasonably satisfactory to the Administrative Agent insuring the Collateral Agent that the mortgage on the mortgaged property associated with the New Project is valid and subsisting first priority deed of trust lien on the respective mortgaged property, free and clear of all defects and encumbrances except Permitted Liens and such mortgagee title insurance policies shall otherwise be in form and substance reasonably satisfactory to the Administrative Agent and shall include, as appropriate, any available endorsements that the Administrative Agent in its reasonable discretion may request, shall not include an exception for mechanics’ liens unless such liens would constitute Permitted Liens, and shall provide for available affirmative insurance and such reinsurance (including direct access agreements) as the Administrative Agent in its discretion may reasonably request; and

        (C) (I) confirmation reasonably satisfactory to the Administrative Agent that the New Project is not comprised of any building (as defined in Section 3.1(p)(iii) above) or mobile home located in a “special flood hazard area” or (II) documentation evidencing flood insurance in such total amount as the Administrative Agent may reasonably require, if on the New Project Closing Date the area in which any such building comprising the New Project is designated a “special flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and otherwise in compliance with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time, together with confirmation that the Borrower has received the notice required pursuant to Section 208.25(i) of Regulation H.

(xii) Permits, Licenses and Approvals. The Administrative Agent shall have received (A) certified copies (delivered on disk) of any Necessary Governmental Approvals for the New Project and (B) an updated Schedule 4.6(a).

(xiii) Surveys. With respect to the New Project, an ALTA as-built survey shall have been delivered to the Administrative Agent in a form and substance reasonably acceptable to the Administrative Agent and the Collateral Agent.

(xiv) Ratings Reaffirmation. A reaffirmation by each of Moody’s and Standard and Poor’s that the then current ratings on the Loans will not be lower, after giving effect to the New Project Acquisition, than the ratings of the Loans in effect immediately prior to the New Project Acquisition, shall have been obtained in connection with such transaction.

(xv) Other Information. The Administrative Agent shall have received all financial and other information relating to the New Project and the New Project Owner as the Administrative Agent shall reasonably request.

(e) The Agents and the Borrower Entities may, without the consent of any Lender (but with the consent of the Administrative Agent), effect such amendments to this Credit Agreement and the other Transaction Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to give effect to the provisions of this Section 5.37, including any amendments necessary to treat the New Project as a “Project” under the Transaction Documents and the New Project Owner as a “Subsidiary Guarantor” and a “Grantor” under the Transaction Documents.

SECTION 6. PAYMENT PROVISIONS; FEES.

6.1. Repayment. The Borrower shall repay the Scheduled Principal Payment in respect of the Term Loans due on each Principal Payment Date and in the applicable amounts set forth opposite each such date in Appendix A and shall repay the Term Loans in full on the Term Loan Maturity Date. The Borrower shall repay the Revolving Loans in full on the Revolving Termination Date.

6.2. Voluntary Prepayments.

(a) The Borrower shall have the right to prepay the Loans, without premium or penalty (subject to Section 6.2(b) below), in whole or in part at any time and from time to time after the Closing Date on the following terms and conditions: (i) the Borrower shall give the Administrative Agent at the Notice Office at least five (5) Business Days prior written notice of its intent to prepay the Loans, the aggregate principal amount of the prepayment and the Types of Loans to be prepaid and in the case of Eurodollar Loans the specific Borrowing or Borrowings made (which notice the Administrative Agent shall promptly transmit to each of the Lenders); (ii) such prepayment shall be in an aggregate principal amount of at least U.S.$5,000,000 (or an integral multiple of U.S.$1,000,000 in excess thereof); (iii) prepayments of a Eurodollar Loan may only be made pursuant to this Section 6.2 on the last day of an Interest Period applicable thereto, unless the Borrower pays all amounts owing under Section 2.12 as a result of prepaying such Eurodollar Loan on a day other than the last day of the Interest Period applicable thereto; (iv) any amounts that are prepaid with respect to the to the Term Loans may not be reborrowed.

(b) In the event that the Borrower makes any voluntary prepayment or consummates any refinancing (other than a refinancing of the Term Loans in connection with any transaction that would, if consummated, constitute a Change of Control or would otherwise constitute a Change of Control but for the proviso to the definition of such term) of the Term Loans with other term loans under credit facilities with a lower Effective Yield than the Effective Yield of the Term Loans, or any amendment that reduces the Effective Yield of the Term Loans, in either case that occurs prior to the date that is twelve (12) months after the Closing Date and the primary purpose of which is to lower the Effective Yield on the Term Loans, shall be subject to a prepayment premium of 1.00% of the principal amount of the Term Loans so prepaid, refinanced or amended. Such amounts shall be due and payable on the date of effectiveness of such voluntary prepayment, refinancing or amendment, as applicable.

6.3. Mandatory Prepayments and Commitment Reductions.

(a) Excess Cash Flow Prepayment. On each ECF Mandatory Prepayment Date, commencing with the ECF Mandatory Prepayment Date occurring in 2015, and on the Term Loan Maturity Date, the Borrower shall apply, without premium or penalty, the Excess Cash Flow Sweep Amount determined for such date toward the prepayment of the Term Loans and the reduction of the Revolving Commitments as set forth in Section 6.3(e).

(b) Loss Proceeds. If, after the occurrence of an Event of Loss with respect to a Project, the related Loss Proceeds are to be applied to the payment of the Secured Obligations pursuant to 5.11 of this Credit Agreement or otherwise pursuant to Section 5.3 of the Intercreditor Agreement, the Borrower shall apply such Loss Proceeds toward the prepayment of the Term Loans and the reduction of the Revolving Commitments as set forth in Section 6.3(e) on the date such Loss Proceeds are required to be applied to the Secured Obligations.

(c) Dispositions. The Borrower shall prepay the outstanding Term Loans and reduce the Revolving Commitments to the extent required pursuant to Section 4.6 of the Account Agreement and as set forth in Section 6.3(e).

(d) Issuance or Incurrence of Indebtedness. If any Indebtedness shall be issued or incurred by the Borrower or any Subsidiary Guarantor (excluding any Indebtedness incurred in accordance with Section 5.13 (other than any Refinancing Indebtedness)), the Borrower shall apply, without premium or penalty, an amount equal to such Net Debt Proceeds resulting from such issuance or incurrence to the prepayment Term Loans and the reduction of the Revolving Commitments as set forth in Section 6.3(e).

(e) Application. Each prepayment of Term Loans made and reduction of Revolving Commitments effected pursuant to this Section 6.3 shall occur on the date specified therefor, and if not so specified, on the Principal Payment Date immediately succeeding the date on which the amounts to be applied to the prepayment are transferred to the Prepayment Account in accordance with the provisions of the Financing Documents. Each prepayment of the Term Loans pursuant to this Section 6.3 shall be applied to reduce the remaining Scheduled Principal Payments in inverse order of maturity. Amounts to be applied in connection with Term Loan prepayments and Revolving Commitment reductions made pursuant this Section 6.3 shall be applied, first, to the prepayment of the Term Loans in accordance with 6.8(d) and, second, to reduce permanently the Revolving Commitments. Any such reduction of the Revolving Commitments shall be accompanied by prepayment of the Revolving Loans to the extent, if any, that the Total Revolving Extensions of Credit exceed the amount of the Total Revolving Commitments as so reduced, provided that if the aggregate principal amount of Revolving Loans then outstanding is less than the amount of such excess (because L/C Exposure constitutes a portion thereof), the Borrower shall, to the extent of the balance of such excess, replace outstanding Letters of Credit and/or deposit an amount in cash in a cash collateral account established with the Administrative Agent for the benefit of the Lenders on terms and conditions satisfactory to the Administrative Agent. Each prepayment of the Loans under this Section 6.3 (except in the case of Revolving Loans that are Base Rate Loans) shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

6.4. Term Loan Maturity Date; Revolving Termination Date. Notwithstanding anything to the contrary in this Credit Agreement, (a) the outstanding principal amount of any Term Loans shall be repaid in full on the Term Loan Maturity Date and (b) the outstanding principal amount of any Revolving Loans shall be repaid in full on the Revolving Termination Date.

6.5. Method and Place of Payment. (a) Except as set forth in the following sentence or as otherwise specifically provided herein, all payments under this Credit Agreement or any Note shall be made to the Administrative Agent for the account of the Lender or Lenders entitled thereto not later than 11:00 a.m. (New York City time) on the date when due and shall be made in Dollars in immediately available funds at the Payment Office as follows: Bank of America, N.A., ABA/Routing Number: 026009593, Account No: 1292000883, Account Name: Credit Services, Reference: ExGen Texas Power LLC, or pursuant to such other instructions as the Administrative Agent shall designate to the Borrower in writing. Whenever any payment to be made hereunder or under any Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension; provided that in the event that the day on which any such payment relating to a Eurodollar Loan is due is not a Business Day but is a day of the month after which no further Business Day occurs in such month, then the due date thereof shall be the next preceding Business Day.

(b) With respect to any repayment of Loans pursuant to Section 6.1 or any mandatory prepayment of Loans pursuant to Section 6.3, the Borrower may designate the Types of Loans which are to be repaid or prepaid and in the case of Eurodollar Loans the specific Borrowing or Borrowing mode; provided that (i) repayments and prepayments of Eurodollar Loans may only be made on the last day of an Interest Period applicable thereto unless all such Eurodollar Loans with Interest Periods ending on or prior to such date of required repayment or prepayment and Base Rate Loans have been paid in full (including any amounts owing pursuant to Section 2.12); (ii) if any repayment or prepayment of Eurodollar Loans made pursuant to a single Borrowing shall reduce the outstanding Loans made pursuant to such Borrowing to an amount less than U.S.$1,000,000, such outstanding Loans shall immediately be converted into Base Rate Loans; and (iii) each repayment or prepayment of Term Loans of any Type or Revolving Loans of any Type, as the case may be, shall be applied pro rata among such Loans. In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its sole discretion.

6.6. Computations. All computations of interest and Fees hereunder shall be made on the basis of a 360-day year and the actual number of days elapsed, except that, with respect to Base Rate Loans, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual number of days elapsed.

6.7. Fees. On the Closing Date, the Borrower agrees to pay to the Administrative Agent for the account of each Lender (or its designated affiliate) named on Annex I to this Credit Agreement the fees described in the Engagement Letter. Once paid, the fees payable under this Section will not be refundable under any circumstances. The Borrower agrees to pay to the Administrative Agent and the Collateral Agent the fees in the amounts and on the dates set forth in any fee arrangements with the Administrative Agent and the Collateral Agent related to the administration of the transactions contemplated by the Financing Documents.

6.8. Application of Payments; Sharing.

(a) Subject to the provisions of this Section 6.8, the Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of the Borrower in respect of any Obligations (other than the Required Financial Hedge Agreements) of the Borrower hereunder, it shall promptly distribute such payment to the Lenders pro rata according to their respective Term Percentages or Revolving Percentages, as the case may be, of the relevant Lenders.

(b) Subject to the provisions of this Section 6.8, each of the Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Transaction Documents, or otherwise), which, in any such case, is in excess of its ratable share of payments on account of the Obligations obtained by all Lenders, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the Borrower to such Lenders in such amount as shall result in a proportional participation by all the Lenders in such amount; provided, however, that if all or any portion of such excess amount is thereafter recovered from such Lender, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

(c) Notwithstanding anything to the contrary which may be contained in the foregoing provisions of this Section 6.8, no amounts received from any Guarantor shall be applied to any Excluded Swap Obligations of such Guarantor.

(d) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Term Loans shall be made pro rata according to their respective Term Percentages.

(e) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to their respective Revolving Percentages.

(f) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

(g) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.4, 6.8(f), 2.9(f)(i)(D), 2.20(d) or 8.9, then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent or the Issuing Lender to satisfy such Lender’s obligations to it under such Sections until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

SECTION 7. EVENTS OF DEFAULT AND REMEDIES.

7.1. Events of Default. The occurrence of any of the following events or circumstances shall constitute an “Event of Default” hereunder:

(a) The Borrower or the Subsidiary Guarantors shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or the Borrower or the Subsidiary Guarantors shall fail to pay any interest payable pursuant to any Loan or Reimbursement Obligation or any other amount payable pursuant to this Credit Agreement or any other Financing Document (other than principal of any Loan or Reimbursement Obligation) within three (3) Business Days after the same becomes or shall be declared to be due and payable (whether prior to its stated maturity or otherwise); or

(b) The Borrower or the Subsidiary Guarantors shall default in the payment when due of any principal of or interest on any of its Indebtedness (other than the Obligations) beyond any period of grace specified therein (provided that the outstanding amount of such Person’s Indebtedness that is the subject of such default is equal to or greater than U.S.$10,000,000); or any event specified in any note, agreement, indenture or other document evidencing or relating to any such Indebtedness (other than the Obligations) shall occur and continue if the effect of the occurrence and continuance of such event is to cause or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause such Indebtedness to become due, or to be prepaid in full (whether by redemption, purchase, offer to purchase or otherwise), prior to its stated maturity; or

(c) The Borrower or the Subsidiary Guarantors shall default in the payment when due of any obligation under any Secured Commodity Hedge Agreement or Required Financial Hedge Agreement, as of the date of any determination, in excess of U.S.$10,000,000, either individually or in the aggregate, after giving effect to any grace periods therein; or

(d) Any representation, warranty or certification made (or deemed made) by or at the direction of the Borrower, the Guarantors or any of their respective Affiliates (i) which has issued a guarantee that relates to the Transaction Documents which, directly or indirectly, is for the benefit of the Borrower and/or the Secured Parties or (ii) which, directly or indirectly, owns LLC Interests in the Borrower or any of their employees, officers, authorized representatives or agents in this Credit Agreement, any other Financing Document or in any notice or other certificate, agreement, document, financial statement or other statement delivered pursuant hereto or thereto, shall prove to have been false or misleading in any material respect when made or deemed made if such representation, warranty or certification continues to be false or misleading in any material respect as of the date in question, and if the circumstances that rendered such representation, warranty or certification false or misleading shall be continuing for more than thirty (30) days after any Authorized Officer of such Person has knowledge thereof or receives notice thereof from the Administrative Agent; or

(e) The Borrower or any of the Guarantors (to the extent applicable to such Guarantor) shall fail to:

(i) comply with any term, covenant or provision set forth in Section 5.3 (Maintenance of Existence), Section 5.10(a)(ii), the last sentence of 5.10(a) and 5.10(c)(ii) (Events of Loss), 5.12 (Limitation on Liens) (to the extent that any Lien was created, incurred or assumed by the Borrower or any Subsidiary Guarantor), 5.13 (Indebtedness), 5.14 (Investments and Conduct of Business; Subsidiaries), 5.15 (Distributions), 5.21 (Merger; Sales or Dispositions of Assets), 5.23 (Amendment of Project Documents; Additional Project Documents), 5.26 (Transfers of Equity Interests), 5.28 (No Abandonment), 5.29 (Loans) and 5.32 (Maintenance of Ratings); or

(ii) comply with any term, covenant or provision set forth in 5.9 (Insurance); provided that if such failure to comply is susceptible of cure, the Borrower or the Subsidiary Guarantors shall have five (5) days to cure such failure; or

(iii) comply with any term, covenant or provision set forth in Sections 5.1(a) or (b) (Financial Statements); provided that if such failure to comply is susceptible of cure, the Borrower or the Subsidiary Guarantors shall have thirty (30) days to cure such failure; or

(f) (i) The Borrower or the Guarantors, each for so long as they have any obligations under the Transaction Documents, in each case, shall fail to comply with or perform in any material respect any other of its agreements or covenants contained in this Credit Agreement or in any other Financing Document and such failure shall continue unremedied for thirty (30) days after the earlier of the date on which any Authorized Officer of such Person has obtained knowledge thereof or the date on which such Person has received notice thereof from the Administrative Agent; provided that, if (A) such failure cannot be cured within such thirty (30) day period, (B) such failure is susceptible of cure, (C) such Person is proceeding with diligence and in good faith to cure such failure, (D) the existence of such failure has not had and cannot, after considering the nature of the proposed cure, be reasonably expected to have a Material Adverse Effect, and (E) the Administrative Agent shall have received an Officer’s Certificate to the effect of clauses (A), (B), (C) and (D) above and stating what actions such Person is taking to cure such failure, then the time within which such failure may be cured shall be extended to such date, not to exceed a total of ninety (90) days after the end of such thirty (30) day period, as shall be necessary for such Person diligently to cure such failure; provided, further, that with respect to (i) any guarantee that relates to the Transaction Documents, if the guarantor thereunder is required to replace such guarantee within a specified time period upon the occurrence of an event or circumstance or (ii) the requirement to replace a Reserve Account Letter of Credit, Cash Management L/C, Reserve Account Guarantee or Cash Management Guarantee as set forth in Section 5.5 of the Account Agreement within a specified time period, in each case no additional cure period shall be applicable under this clause (f); or

(g) The Borrower or any Guarantor shall (i) admit in writing its inability to, or be generally unable to, pay its debts as such debts become due; (ii) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its Property, (iii) make a general assignment for the benefit of its creditors, (iv) commence a voluntary case under or file a petition to take advantage of any Bankruptcy Law (as now or hereafter in effect), (v) fail to controvert in an appropriate manner within 90 days of the filing of, or acquiesce in writing to or file an answer admitting the material allegations of any petition filed against it, in an involuntary case under any Bankruptcy Law, (vi) take any action for the purpose of effecting any of the foregoing or (vii) take any action under any other applicable Laws which would result in a similar or equivalent outcome as set forth in subclauses (i) through (vi) hereof; or

(h) A proceeding or case shall be commenced, without the application or consent of the Borrower or any Guarantor seeking (i) its liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of such Person or of all or any substantial part of its Property, (iii) similar relief in respect of such Person, under any Bankruptcy Law or (iv) any proceeding or action shall be commenced under any other applicable Laws which would result in a similar or equivalent outcome as set forth in subclauses (i) through (iii) hereof and such proceeding or case described in clauses (i), (ii), (iii) or (iv) shall continue undismissed for a period of 90 days or more; or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of ninety (90) or more days; or an order for relief against such Person shall be entered in an involuntary case under any Bankruptcy Law and continue unstayed and in effect, for a period of ninety (90) or more days; or

(i) A final judgment or judgments for the payment of money in excess of U.S.$10,000,000 shall be rendered by one or more courts, administrative tribunals or other bodies having jurisdiction against the Borrower or any the Guarantor and the same shall not be discharged (or provision reasonably satisfactory to the Required Lenders shall not be made for such discharge), or a stay of execution thereof shall not be procured, within sixty (60) days from the date of entry thereof and none of the Borrower or any Guarantors shall, within said period of sixty (60) days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal; or

(j) Any non-monetary judgment or order shall be rendered against the Borrower or any Guarantor that has had or could reasonably be expected to have a Material Adverse Effect, and a stay of execution thereof shall not have been obtained within sixty (60) days from the date of entry thereof and the Borrower or any Guarantor shall not, within said period of sixty (60) days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal; or

(k) (i) an ERISA Event and/or a Foreign Plan Event shall have occurred; (ii) there shall result from any such event or events the imposition of a lien, the granting of a security interest, or a liability or a material risk of incurring a liability; and (iii) such lien, security interest or liability, individually, and/or in the aggregate, would reasonably be expected to have a Material Adverse Effect; or

(l) (i) Any of the Guarantee and Security Documents shall, except pursuant to the terms thereof or as the result of the acts or omissions of any of the Secured Parties, be terminated or shall cease to be in full force and effect (or the Borrower or the Guarantors shall so assert) or (ii) any of the Liens contemplated by the Security Documents cease to be effective as to all or any material portion of the Collateral thereunder (except pursuant to the terms thereof or as a result of the acts or omissions of any of the Secured Parties); or

(m) The Borrower or the Subsidiary Guarantors shall fail to obtain, renew, or maintain with any Necessary Governmental Approval or any such Necessary Governmental Approval shall be revoked, terminated, withdrawn, suspended, modified or withheld or shall otherwise cease to be in full force and effect and is not reinstated within 10 Business Days or any proceeding is commenced to revoke, terminate, withdraw, suspend, modify or withhold such Necessary Governmental Approval and such proceeding is not terminated within 120 days after the earlier of any Authorized Officer of such Person having knowledge thereof or receiving notice thereof from the Administrative Agent; unless, in any such case, such failure, revocation, termination, withdrawal, suspension, modification, withholding or failure to be in full force and effect, including a proceeding commenced to achieve any of those ends, could not reasonably be expected to have a Material Adverse Effect; or

(n) (i) any Material Project Document shall be terminated (other than by virtue of the scheduled expiration in the ordinary course of such Material Project Document in accordance with its terms) by any party thereto (other than Borrower or the Subsidiary Guarantors); or (ii) any Material Project, or any material provision of any Material Project Document, shall at any time for any reason cease to be valid and binding or in full force and effect or any party thereto (other than a Secured Party) shall so assert in writing; or (iii) any Material Project Document, or any material provision of any Material Project Document, shall be declared to be null and void, or the validity or enforceability thereof shall be contested by any party thereto (other than a Secured Party) or any Governmental Authority in writing; or (iv) the Borrower, the Subsidiary Guarantors or any Material Project Participant shall default in the observance or performance of any of the covenants or agreements contained in any Material Project Document and such default shall not be cured within the applicable grace period (if any) contained in such Material Project Document or waived by the applicable counterparty (excluding the Borrower or the Subsidiary Guarantors), or (v) any Material Project Participant assigns or transfers all or any part of its rights and obligations in, to or under such Material Project Document other than as permitted by the terms of such agreements as amended or supplemented by any Consent Agreements; provided, however, that none of the events described in this Section 7.1(n) will be an Event of Default if (A) in the case of any Material Project Document, such termination, action to terminate, invalidity, declaration, contest, denial, default, assignment or transfer has not had and could not reasonably be expected to have a Material Adverse Effect or (B) within 90 days after the earlier of any Authorized Officer of such Person having knowledge thereof or receiving notice thereof from the Administrative Agent, the Borrower or the Subsidiary Guarantors replaces the affected Material Project Document with a Replacement Material Project Document; or

(o) (i) any Financing Document (other than a Guarantee and Security Document), or any material provision of any Financing Document (other than a Guarantee and Security Document), shall be terminated or at any time for any reason cease to be valid and binding or in full force and effect, (ii) the Borrower or any of the Guarantors shall wrongfully assert that any Financing Document (other than a Guarantee and Security Document) has ceased to be valid and binding or in full force and effect; (iii) any Financing Document (other than a Guarantee and Security Document), or any provision of any Financing Document (other than a Guarantee and Security Document), shall be declared to be null and void, (iv) the validity or enforceability of any Financing Document shall wrongfully be contested by the Borrower or any of the Guarantors; or (v) the Borrower or any of the Guarantors shall deny that it has any further liability or obligation under any Financing Document; or

(p) a Condemnation Event shall have occurred and such Condemnation Event has had or could reasonably be expected to have a Material Adverse Effect; or

(q) a Change of Control shall have occurred.

7.2. Acceleration. (a) If an Event of Default specified in paragraph (g) or (h) of Section 7.1 shall occur with respect to the Borrower or any Subsidiary Guarantor, automatically the Commitments shall immediately terminate and all Loans (with accrued interest thereon) and all other amounts owing under the Financing Documents (including all L/C Exposure, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall automatically and immediately become due and payable.

(b) If any Event of Default (other than an Event of Default referred to in Section 7.2(a)) shall occur, then the Administrative Agent (acting at the direction of the Required Lenders) may, or shall if so directed by the Required Lenders, by notice to the Borrower (i) declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; and (ii) declare the Loans (with accrued interest thereon) and all other amounts owing under this Credit Agreement and the other Financing Documents (including all L/C Exposure, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this Section 7.2(b), the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Financing Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the other Financing Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section 7.2(b), presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

(c) Except as expressly provided above in this Section 7.2, the Borrower hereby waives any presentment, demand, protest, notice of intent to accelerate, notice of acceleration and all other notices of any kind.

7.3. Other Remedies. Subject to the terms of the Intercreditor Agreement, upon the occurrence and during the continuation of an Event of Default:

(a) The Administrative Agent may, with the consent of the Required Lenders, and shall, at the direction of the Required Lenders, direct the Collateral Agent to exercise any or all rights and remedies at law or in equity (in any combination or order that the Collateral Agent or Required Lenders may elect), including or prejudice to the Collateral Agent’s other rights and remedies, any and all rights and remedies available under any of the Financing Documents.

(b) The Borrower and the Subsidiary Guarantors hereby appoint the Administrative Agent (acting on the instruction of the Required Lenders) as the attorney-in-fact of the Borrower and the Subsidiary Guarantors, with full power of substitution, and in the name of the Borrower and the Subsidiary Guarantors, if the Administrative Agent or Required Lenders elect to do so at any time after the Loans have been declared immediately due and payable pursuant to Section 7.2 to: (i) advance and incur such expenses as the Administrative Agent deems reasonably necessary, (ii) maintain or operate the Projects, or cause the Projects to be maintained or operated, (iii) execute all applications and certificates in the name of the Borrower or the Subsidiary Guarantors, as may be required for operation or maintenance of the Projects, (iv) endorse the name of the Borrower and the Subsidiary Guarantors on any checks or drafts, representing proceeds of any insurance policies, or other checks or instruments payable to the Borrower or the Subsidiary Guarantors with respect to the Projects, (v) do every act with respect to the Transaction Documents and construction, operation or maintenance of the Projects which the Borrower or the Subsidiary Guarantors may do and (vi) prosecute or defend any action or proceedings incident to the Projects. The power-of-attorney granted hereby is a power coupled with an interest and is irrevocable. The Administrative Agent shall have no obligation to undertake any of the foregoing actions, and, if it takes any such action it shall have no liability to the Borrower or the Subsidiary Guarantors to continue the same or for the sufficiency or adequacy thereof.

(c) Any funds of any Lender or the Administrative Agent (including the proceeds of any Loan) used for any purpose referred to in this Section 7.3, whether or not in excess of the relevant Loans, shall (i) be governed hereby, (ii) constitute a part of the Obligations secured by the Guarantee and Security Documents, (iii) bear interest at the Default Rate, and (iv) be payable upon demand by such Lender or the Administrative Agent, as applicable.

SECTION 8. THE AGENTS.

8.1. Appointment and Authorization.

(a) Each Lender and Secured Financial Hedge Counterparty hereby irrevocably (subject to Section 8.10) appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Credit Agreement and each other Financing Document to which it is a party and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Credit Agreement or any such other Financing Document, together with such powers as are reasonably incidental thereto.

(b) Each Lender and Secured Financial Hedge Counterparty hereby irrevocably (subject to the terms of the Intercreditor Agreement) appoints, designates and authorizes the Administrative Agent to bind it to the terms of the Intercreditor Agreement, including the appointment of the Collateral Agent to act on its behalf thereunder and under the Guarantee and Security Documents and otherwise, and further authorizes the Collateral Agent to take such action on its behalf under the provisions of this Credit Agreement and each other Financing Document to which it is a party and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Credit Agreement or any such other Financing Document, together with such powers as are reasonably incidental thereto.

(c) Each Lender and Secured Financial Hedge Counterparty hereby irrevocably (subject to Section 8.4 of the Account Agreement and Section 8.10 hereof) consents to the appointment by the Collateral Agent of Wilmington Trust, National Association, as the Depositary Agent under the Account Agreement, and hereby authorizes the Depositary Agent to take such action on its behalf under the provisions of the Account Agreement, and to exercise such powers and perform such duties as are expressly delegated to it by the terms thereof, together with such powers as are reasonably incidental thereto.

(d) Each of the Lenders and Secured Financial Hedge Counterparties authorizes, respectively, each Agent (including the Depositary Agent) to execute, deliver and perform each of the Financing Documents to which such Agent is or is intended to be a party and each Lender and Secured Financial Hedge Counterparty agrees to be bound by all of the agreements of such Agent contained in the Financing Documents.

(e) Notwithstanding any provision to the contrary contained elsewhere in this Credit Agreement or in any other Financing Document, none of the Agents shall have any duties or responsibilities to the Lenders or the Secured Financial Hedge Counterparties except those expressly set forth herein and in the other Financing Documents, nor shall any of the Agents have or be deemed to have any fiduciary relationship with any Lender or any Secured Financial Hedge Counterparty, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Credit Agreement or any other Financing Document or otherwise exist against any of the Agents. Without limiting the generality of the foregoing sentence, the use of the terms “Administrative Agent,” “Collateral Agent” and “Depositary Agent” in this Credit Agreement is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such terms are used merely as a matter of market custom, and are intended to create or reflect only a relationship between independent contracting parties.

(f) The Secured Financial Hedge Counterparties, Secured Commodity Hedge Counterparties and counterparty to the Permitted Secured Affiliate Agreements are third party beneficiaries of this Section 8.1.

8.2. Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

8.3. Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Financing Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Financing Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Financing Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Financing Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Financing Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(d) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 7.2, 7.3 or 9.10) or (ii) in the absence of its own gross negligence or willful misconduct.

(e) The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Credit Agreement or any other Financing Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Credit Agreement, any other Financing Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Guarantee and Security Documents, (v) the value or the sufficiency of any Collateral, or (v) the satisfaction of any condition set forth in Section 3 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

8.4. Reliance by the Agents. The Agents shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agents also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

8.5. Delegation of Duties. The Agents may perform any and all of their duties and exercise its rights and powers hereunder or under any other Financing Document by or through any one or more sub-agents appointed by the respective Agent. The Agents and any such sub-agent may perform any and all of their duties and exercise their rights and powers by or through their respective Agent-Related Persons. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Agent-Related Persons of the Agents and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

8.6. Notice of Default.

(a) The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Credit Agreement, describing such Default or Event of Default and stating that such notice is a “Notice of Default.” If the Administrative Agent receives any such notice of the occurrence of a Default or an Event of Default, it shall give notice thereof to the Lenders, the Agents and the Secured Financial Hedge Counterparties. The Administrative Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with this Section 8; provided, however, that unless and until the Administrative Agent has received any such request, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.

(b) The Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Collateral Agent for the account of the Lenders, unless the Collateral Agent shall have received written notice from a Lender or the Borrower referring to this Credit Agreement, describing such Default or Event of Default and stating that such notice is a “Notice of Default.” If the Collateral Agent receives any such notice of the occurrence of a Default or an Event of Default, it shall give notice thereof to the Financing and Hedge Document Representatives (as defined in the Intercreditor Agreement). The Collateral Agent, subject to Section 8.4, shall take such action with respect to such Default or Event of Default as may be requested by the Secured Parties in accordance with the terms of the Intercreditor Agreement; provided, however, that unless and until the Collateral Agent has received any such request, the Collateral Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Secured Parties.

8.7. Administrative Agent May File Proofs of Claim.

In case of the pendency of any proceeding under any Bankruptcy Law or any other judicial proceeding relative to any Borrower Entity, and subject to the terms of the Intercreditor Agreement, the Administrative Agent (irrespective of whether the principal of any Loan or any other Obligations shall then be due and payable and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file a proof of claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under the Financing Documents) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and, subject to the terms of the Intercreditor Agreement, any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 9.1 and 9.2.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender or in any such proceeding.

The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Secured Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar Laws in any other jurisdictions to which the Borrower or any Guarantor is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable Law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Credit Agreement and without giving effect to the limitations on actions by the Required Lenders contained in 9.11(a) of this Credit Agreement, (iii) the Administrative Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action, and (iv) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

8.8. Credit Decision. Each Lender and Secured Financial Hedge Counterparty acknowledges that none of the Agents or the Agent-Related Persons has made any representation or warranty to it, and that no act by any of the Agents hereafter taken, including any review of the Projects or of the affairs of the Borrower or the Subsidiary Guarantors shall be deemed to constitute any representation or warranty by any Agent or Agent-Related Person to any Lender or Secured Financial Hedge Counterparty. Each Lender and Secured Financial Hedge Counterparty represents to the Agents that it has, independently and without reliance upon any Agent or Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal and investigation into the business, prospects, operations, Property, financial and other condition and creditworthiness of the Borrower, the Guarantors, the Projects, the value of and title to any Collateral, and all applicable bank regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Credit Agreement and to extend credit to the Borrower hereunder. Each Lender and Secured Financial Hedge Counterparty also represents that it will, independently and without reliance upon any Agent or Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Credit Agreement and the other Transaction Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, Property, financial and other condition and creditworthiness of the Borrower, the Guarantors and the Projects, as applicable. Except for notices, reports and other documents expressly required pursuant to any Financing Document to be furnished to the Lenders and the Secured Financial Hedge Counterparties by the Agents, the Agents shall not have any duty or responsibility to provide any Lender or Secured Financial Hedge Counterparty with any credit or other information concerning the business, prospects, operations, Property, financial and other condition or creditworthiness of the Projects, the Guarantors or of the Borrower, as applicable, which may come into the possession of any Agent or any of the Agent-Related Persons.

8.9. Indemnification of Agents.

(a) Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Administrative Agent and its Agent-Related Persons in their capacity as Administrative Agent and Agent-Related Persons (to the extent not reimbursed by or on behalf of the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date) from and against any and all Indemnified Liabilities; provided, however, that no Lender shall be liable for the payment to the Administrative Agent or its Agent-Related Persons of any portion of such Indemnified Liabilities resulting solely from such Person’s bad faith, gross negligence or willful misconduct as determined by a final, non-appealable judgment by a court of competent jurisdiction.

(b) Without limitation of the foregoing, each Lender shall reimburse each Agent upon demand for its ratable share as provided above of any reasonable and properly documented costs or out-of-pocket expenses (including reasonable legal fees and expenses) incurred by such Agent in connection with the syndication, preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Credit Agreement, any other Transaction Document or any document contemplated by or referred to herein, to the extent that such Agent is not reimbursed for such costs and expenses by or on behalf of the Borrower within 30 days of such Agent notifying each Lender that the Borrower has not timely paid an invoice for such expenses which such Agent has presented to the Borrower.

(c) The undertakings of the Lenders and Secured Financial Hedge Counterparties in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of any Agent. The provisions hereof shall not limit any indemnification rights provided to the Collateral Agent or any Agent-Related Persons under the Intercreditor Agreement or the Depositary Agent under the Account Agreement.

8.10. Successor Agents.

(a) The Administrative Agent may, on the instructions of the Required Lenders (and, so long as no Event of Default has occurred and is continuing, with the consent of the Borrower (such consent not to be unreasonably withheld or delayed)), direct the Collateral Agent to remove and replace the Depositary Agent pursuant to the terms and conditions of the Account Agreement, and may, on the instructions of the Required Lenders, direct the Collateral Agent and through the Collateral Agent, direct the Depositary Agent to take actions according to the terms of this Credit Agreement and the relevant Financing Documents.

(b) The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. If the Administrative Agent (i) has, or has a direct or indirect parent company that has, become the subject of a proceeding under any Bankruptcy Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that the Administrative Agent shall not be removed solely by virtue of the ownership or acquisition of any Equity Interest in the Administrative Agent or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide the Administrative Agent with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit the Administrative Agent (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with the Administrative Agent, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, so long as no Event of Default shall have occurred and be continuing, with the consent of Borrower, appoint a successor (which successor shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States). If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation or removal, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation or removal shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Financing Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Financing Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Financing Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation or removal hereunder and under the other Financing Documents, the provisions of this Article and Sections 9.1 and 9.2 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Agent-Related Persons in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent. After any Agent’s resignation or removal, the provisions of this Section 8.10 and of Sections 8.1 and 8.2 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent.

(c) Any resignation or removal by Bank of America, N.A. as Administrative Agent pursuant to this Section 8.10 shall also constitute its resignation as Issuing Lender. If Bank of America resigns as an Issuing Lender, it shall retain all the rights, powers, privileges and duties of the Issuing Lender hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Issuing Lender and all L/C Exposure with respect thereto, including the right to require the Lenders to make Base Rate Loans or fund risk participations in unreimbursed amounts pursuant to Section 2.20(d). Upon the appointment by the Borrower of a successor Issuing Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Lender, (b) the retiring Issuing Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Financing Documents, and (c) the successor Issuing Lender shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America, N.A. to effectively assume the obligations of Bank of America, N.A. with respect to such Letters of Credit.

8.11. Collateral and Guaranty Matters.

Each of the Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a) to release any Lien on any property granted to or held by the Administrative Agent under any Financing Document or direct the Collateral Agent to release any Lien with respect to the Lenders (i) upon termination of the Commitment and payment in full of all Obligations (other than contingent indemnification obligations), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Financing Document, or (iii) if approved, authorized or ratified in writing in accordance with Section 9.10; and

(b) to release any Guarantor from its obligations if such Person ceases to be a Guarantor as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of property, or to release any Guarantor from its obligations pursuant to this Section 8.11. In each case as specified in this Section 8.11, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Borrower Entity such documents as such Borrower Entity may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to release such Guarantor from its obligations, in each case in accordance with the terms of the Financing Documents and this Section 8.11.

8.12. Registry. The Borrower hereby designates the Administrative Agent, and the Administrative Agent agrees, to serve as the Borrower’s non-fiduciary agent, solely for purposes of this Section 8.12, to maintain a register (the “Register”) on which it will record the Commitments of the Lenders, the Loans made by each of the Lenders, the Letters of Credit Issued by each Issuing Lender, and each repayment in respect of the principal amount of the Loans and L/C Exposure. Failure to make any such recordation, or any error in such recordation shall not affect the Borrower’s obligations in respect of such Loans. With respect to any Lender and the rights to the principal of, and interest on, any Loan made shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent with respect to ownership of such Loans, and prior to such recordation all amounts owing to the transferor with respect to such Loans shall remain owing to the transferor. The registration of an assignment or transfer of all or any part of any Loans shall be recorded by the Administrative Agent on the Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment and Assumption pursuant to Section 9.11. Coincident with the delivery of such an Assignment and Assumption to the Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Note evidencing such Loan, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the assigning or transferor Lender and/or the new Lender.

SECTION 9. MISCELLANEOUS.

9.1. Costs and Expenses. The Borrower agrees to pay all reasonable and documented third-party and out of pocket expenses incurred by the Administrative Agent and the Lead Arranger in connection with the preparation of this Credit Agreement and the other Financing Documents, or by the Administrative Agent or the Lead Arranger in connection with the syndication of the Commitments or the administration of this Credit Agreement and, without duplication, the other Financing Documents (including all reasonable and duly documented due diligence expenses, reasonable and duly documented consultant’s fees and expenses, reasonable and duly documented travel expenses and reasonable and duly documented fees, charges and disbursements of primary counsel for the Administrative Agent, and any local counsel engaged in consultation with the Borrower and incurred in connection with the preparation of this Credit Agreement and the other Financing Documents) or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the Transactions hereby contemplated shall be consummated) or incurred by any Lender Party in connection with the enforcement or protection of their rights in connection with this Credit Agreement and the other Financing Documents, in connection with the Loans made or the Letters of Credit issued hereunder, including the reasonable and documented fees, charges and disbursements of the Independent Consultants and counsel for the

Administrative Agent and, in connection with any such enforcement or protection, the reasonable fees, charges and disbursements of one other counsel for such Lender Party; provided that, absent any conflict of interest, the Lender Parties shall not be entitled to indemnification for the reasonable and documented fees, charges or disbursements of more than one counsel and the local counsel referred to above; provided further that, in the event of a conflict of interest, the affected Lender Parties shall be entitled to indemnification for the reasonable and documented fees, charges or disbursements of one additional counsel.

9.2. Indemnity.

(a) The Borrower and the Subsidiary Guarantors, jointly and severally, agree to indemnify each Arranger, each Lender Party and each of their Affiliates and their and their Affiliates’ respective directors, trustees, officers, partners, members, shareholders, employees, Affiliates, advisors, agents and sub agents (each such Person being called an “Indemnified Person”) against, and to hold each Indemnified Person harmless from, any and all claims, damages, losses, liabilities, costs, fees and expenses (including reasonable and documented fees and disbursements of a single external transaction counsel and, if necessary, local counsel solely to the extent the Indemnitees have inconsistent or conflicting defenses or the circumstances giving rise to such indemnification create, or would reasonably be expected to create, an ethical conflict for any single counsel) of any kind or nature whatsoever which may be imposed on, incurred by or asserted against any Indemnified Person arising out of, in connection with, or as a result of (i) the execution or delivery of this Credit Agreement or any other Financing Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto and thereto of their respective obligations hereunder or thereunder or the consummation of the Transactions and the other transactions contemplated hereby, (ii) the syndication of the Commitments, (iii) the use of any Letter of Credit, or (iv) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnified Person is a party thereto (such covered liabilities, collectively, “Indemnified Liabilities”); provided that such indemnity shall not, as to any Indemnified Person, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) result from the gross negligence or willful misconduct of such Indemnified Person, as determined by a final non appealable judgment of a court of competent jurisdiction (and, upon any such determination, any indemnification payments with respect to such losses, claims, damages, liabilities or related costs and expenses previously received by such Indemnitee shall be subject to reimbursement by such Indemnitee), (y) result from a material breach of any such Indemnified Person’s obligations under any Financing Document, as determined by the final non-appealable judgment of a court of competent jurisdiction to have been caused by such Indemnified Person and to have caused the relevant loss, or (z) arise out of any action, suit or proceeding to which the Borrower or its Subsidiaries is not a party and that is brought by any Indemnified Person against any other Indemnified Person (other than as brought against the Administrative Agent or any Arranger); provided, further, that a Guarantor shall not have joint and several liability with respect to any Excluded Swap Obligation of such Guarantor.

(b) Environmental Indemnity.

        (i) Without in any way limiting the generality of the other provisions contained in this Section 9.2, the Borrower and the Subsidiary Guarantors, jointly and severally, agree to defend, protect, indemnify, save and hold harmless each Indemnified Person, whether as beneficiary of any of the Guarantee and Security Documents, as a mortgagee in possession, or as successor-in-interest to the Borrower or the Subsidiary Guarantors, by foreclosure deed or deed in lieu of foreclosure, or otherwise, from and against any and all liabilities, obligations, losses, damages (excluding consequential damages and punitive claims), penalties, fees, claims, actions, judgments, suits, costs, disbursements (including reasonable legal fees and expenses and consultants’ fees and disbursements) and expenses (collectively, “Losses”) of any kind or nature whatsoever that may at any time be incurred by, imposed on, asserted or awarded against any such Indemnified Person directly or indirectly based on, or arising out of or resulting from, (A) the actual or alleged presence of Hazardous Materials on, in, under or affecting all or any portion of the Land whether or not the same originates or emanates from the Land or any property adjoining or adjacent to the Land or from properties at which any Hazardous Materials generated, stored or handled by the Borrower or the Subsidiary Guarantors were Released or disposed of, (B) any Environmental Claim relating to the Land or the Projects or (C) the exercise of any Secured Party’s rights under any of the provisions of the Guarantee and Security Documents (the “Indemnified Matters”), whether any of the Indemnified Matters arise before or after foreclosure of any of the Security Interests or other taking of title to all or any portion of the Collateral by any Secured Party, including (1) the costs of removal or remediation of any and all Hazardous Materials from all or any portion of the Land, any property adjoining or adjacent to the Land if Environmental Law requires the incurrence of such costs, (2) additional costs required to take reasonable precautions to protect against the Release of Hazardous Materials on, in, under, from or affecting the Land into the environment in violation of applicable Environmental Law, including air, any body of water, any other public domain or any surrounding areas, and (3) costs incurred to comply, in connection with all or any portion of the Land or any surrounding areas, with all applicable Environmental Laws with respect to Hazardous Materials, except to the extent that any such Indemnified Matter arises from (y) the bad faith, gross negligence or willful misconduct of such Indemnified Person, or (z) notwithstanding anything in Section 9.2(b) to the contrary, any act or event first occurring on or in connection with a Project or the Land on which the Project is located after none of the Borrower (or any Affiliate) nor any Subsidiary Guarantor (or any Affiliate) has possession or control of, or presence at or on, such Project or Land.

        (ii) In no event shall any site visit, observation, or testing by any Indemnified Person (or any representative of any such Person) be deemed to be a representation or warranty that Hazardous Materials are or are not present in, on, or under, the Land, or that there has been or shall be compliance with any Environmental Law. Neither the Borrower nor any other Person is entitled to rely on any site visit, observation, or testing by any Indemnified Person.

(c) Survival; Payment. The obligations in this Section 9.2 shall survive payment of the Loans and all other Obligations. All amounts owing under this Section 9.2 shall be paid promptly after written demand thereof accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

9.3. Notices.

(a) All notices, requests and other communications provided for hereunder shall be in writing (including, unless the context expressly otherwise provides, by facsimile or email, provided that any matter transmitted by any party by facsimile or email (i) shall be immediately confirmed by a telephone call to the recipient at the number specified on the applicable signature page hereof, and (ii) shall be followed promptly by a hard copy original thereof by express courier) and delivered, to the address, facsimile number or email address specified for notices on the applicable signature page hereof or to such other address, facsimile number or email address as shall be designated by such party in a written notice to the other parties hereto given as provided in this Section 9.3. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(b) All such notices, requests and communications (i) sent by express courier will be effective upon delivery to or refusal to accept delivery by the addressee, and (ii) transmitted by facsimile or email will be effective when sent and in the case of facsimile transmission when a confirmation of successful transmission is received; except that all notices and other communications to any Agent shall not be effective until actually received.

(c) The Borrower and the Guarantors acknowledge and agree that any agreement of the Lender Parties to receive certain notices by telephone and facsimile is solely for the convenience and at the request of the Borrower. The Lender Parties shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrower or the Guarantors to give such notice and the Lender Parties shall not have any liability to the Borrower or other Person on account of any action taken or not taken by any of the Lender Parties in good faith reliance upon such telephonic or facsimile notice.

(c) The Borrower acknowledges and agrees that the Administrative Agent may make notices and communications hereunder available to the Lenders by posting on the applicable Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT-RELATED PERSONS DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT-RELATED PERSON IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Agents have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s, or the Agents’ transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses resulted from the gross negligence or willful misconduct of such Agent-Related Person; provided, however, that in no event shall any Person have any liability to any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

9.4. Benefit of Agreement. This Credit Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties hereto (including any affiliate of the Issuing Lender that issues any Letter of Credit) and (to the extent applicable) the Depositary Agent. Neither the Borrower nor the Guarantors may assign or otherwise transfer any of their respective rights under this Credit Agreement or any of the other Financing Documents without the prior written consent of the Lenders. The Lenders may only assign their rights and obligations under this Credit Agreement and the other Financing Documents as provided in Section 9.11.

9.5. No Waiver; Remedies Cumulative. No failure or delay on the part of any of the Lender Parties or the holder of any Note in exercising any right, power or privilege hereunder or under any other Financing Document and no course of dealing between the Borrower or the Guarantors and any Lender Party or the holder of any Note shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Financing Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. No notice to or demand on the Borrower or the Guarantors in any case shall entitle the Borrower or the Guarantors to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of any Lender Party or the holder of any Note to take any other or further action in any circumstances without notice or demand. All remedies, either under this Credit Agreement or any other Financing Document or pursuant to any applicable Law or otherwise afforded to any Lender Party shall be cumulative and not alternative.

9.6. No Third Party Beneficiaries. The agreement of each Lender to make extensions of credit to the Borrower on the terms and conditions set forth in this Credit Agreement and the other Financing Documents is solely for the benefit of the Borrower and the Guarantors, and no other Person (including any Material Project Participant, or any contractor, sub-contractor, supplier, worker, carrier, warehouseman, materialman or vendor furnishing supplies, goods or services to or for the benefit of the Borrower or the Projects or receiving services from the Projects) shall have any rights hereunder against any Lender Party with respect to the Loans, the proceeds thereof or otherwise.

9.7. Reserved.

9.8. The Lead Arranger, the Bookrunner. The Lead Arranger, in its capacity as Lead Arranger only, the Bookrunner, in its capacity as Bookrunner only, shall not have any right, power, obligation, liability, responsibility or duty under this Credit Agreement other than the rights to receive reimbursement or payment of costs or expenses incurred by it as provided in Section 9.1 and the right to indemnity under Section 9.2.

9.9. Counterparts. This Credit Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

9.10. Amendment or Waiver.

(a) No provision of this Credit Agreement or any other Financing Document may be amended, supplemented, modified or waived, except by a written instrument signed by the Required Lenders and the Borrower or the relevant Guarantor (but only if the Borrower or such Guarantors is a party thereto), and, to the extent that its rights or obligations may be affected thereby, the Agent or Agents party thereto. Notwithstanding the foregoing provisions, no such waiver and no such amendment, supplement or modification shall (i) increase or extend the Commitment of any Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default shall not constitute an increase of the Commitment of any Lender), or extend the expiration date of the Commitment of any Lender, without the prior written consent of such Lender, (ii) postpone or delay the scheduled final maturity date of any Loan, without the prior written consent of each Lender affected thereby, or postpone or delay any date fixed by this Credit Agreement or any other Financing Document for any payment of principal, interest or fees due to any Lender hereunder or under any other Financing Document, without the prior written consent of each Lender affected thereby, (iii) reduce the principal of, or the rate or amount of interest or fees specified in any Financing Document on, any Loan of any Lender without the prior written consent of each Lender affected thereby, (iv) release all or substantially all of the Collateral or consent to the assignment or transfer by the Borrower of any of its respective obligations under this Credit Agreement or any other Financing Document, without the prior written consent of all Lenders, (v) amend, modify or waive any provision of this Section 9.10, Section 6.8, 9.1 or 9.2 or any other provision hereunder providing for the ratable treatment of Lenders (such as Sections 6.5(b)(iii)), without the prior written consent of each Lender, (vi) postpone or delay the date on which any amounts are required to be paid or reduce or waive the amount required to be paid on such date or the amount of credit support required to be provided on such date by the Guarantors under any of the Transaction Documents (or permit the transfer or assignment of any obligation of, or release or discharge any payment obligation of, the Guarantors thereunder) without the prior written consent of each Lender affected thereby, (vii) reduce the percentage specified in or otherwise amend the definition of Required Lenders or any other provision specifying the number or percentage of Lenders required to approve or consent to any action, or amend, modify, or waive any provision which expressly provides a consent right to each Lender, in each of the foregoing cases, without the prior written consent of each Lender affected thereby, (viii) reduce the percentage specified in the definition of Majority Facility Lenders with respect to any Facility without the written consent of all Lenders under such Facility, (ix) amend or modify the definitions of Lender Parties, Secured Parties, Secured Financial Hedge Counterparties, Obligations or Secured Obligations or amend, modify or waive Sections 4.1(a), 4.3 and 6.1 of the Account Agreement or Section 5.16 herein in each case in a manner that would be adverse to the Secured Financial Hedge Counterparties without the prior written consent of each Lender who is or whose Affiliate is a Secured Financial Hedge Counterparty, (x) amend, modify or waive the second sentence of Section 9.4 without the prior written consent of each Lender affected thereby, or (xi) amend, modify or waive any provision of Section 2.20 without the prior written consent of the Issuing Lender.

Notwithstanding the preceding provisions of this Section 9.10, the Borrower and the Administrative Agent may amend or supplement the Financing Documents without the consent of any Lender to (i) cure any ambiguity, defect or inconsistency or (ii) to make any change that would provide any additional rights or benefits to the Lenders or that does not adversely affect the interests or rights hereunder of any Lender.

(b) Any waiver and any amendment, supplement or modification made or entered into in accordance with Section 9.10(a) shall be binding upon the Borrower, the Guarantors, the Agents and the Lenders.

(c) Replacement of a Lender. If with respect to any action (including any waiver, amendment, supplement or modification) requiring an affirmative vote of each Lender affected thereby, any Lender advises the Administrative Agent that it will not agree to such action and all the other Lenders advise the Administrative Agent that they will agree to such action, the Borrower shall have the right to replace at par (in accordance with the mechanics described in Section 9.11) the one Lender that disagrees with such action with an Eligible Assignee (a “Replacement Lender”); provided that (i) written notice of such assignment, together with payment instructions, addressee and related information with respect to the Replacement Lender, shall have been given to the Administrative Agent by such Replacement Lender, (ii) the Replacement Lender shall have paid the Administrative Agent a processing fee in the amount of $3,500, (iii) the parties thereto shall have delivered to the Administrative Agent an Assignment and Assumption substantially in the form of Exhibit D-1 hereto with respect to such assignment and (iv) if applicable, the Lender to be replaced shall be entitled to the prepayment premium described in Section 6.2(b).

9.11. Assignments, Participations, etc.

(a)

(i) Subject to the conditions set forth in paragraph (a)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”), other than a natural person, all or a portion of its rights and obligations under this Credit Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent of (A) the Borrower (such consent not to be unreasonably withheld or delayed), provided that (1) no consent of the Borrower shall be required for an assignment to a Lender, an affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default has occurred and is continuing, any other Person and (2) only with respect to an assignment of a Term Loan, the Borrower shall be deemed to have consented to any such assignment if the Borrower has not responded to any request for such consent within ten (10) Business Days of the delivery thereof; and (B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Loan or a Revolving Commitment to a Lender, an affiliate of a Lender or an Approved Fund.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 or a higher integral multiple of $1,000,000 in excess thereof (or 100% of the assigning Lender’s remaining Loans), unless the Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

(B) (1) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 and (2) the assigning Lender shall have paid in full any amounts owing by it to the Administrative Agent (and the Borrower and the Agents may continue to deal solely and directly with the assigning Lender in connection with the interest so assigned until the conditions referred to in clauses (1) and (2) shall have been satisfied); and

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

For the purposes of this Section 9.11, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an affiliate of a Lender or (c) an entity or an affiliate of an entity that administers or manages a Lender.

In the event the Borrower elects to replace a Lender pursuant to Section 2.15, it may compel such Lender to employ this Section 9.11 to implement such replacement.

(b) From and after the date that the Administrative Agent notifies the assigning Lender and the Borrower that it has received (and, if required pursuant to Section 9.11(a), provided its consent with respect to) an executed Assignment and Assumption and payment of the above-referenced processing fee and the Borrower, if required pursuant to Section 9.11(a), has provided its consent to such assignment (such consent not to be unreasonably delayed or withheld), (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Assumption, shall have the rights and obligations of a Lender hereunder and under the other Financing Documents, and this Credit Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to effect the addition of the Assignee, and any reference to the assigning Lender hereunder or under the other Financing Documents shall thereafter refer to such Lender and to the Assignee to the extent of their respective interests, and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder and under the other Financing Documents have been assigned by it pursuant to such Assignment and Assumption, relinquish its rights and be released from its obligations under the Financing Documents. At the time of each assignment pursuant to Section 9.11(a) to a Person which is not already a Lender hereunder, the respective assignee Lender shall provide to the Borrower and the Administrative Agent (A) the appropriate IRS Forms described in Section 2.9(e) and (B) where applicable, and otherwise upon request of the Borrower or the Administrative Agent, a “Certification Regarding Correspondent Accounts for Foreign Banks” or “Recertification Regarding Correspondent Accounts for Foreign Banks” required pursuant to 31 U.S.C. §§ 5318(j) and (k), as added by sections 313 and 319(b) of the USA PATRIOT Act.

(c) Within thirty (30) days after the Borrower has received a notice from the Administrative Agent that it has received an executed Assignment and Assumption and payment of the processing fee and the Borrower, if required pursuant to Section 9.11(a), has provided its consent to such assignment (such consent not to be unreasonably delayed or withheld), if requested by the Assignee or the assigning Lender the Borrower shall execute and deliver to the Administrative Agent new Notes evidencing the Assignee’s assigned Loans and, if the assigning Lender has retained a portion of its Loans, replacement Notes reflecting the principal amount of the Loans retained by the assigning Lender (such Notes to be in exchange for, but not in payment of, the Notes held by such Lender).

(d) Any Lender (the “Originating Lender”) may at any time sell participations in all or a portion of such Lender’s rights and obligations under this Credit Agreement (including all or a portion of its Commitments and the Loans owing to it) to one or more commercial banks or other Persons not Affiliates of the Borrower (a “Participant”); provided, however, that (i) the Originating Lender’s obligations under this Credit Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) the Borrower, the Agents and the Issuing Lender shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender’s rights and obligations under this Credit Agreement and the other Financing Documents, and (iv) no Lender shall transfer or grant any participating interest under which the Participant shall have rights to approve any amendment to, or any consent or waiver with respect to, this Credit Agreement or any other Transaction Document, except to the extent such amendment, consent or waiver would require unanimous consent of the Lenders as described in Section 9.10. In the case of any such participation, the Participant shall not have any rights under this Credit Agreement (including Section 2.13 hereof) or any of the other Financing Documents (the Participant’s rights against the Originating Lender in respect of such Participation to be those set forth in the agreement executed by the Originating Lender in favor of the Participant relating thereto) and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation. The Borrower agrees that each Participant shall be entitled to the benefits of, and subject to the requirements and the limitations of, Section 2.9 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to this Section. A Participant shall not be entitled to receive any greater payment under Section 2.9 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. Each Lender that sells a participation, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Credit Agreement (the

“Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letter of Credit or its other obligations under this Credit Agreement) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive, and such Lender, the Borrower and the Administrative Agent shall treat each person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Credit Agreement, notwithstanding notice to the contrary.

(e) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Credit Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank and this Section 9.11(e) shall not apply to any such pledge or assignment; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in this Section 9.11(e).

(f) Notwithstanding anything to the contrary contained in this Credit Agreement, so long as no Event of Default has occurred and is continuing or would result therefrom, each Lender shall have the right at any time to sell, assign or transfer all or a portion of its Term Loans (but not, for the avoidance of doubt, any Revolving Commitment, Revolving Loans or L/C Commitments) owing to it to the Borrower on a non-pro rata basis, subject to the following additional requirements and limitations:

(i) the Borrower may conduct one or more modified Dutch auctions open to all Term Lenders to repurchase all or any portion of the Term Loans; provided that (A) notice of such auction shall be made to all of the Term Lenders and (B) such auction shall be conducted pursuant to such customary procedures as the Administrative Agent may establish which are consistent with this clause (g) and are otherwise reasonably acceptable to the Borrower and the Administrative Agent;

(ii) with respect to all repurchases made by the Borrower pursuant to this clause (g), (A) the Borrower shall deliver to the Administrative Agent a certificate stating that no Event of Default has occurred and is continuing or would result from such repurchase and (B) the assigning Term Lender and the Borrower shall execute and deliver to the Administrative Agent an Assignment and Assumption; and

(iii) following repurchase by the Borrower pursuant to this clause (g), the Loans so repurchased shall, without further action by any Person, be deemed cancelled for all purposes and no longer outstanding (and may not be resold by the Borrower), for all purposes of this Credit Agreement and all other Financing Documents, including, but not limited to (A) the making of, or the application of, any payments to the Lenders under this Credit Agreement or any other Financing Document, (B) the making of any request, demand, authorization, direction, notice, consent or waiver under this Credit Agreement or any other Financing Document or (C) the determination of Required Lenders, or for any similar or related purpose, under this Credit Agreement or any other Financing Document. In connection with any Loans repurchased and cancelled pursuant to this clause (g), and the Administrative Agent is authorized to make appropriate entries in the Register to reflect any such cancellation.

(g) Notwithstanding anything to the contrary contained in this Credit Agreement, so long as no Event of Default has occurred and is continuing or would result therefrom, each Lender shall have the right at any time to sell, assign or transfer all or a portion of its Term Loans (but not, for the avoidance of doubt, any Revolving Commitment, Revolving Loans or L/C Commitments) owing to it to Affiliated Lenders on a non-pro rata basis, subject to the following additional requirements and limitations:

(i) Affiliated Lenders may (x) purchase Term Loans pursuant to open-market transactions or (y) conduct one or more modified Dutch auctions open to all Term Lenders to repurchase all or any portion of the Term Loans, and in each case the such Affiliated Lender shall identify itself as an “Affiliated Lender”; provided that in the case of clause (y) above, (A) notice of such auction shall be made to all of the Term Lenders and (B) such auction shall be conducted pursuant to such customary procedures as the Administrative Agent may establish which are consistent with this clause (h) and are otherwise reasonably acceptable to the Sponsor and the Administrative Agent;

(ii) with respect to all repurchases made by Affiliated Lenders pursuant to this clause (h), (A) the Borrower shall deliver to the Administrative Agent a certificate stating that no Event of Default has occurred and is continuing or would result from such repurchase, (B) the assigning Term Lender and such Affiliated Lender shall execute and deliver to the Administrative Agent an assignment agreement substantially in the form of Exhibit D-2 hereto (an “Affiliated Lender Assignment and Assumption”) in lieu of an Assignment and Assumption, (C) each Affiliated Lender shall at each of the time of its execution of a written trade confirmation in respect of, and at the time of consummation of, such assignment (or sale of participation) affirm the No MNPI Representation (as defined in the applicable Affiliated Lender Assignment and Assumption) and (D) if such Affiliated Lender subsequently assigns the Term Loans acquired by it in accordance with this clause (h), such Affiliated Lender shall at the time of such assignment of such Term Loans affirm the No MNPI Representation (as defined in the applicable Affiliated Lender Assignment and Assumption);

(iii) at the time of such assignment and immediately after giving effect thereto, the Affiliated Lender Limitation shall be satisfied (and, upon reasonable request of the Administrative Agent, the Borrower shall report to the Administrative Agent the amount of Term Loans held by Affiliated Lenders and the identity of such Affiliated Lenders);

(iv) Affiliated Lenders shall not be entitled to receive, and shall not receive, information provided by the Administrative Agent or any other Lender to the extent provided solely to the Lenders (other than any Borrowing Request, notices of prepayments or commitment reductions and similar administrative notices delivered pursuant to Article II and any such information that has been made available by the Administrative Agent to any Borrower Entity) and will not be entitled to attend or participate, and will not attend or participate, in any Lenders’ meeting (whether in person or by telephone) unless any Borrower Entity (at the invitation or with knowledge of the Administrative Agent) attends or participates in such meeting;

(v) Affiliated Lenders, in their capacity as Lenders, (A) shall not be entitled to receive advice of counsel to the Administrative Agent or other Lenders and shall not challenge any assertion of attorney-client, common interest or similar legal privilege by the Administrative Agent or any other Lender and (B) shall not have any right to make or bring any claim against the Administrative Agent or the Collateral Agent in their respective capacities as such with respect to any duties or obligations or alleged duties or obligations of the Administrative Agent or the Collateral Agent under the Financing Documents, provided that nothing in this clause shall limit the ability of any Affiliated Lender to join and participate (as a passive participant) in any such claim brought by another Lender or to make or bring any such claim in respect of matters affecting solely Affiliated Lenders or affecting Affiliated Lenders in a manner differently than other Lenders;

(vi) no consent with respect to any amendment, waiver or other modification of this Credit Agreement or any other Transaction Document shall be required of any Affiliated Lender, except with respect to (A) any amendment, waiver or other modification referred to in clause (i), (ii) or (iii) of Section 9.10(a) and then only in the event such Affiliated Lender shall be affected by such amendment, waiver or other modification, (B) any amendment, waiver or other modification that deprives such Affiliated Lender, in its capacity as Lender, of its pro rata share of any payments that Lenders are entitled hereunder or (C) any amendment, waiver or other modification that affects such Affiliated Lender, in its capacity as Lender, in a manner that is materially disproportionate to, or more adverse compared to, the effect of such waiver, amendment or modification on the other Lenders (and, in each such case, such Affiliated Lender shall have the same voting rights as other Lenders that are not Affiliated Lenders); and

(vii) if a proceeding under the Bankruptcy Code shall be commenced by or against any Borrower Entity prior to the time when the Obligations have been paid in full, then (A) each Affiliated Lender irrevocably authorizes and empowers the Administrative Agent to vote on behalf of such Affiliated Lender with respect to the Obligations in connection with any plan of reorganization in such proceeding, unless the Administrative Agent instructs such Affiliated Lender to vote, in which case such Affiliated Lender shall vote with respect to the Obligations as the Administrative Agent directs; provided that the Administrative Agent shall so vote (or shall so direct to vote) with respect to the Obligations only as directed by the Required Lenders; provided further that no such vote with respect to the Obligations held by such Affiliated Lender shall treat such Obligations or claims by such Affiliated Lender in a manner less favorable to such Affiliated Lender than the proposed treatment of the Obligations or claims held by Lenders that are not Affiliated Lenders; and (B) to give effect to the foregoing right of the Administrative Agent to vote on behalf of any Affiliated Lender with respect to the Obligations, each Affiliated Lender hereby constitutes and appoints (such appointment being coupled with an interest) the Administrative Agent and any officer or agent of the Administrative Agent, with full power of substitution, as such Affiliated Lender’s true and lawful attorney-in-fact with full power and authority in the place of such Affiliated Lender and in the name of such Affiliated Lender or in its own name, to take any and all appropriate action and to execute any and all documents and instruments as, in the opinion of such attorney, may be necessary to give effect to the authorization referred to in clause (A) above, which appointment as attorney is irrevocable and coupled with an interest.

Each Affiliated Lender further agrees to identify itself as an “Affiliated Lender” to the assignee Lender in connection with any subsequent assignment of the Term Loans held by such Affiliated Lender.

(h) Notwithstanding anything in Section 9.11 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the Required Lenders or Majority Facility Lenders have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Transaction Document or any departure by any Borrower Entity therefrom, (ii) otherwise acted on any matter related to any Transaction Document, or (iii) directed or required either Administrative Agent, the Collateral Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Transaction Document, (A) all Term Loans held by any Affiliated Lender shall be deemed to be not outstanding for all purposes of calculating whether the Required Lenders or Majority Facility Lenders, as the case may be, have taken any actions and (B) the aggregate amount of Term Loans held by any Affiliated Lender will be excluded to the extent in excess of 49.9% of the amount required to constitute “Required Lenders” (any such excess amount shall be deemed to be not outstanding on a pro rata basis among all Affiliated Lenders).

9.12. Survival. All indemnities set forth herein, including Section 9.2, shall survive the execution and delivery of this Credit Agreement and the Notes and the making and repayment of the Loans. In addition, each representation and warranty made or deemed to be made pursuant hereto shall survive the making of such representation and warranty, and no Lender shall be deemed to have waived, by reason of making any extension of credit, any Default or Event of Default which may arise by reason of such representation or warranty proving to have been false or misleading, notwithstanding that such Lender may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading at the time such extension of credit was made.

9.13. Right of Set-off. In addition to any rights now or hereafter granted under applicable Law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to the Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by such Lender (including by branches and agencies of any Lender wherever located), to or for the credit or the account of the Borrower against and on account of the Obligations or liabilities of the Borrower to such Lender under this Credit Agreement or any of the other Financing Documents, including all claims of any nature or description arising out of or connected with this Credit Agreement or any other Financing Document, irrespective of whether such Lender shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured; provided that if any Defaulting Lender shall exercise any such right of setoff, (i) all amounts so set-off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of this Credit Agreement and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lender and the Lenders and (ii) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of set-off. Each Lender agrees to promptly provide notice to the Administrative Agent of the exercise of such set off right and the amount of such set off; provided however that the failure to give such notice shall not affect the validity of such set off, appropriation or application.

9.14. Severability. Any provision hereof which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and without affecting the validity or enforceability of any provision in any other jurisdiction.

9.15. Domicile of Loans. Each Lender may transfer and carry its Loans at, to or for the account of any office, Subsidiary or Affiliate of such Lender.

9.16. Limitation of Recourse. There shall be full recourse to the Borrower and the Subsidiary Guarantors and to all of their respective assets (other than the Excluded Property) for the liabilities of the Borrower and the Subsidiary Guarantors under this Credit Agreement and the other Financing Documents. Notwithstanding any provision hereof or in any other Financing Document to the contrary, no past, present or future director, officer, representative, Controlling person, executive, agent, employee, incorporator or shareholder (whether direct or indirect) of any Borrower Entity (including any holder of any membership interests in any Borrower Entity), as such, will have any liability for any obligations of any Borrower Entity under any Financing Document or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Lender Party hereby waives and releases all such liability. The waiver and release are part of the consideration for the incurrence of the Obligations and establishment of the credit facilities established hereby. The limitations on recourse set forth in this Section 9.16 shall survive the Discharge of Secured Obligations and the payment and performance of the Obligations under the Financing Documents.

9.17. Governing Law; Submission to Jurisdiction. (a) THIS CREDIT AGREEMENT AND EACH OF THE OTHER FINANCING DOCUMENTS (UNLESS SUCH DOCUMENT EXPRESSLY STATES OTHERWISE THEREIN) AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) Each of the Borrower and the Guarantors hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York sitting in New York City and of any New York State court sitting in New York City for the purposes of all legal proceedings arising out of or relating to this Credit Agreement, any other Financing Document or the transactions contemplated hereby or thereby. Each of the Borrower and the Guarantors hereby irrevocably waives, to the fullest extent permitted by applicable Law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. Nothing herein shall affect the right to serve process in any other manner permitted by applicable Law or any right to bring legal action or proceedings in any other competent jurisdiction, including judicial or non-judicial foreclosure of real property interests which are part of the Collateral. Each of the Borrower and the Guarantors further agrees that the aforesaid courts of the State of New York and of the United States of America for the Southern District of New York shall have exclusive jurisdiction with respect to any claim or counterclaim of the Borrower or the Guarantors based upon the assertion that the rate of interest charged by or under this Credit Agreement or under the other Financing Documents is usurious. To the extent permitted by applicable Law, each of the Borrower and the Guarantors further irrevocably agrees to the service of process of any of the aforementioned courts in any suit, action or proceeding by the mailing of copies thereof by certified mail, postage prepaid, return receipt requested, to the Borrower and the Guarantors at the address referenced in Section 9.3, such service to be effective upon the date indicated on the postal receipt returned from the Borrower or the Guarantors.

(c) Each of the Borrower and the Guarantors agree that it will at all times continuously maintain an agent to receive service of process in the State of New York on behalf of itself and its Collateral, and, in the event that for any reason the agent mentioned above shall not serve as agent for each of the Borrower or the Guarantors to receive service of process in the State of New York on its behalf, the Borrower and such Guarantors shall promptly appoint a successor satisfactory to the Administrative Agent so to serve, advise the Administrative Agent thereof, and deliver to the Administrative Agent evidence in writing of the successor agent’s acceptance of such appointment. The foregoing provisions constitute, among other things, a special arrangement for service among the parties to this Credit Agreement for the purposes of 28 U.S.C. § 1608.

(d) To the extent the Borrower or the Guarantors may, in any action or proceeding arising out of or relating to any of the Financing Documents, be entitled under any applicable Law to require or claim that any Secured Party post security for costs or take similar action, the Borrower and the Guarantors hereby irrevocably waives and agrees not to claim the benefit of such entitlement.

9.18. Complete Agreement. THIS CREDIT AGREEMENT AND THE OTHER FINANCING DOCUMENTS REPRESENT THE FINAL AND COMPLETE AGREEMENT OF THE PARTIES HERETO, AND ALL PRIOR NEGOTIATIONS, REPRESENTATIONS, UNDERSTANDINGS, WRITINGS AND STATEMENTS OF ANY NATURE ARE HEREBY SUPERSEDED IN THEIR ENTIRETY BY THE TERMS OF THIS CREDIT AGREEMENT AND THE OTHER FINANCING DOCUMENTS.

9.19. Confidentiality. Each of the Lender Parties agrees that it shall maintain in confidence any information relating to the Borrower Entities and their respective Affiliates furnished to it by or on behalf of the Borrower or the other Borrower Entity or Affiliate (other than information that (x) has become generally available to the public other than as a result of a disclosure by such party in breach of this Section 9.19, (y) has been independently developed by such Lender Party without reliance on any confidential information relating to the Borrower Entities and their respective Affiliates furnished to it by or on behalf of the Borrower or the other Borrower Entity or Affiliate or (z) was available to such Lender Party from a third party having, to such Person’s knowledge, no obligations of confidentiality to any Borrower Entity) and shall not reveal the same other than to its Affiliates and the respective directors, managers, officers, trustees, employees, agents and advisors of such Person and such Person’s Affiliates with a need to know or to any Person that approves or administers the Loans on behalf of such Lender (so long as each such Person shall have been instructed to keep the same confidential in accordance with this Section), except:

(a) to the extent necessary to comply with law or any legal process or the requirements of any Governmental Authority (including bank examiners and self-regulatory organizations), the National Association of Insurance Commissioners or of any securities exchange on which securities of the disclosing party or any Affiliate of the disclosing party are listed or traded (and the disclosing party shall use commercially reasonable efforts to so notify the Borrower of such disclosure, provided no such notice shall be required if such disclosure is part of a routine regulatory examination or is not otherwise permitted pursuant to applicable law);

(b) as part of normal reporting or review procedures to Governmental Authorities or the National Association of Insurance Commissioners (so long as the disclosing party has used commercially reasonable efforts to keep such information confidential, provided no such notice shall be required if such disclosure is part of a routine regulatory examination or is not otherwise permitted pursuant to applicable law);

(c) to its parent companies, Affiliates or auditors (so long as each such Person shall have been instructed to keep the same confidential in accordance with this Section);

(d) in order to enforce its rights under any Loan Document in a legal proceeding; and

(e) to any pledgee referred to in Section 9.10(e) or any prospective assignee of, or prospective Participant in, any of its rights under this Credit Agreement (so long as such Person shall have been instructed to keep the same confidential in accordance with this Section).

Without limiting the generality of the foregoing, any press release or other similar release of information by the Lender Parties or any of their agents, employees, etc. with respect to the execution of the Financing Documents is subject to the prior written approval of the Borrower.

A Lender Party’s obligations under this Section 9.19 shall survive the sale, assignment, participation or transfer by such party of its rights and obligations under this Credit Agreement for a period of three (3) years from the date of such sale, assignment, participation or transfer.

9.20. Termination. On the Termination Date, this Credit Agreement shall terminate and be of no further force and effect (other than the provisions hereof that by their express terms survive such termination) and the Administrative Agent shall execute and deliver such documentation confirming such termination as may reasonably be requested by the Borrower.

9.21. USA Patriot Act and “Know-Your-Customer”. The Lenders subject to the USA PATRIOT Act hereby notify the Borrower and the Guarantors that, pursuant to the requirements of the USA PATRIOT Act, such Lenders are required to obtain, verify and record information that identifies the Borrower and the Guarantors, which information includes the name and address of the Borrower and the Guarantors and other information that will allow each Lender to identify the Borrower and the Guarantors in accordance with the USA PATRIOT Act. The Borrower and the Guarantors hereby agree to provide all documentation and other information required by bank regulatory authorities under the USA PATRIOT Act and any applicable “know-your-customer” and anti-money laundering rules and regulations, including in connection with any New Project Acquisition.

9.22. Third Party Beneficiaries. The parties hereto agree that the directors, officers, employees and equityholders of the Borrower Entities and their Affiliates are intended third party beneficiaries of Section 9.16 hereof.

9.23. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH, THIS CREDIT AGREEMENT, THE NOTES OR ANY OTHER FINANCING DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY RELATING HERETO OR THERETO. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE LENDER PARTIES TO ENTER INTO THIS CREDIT AGREEMENT.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Credit Agreement as of the date first above written.

Notice Addresses:
ExGen Texas Power, LLC	EXGEN TEXAS POWER, LLC, as Borrower
c/o Exelon Corporation
10 South Dearborn Street
52nd Floor
Chicago, IL, 60603	By: /s/ Shane Smith
Attention: Manager, Treasury Operations	Name: Shane Smith
Facsimile No.: 312-394-4082	Title: Assistant Treasurer

Signature Page to Credit Agreement

ExGen Texas Power Holdings, LLC	EXGEN TEXAS POWER HOLDINGS, LLC, as the Parent Guarantor
c/o Exelon Corporation
10 South Dearborn Street
52nd Floor
Chicago, IL, 60603	By: /s/ Shane Smith
Attention: Manager, Treasury Operations	Name: Shane Smith
Facsimile No.: 312-394-4082	Title: Assistant Treasurer

Wolf Hollow I Power, LLC	WOLF HOLLOW I POWER, LLC, as a Subsidiary Guarantor
c/o Exelon Corporation
10 South Dearborn Street
52nd Floor
Chicago, IL, 60603	By: /s/ Shane Smith Name: Shane Smith Title: Assistant Treasurer
Attention: Manager, Treasury Operations
Facsimile No.: 312-394-4082

Colorado Bend I Power LLC	COLORADO BEND I POWER LLC, as a Subsidiary Guarantor
c/o Exelon Corporation
10 South Dearborn Street
52nd Floor
Chicago, IL, 60603	By: /s/ Shane Smith Name: Shane Smith Title: Assistant Treasurer
Attention: Manager, Treasury Operations
Facsimile No.: 312-394-4082

LaPorte Power, LLC	LAPORTE POWER, LLC, as a Subsidiary Guarantor
c/o Exelon Corporation
10 South Dearborn Street
52nd Floor
Chicago, IL, 60603	By: /s/ Shane Smith Name: Shane Smith Title: Assistant Treasurer
Attention: Manager, Treasury Operations
Facsimile No.: 312-394-4082

Signature Page to Credit Agreement

Handley Power, LLC	HANDLEY POWER, LLC, as a Subsidiary Guarantor
c/o Exelon Corporation
10 South Dearborn Street
52nd Floor
Chicago, IL, 60603	By: /s/ Shane Smith Name: Shane Smith Title: Assistant Treasurer
Attention: Manager, Treasury Operations
Facsimile No.: 312-394-4082

Mountain Creek Power, LLC	MOUNTAIN CREEK POWER, LLC, as a Subsidiary Guarantor
c/o Exelon Corporation
10 South Dearborn Street
52nd Floor
Chicago, IL, 60603	By: /s/ Shane Smith Name: Shane Smith Title: Assistant Treasurer
Attention: Manager, Treasury Operations
Facsimile No.: 312-394-4082

Signature Page to Credit Agreement

Bank of America, N.A.	BANK OF AMERICA, N.A., as Administrative Agent, Collateral Agent, Lead Arranger and Bookrunner
222 Broadway
Mail Code: NY3-222-14-03
New York, NY 10038
Attn: Paley Chen	By: /s/ William Merritt Name: William Merritt Title: Vice President
Telephone: 646-556-0753
Fax: 212-548-8944
Email: paley.chen@baml.com

With a copy to:
Bank of America, N.A.
100 N. Tryon Street
Mail Code: NC1-007-17-18
Charlotte, NC 28255
Attn: William Merritt
Telephone: 980-386-9762
Email: william.merritt@baml.com

Signature Page to Credit Agreement

Wilmington Trust, National Association	WILMINGTON TRUST, NATIONAL ASSOCIATION, as Depositary Agent
1100 North Market Street Wilmington, Delaware
Attention: Project Finance
Telephone: 302-636-6973
Fax.: 302-636-4149	By: /s/ Steve Barone Name: Steve Barone Title: Assistant Vice President

Signature Page to Credit Agreement

APPENDIX A to Credit Agreement

SCHEDULED PRINCIPAL PAYMENTS

Scheduled Principal Payments
December 31, 2014	$1,875,000
March 31, 2015	$1,687,500
June 30, 2015	$1,687,500
September 30, 2015	$1,687,500
December 31, 2015	$1,687,500
March 31, 2016	$1,687,500
June 30, 2016	$1,687,500
September 30, 2016	$1,687,500
December 31, 2016	$1,687,500
March 31, 2017	$1,687,500
June 30, 2017	$1,687,500
September 30, 2017	$1,687,500
December 31, 2017	$1,687,500
March 31, 2018	$1,687,500
June 30, 2018	$1,687,500
September 30, 2018	$1,687,500
December 31, 2018	$1,687,500
March 31, 2019	$1,687,500
June 30, 2019	$1,687,500
September 30, 2019	$1,687,500
December 31, 2019	$1,687,500
March 31, 2020	$1,687,500
June 30, 2020	$1,687,500
September 30, 2020	$1,687,500
December 31, 2020	$1,687,500
March 31, 2021	$1,687,500
June 30, 2021	$1,687,500
September 30, 2021	Outstanding principal amount[1]

[1]	For the avoidance of doubt, the amount is subject to change based on excess cash flow sweeps, and shall in no event exceed the unpaid principal balance as of the date such payment is due and owing.

EXGEN TEXAS POWER CREDIT AGREEMENT – Appendix A

EXHIBIT A-1

[FORM OF NOTICE OF BORROWING]

NOTICE OF BORROWING

[Date]2

Bank of America, N.A.,

as Administrative Agent for the Lenders party

to the Credit Agreement referred to below

901 Main Street, 14th Floor

Dallas, TX 75202

[Attention: ]

[Attention: ]

Ladies and Gentlemen:

The undersigned, ExGen Texas Power, LLC, refers to the Credit Agreement dated as of September 18, 2014 (as amended from time to time, the “Credit Agreement,” the terms defined therein being used herein as therein defined) among the undersigned, its affiliates as Guarantors, certain lenders party thereto (the “Lenders”), and you, as Administrative Agent, and hereby gives you notice, irrevocably, pursuant to Section [2.2][(a)][(b)] of the Credit Agreement, that the undersigned hereby requests [a] Borrowing[s] of Loans under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section [2.2] [(a)][(b)] of the Credit Agreement:

(i)	The aggregate principal amount of Proposed Borrowing[s] [is][are] $[ ].

(ii)	The Borrowing Date is [ ], (which day is a Business Day).

(iii)	The Proposed Borrowing[s] [is][are] to consist of [Term Loans][Revolving Loans].

(iv)	The Loans to be made pursuant to the Proposed Borrowing[s] shall be initially maintained as [Base Rate Loans] [Eurodollar Loans].

(v)	[The initial Interest Period for the Proposed Borrowing[s] [is][are] [ ] month(s).][3]

[2]	At least two (2) Business Days prior to the Closing Date in the case of Term Loans that are Eurodollar Loans or [one (1) Business Day prior to] the Closing Date if the requested Loans shall consist strictly of Term Loans that are Base Rate Loans. At least three (3) Business Days prior to the Borrowing Date in the case of Revolving Loans that are Eurodollar Loans or [one (1) Business Day prior to] the Borrowing Date if the requested Loans shall consist strictly of Revolving Loans that are Base Rate Loans. [By [Noon] (New York City time) on the date of the proposed Borrowing in the case of Revolving Loans that are Base Rate Loans to finance payments required by Section 2.20(d) of the Credit Agreement.]
[3]	To be included for a Proposed Borrowing of Eurodollar Loans.

EXHIBIT A-1

The undersigned hereby certifies to the Lender Parties that the following statements are true and correct as of the date hereof, and will be true and correct as of the date of the Proposed Borrowing[s]:

(a) Each of the representations and warranties made by the Borrower or any Guarantor in each Financing Document to which the Borrower or such Guarantor, as applicable, is a party is and will be true and correct in all material respects (except to the extent any such representation and warranty itself is qualified by “materiality,” “Material Adverse Effect” or similar qualifier, in which case, it is and will be true and correct in all respects) before and after giving effect to the Proposed Borrowing[s] and the application of proceeds thereof, with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to a different date (in which case such representations and warranties are and will be true and correct in all material respects as of such different date); and

(b) No Default or Event of Default has occurred and is continuing, or will have occurred and be continuing, at the time of and immediately after such Proposed Borrowing[s] or from the application of the proceeds thereof.

EXGEN ERCOT – Form of Notice of Borrowing

EXHIBIT A-1

Very truly yours,

EXGEN TEXAS POWER, LLC

By:
Name:
Title:

EXGEN ERCOT – Form of Notice of Borrowing

EXHIBIT A-2

to

Credit Agreement

Form of Notice of L/C Issuance

NOTICE OF [L/C ACTIVITY]

Date:             ,

Bank of America, N.A.,

as the Issuing Lender

to the Credit Agreement referred to below

901 Main Street, 14th Floor

Dallas, TX 75202

[Attention: ]

[Attention: ]

Re: ExGen Texas Power, LLC

Ladies and Gentlemen:

Reference is made to the Credit Agreement, dated as of September 18, 2014 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among ExGen Texas Power, LLC (the “Borrower”), the Guarantors party thereto, the Lenders party thereto from time to time, Bank of America, N.A., as Administrative Agent, Collateral Agent and Issuing Lender, and the other Parties thereto. Capitalized terms used but not otherwise defined in this Notice of L/C Activity shall have the meanings assigned to such terms (whether directly or by reference to another agreement or document) in the Credit Agreement.

1. Request for L/C Activity. Pursuant to Section 2.20 of the Credit Agreement, the Borrower hereby requests [the issuance of a Letter of Credit][the                             [amendment][renewal][extension] of an existing Letter of Credit] in accordance with the applicable terms and conditions of the Credit Agreement on [            ] (the “Credit Event Date”).

(a)	Date of [issuance][amendment] [renewal][extension] (which is a Business Day):

(b)	Number of Letter of Credit to be amended, renewed or extended (if applicable):

EXHIBIT A-2

(c)	Date of expiration of Letter of Credit[1]:

(d)	Amount of Letter of Credit:

(e)	Name of beneficiary of Letter of Credit:

(f)	Address of beneficiary of Letter of Credit:

(g)	Purpose of Letter of Credit[2]:

Upon request, the Borrower will make available any other information as shall be necessary to prepare such Letter of Credit.

2. Certifications. The undersigned hereby certifies to the Lender Parties that the following statements are true and correct as of the date hereof and will be true and correct as of the proposed Credit Event Date and after giving effect to the requested Credit Event:

(a)	As of the Credit Event Date, each of the conditions precedent specified in Section[(s) 3.1 and][3] 3.2 of the Credit Agreement has been satisfied or waived in accordance with the terms of the Credit Agreement;

(b)	No Default or Event of Default has occurred and is continuing, or will have occurred and be continuing, at the time of and immediately after giving effect to the requested Credit Event;

(c)	Each representation and warranty made by the Borrower or any Guarantor in each Financing Document to which the Borrower or such Guarantor, as applicable, is a party is true and correct in all material respects (except to the extent any such representation and warranty itself is qualified by “materiality,” “Material Adverse Effect” or similar qualifier, in which case, it is true and correct in all respects) on and as of the Credit Event Date, with the same effect as though made on and as of the Credit Event Date, except to the extent such representations and warranties expressly relate to a different date (in which case such representations and warranties are true and correct in all material respects as of such different date); and

[1]	If letter of credit will include automatic renewals, please also indicate the requested final expiration date after giving effect to all such extensions.
[2]	Attached requested form if applicable.
[3]	Insert for first Credit Event.

EXHIBIT A-2

(d)	After giving effect to the proposed Credit Event, (i) the L/C Exposure will not exceed the aggregate L/C Commitments and (ii) the aggregate amount of the Available Revolving Commitments will not be less than zero.

[Signature page follows]

EXHIBIT A-2

IN WITNESS WHEREOF, the Borrower has caused this Notice of L/C Activity to be duly executed and delivered by an Authorized Officer of the Borrower as of the date first written above.

EXGEN TEXAS POWER, LLC, as the Borrower

By:
Name:
Title

EXHIBIT B

to

Credit Agreement

[FORM OF NOTE]

[TERM] [REVOLVING] NOTE

$[—]	[New York, New York]

[Date]

ExGen Texas Power, LLC, a limited liability company organized and existing under the laws of the State of Delaware (the “Borrower”), FOR VALUE RECEIVED, hereby promises to pay on the [Term Loan Maturity Date][Revolving Termination Date] (as defined in the Credit Agreement referred to below) to the order of [—] (the “Lender”), for the account of its Applicable Lending Office (as defined in the Credit Agreement), in accordance with the Credit Agreement referred to below, the principal sum of $[—], or so much thereof as shall constitute [Term][Revolving] Loans (as defined in the Credit Agreement) which have been lent by the Lender to the Borrower pursuant to the Credit Agreement referred to below, in lawful money of the United States of America (in freely transferable U.S. dollars and in immediately available funds).

The Borrower promises also to pay interest on the unpaid principal amount hereof in like money from the date hereof until paid in full at the rate per annum which shall be determined in accordance with the provisions of the Credit Agreement, said interest to be payable at the times and at the place provided for in the Credit Agreement.

The Lender is hereby authorized by the Borrower to endorse on the schedule attached to this Note (or any continuation thereof) the amount of, and the duration of each Interest Period (if applicable) for, each [Term] [Revolving] Loan made by the Lender to the Borrower under the Credit Agreement, and the amount of each payment or prepayment of principal of such [Term] [Revolving] Loan received by the Lender; provided that any failure by the Lender to make any such endorsement or any error therein shall not affect the obligations of the Borrower hereunder or under the Credit Agreement in respect of such [Term] [Revolving] Loan.

This Note is one of the Notes referred to in the Credit Agreement dated as of September 18, 2014 among the Borrower, its affiliates as Guarantors, the Lender, the other financial institutions party thereto, as Lenders, Bank of America, N.A., as Administrative Agent and Collateral Agent, Wilmington Trust, National Association, as Depositary Agent and the other parties party thereto (as from time to time in effect, the “Credit Agreement”) and is entitled to the benefits thereof. This Note is secured by the Guarantee and Security Documents (as defined in the Credit Agreement). This Note is subject to repayment and prepayment, in whole or in part, as specified in the Credit Agreement, and [Term] [Revolving] Loans made under the Credit Agreement may be converted from one Type (as defined in the Credit Agreement) into another Type to the extent provided in the Credit Agreement.

EXGEN ERCOT – Form of Loan Note

EXHIBIT B

In case an Event of Default (as defined in the Credit Agreement) shall occur and be continuing, the principal of and accrued interest on this Note may be declared to be due and payable in the manner and with the effect provided in the Credit Agreement.

The Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Note.

Recourse under this Note is limited in accordance with Section 9.16 of the Credit Agreement.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

EXGEN TEXAS POWER, LLC

By:
Name:
Title

EXGEN ERCOT – Form of Loan Note

EXHIBIT C

to

Credit Agreement

FORM OF CONSENT

CONSENT AND AGREEMENT

This CONSENT AND AGREEMENT (this “Consent”), dated as of                     , is entered into by and among [                            ] (the “Consenting Party”), [                            ] (the “Company”) and [            ] (in such capacity, together with its successors and assigns, the “Collateral Agent”), acting as collateral agent for the Secured Parties (as defined below).

RECITALS

WHEREAS, ExGen Texas Power, LLC (the “Borrower”), the Collateral Agent, the issuing banks identified therein (the “Issuing Banks”), the administrative agent identified therein (in such capacity, together with its successors and assigns, the “Administrative Agent”) and the lenders party thereto from time to time (the “Lenders”) have entered into that certain Credit Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), dated as of the date hereof (the “Closing Date”) pursuant to which the Issuing Banks will issue letters of credit and the Lenders will advance certain loans (the “Loans”) to finance the operation of various gas-fired generation projects in which the Borrower holds an indirect interest, including [                            ] (the “Project”); [Name all relevant projects]

WHEREAS, the Consenting Parties and the Company are party to that certain [                            ] (as amended, the “Assigned Agreement”);

WHEREAS, pursuant to certain security agreements and related documents, dated as of the Closing Date (as amended, restated, supplemented or otherwise modified from time to time, the “Security Documents”), between the Borrower, the Company, certain other subsidiaries of the Borrower and the Collateral Agent, the Company has collaterally assigned its interest under the Assigned Agreement (the “Collateral Assignment”) as security for the Company’s obligations under the Credit Agreement and all related documents for the benefit of the Lenders, the Collateral Agent, the Administrative Agent and the depositary bank identified in the Credit Agreement (collectively, the “Secured Parties”);

WHEREAS, the Credit Agreement, the Security Documents and all related agreements shall be referred to herein as the “Financing Documents;”

WHEREAS, the Collateral Agent shall act hereunder for the benefit of the Secured Parties pursuant to that certain Collateral Agency and Intercreditor Agreement, dated the Closing Date; and

WHEREAS, the Company requests that the Consenting Parties consent to the Collateral Assignment.

EXGEN ERCOT – Form of Consent

EXHIBIT C

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Collateral Assignment. Consenting Party hereby consents to the Collateral Assignment. Consenting Party further acknowledges the right of the Collateral Agent or any designee of the Collateral Agent, in exercise of the Collateral Agent’s rights and remedies as a secured creditor of the Company and acting on behalf of the Secured Parties, to make all demands, give all notices, take all actions and exercise all rights of the Company under the Assigned Agreement. The Collateral Agent (acting at the direction of the Secured Parties) shall be entitled (but not obligated) to cure any defaults of the Company under the Assigned Agreement in accordance with the provisions thereof. Consenting Party agrees to accept such cure by the Collateral Agent (acting at the direction of the Secured Parties) and, subject to the terms and conditions of the Assigned Agreement and cure of such defaults, to render to the Secured Parties all performance due by it under the Assigned Agreement and this Consent.

2. Payments. The Company hereby irrevocably authorizes and directs that any payments from Consenting Party which are due and payable to the Company under the Assigned Agreement be made directly to depositary bank in accordance with the following payment instructions:

[                    ]

or such other payment instructions as may be provided in writing to the Consenting Party from the Collateral Agent from time to time. The Company hereby agrees that Consenting Party may rely on any such instructions by the Collateral Agent to Consenting Party, and the Company releases Consenting Party from all liability for making payments to the Collateral Agent upon receipt by Consenting Party of any such instructions.

3. Cure of Default. Upon the occurrence of a breach, default or event of default by the Company under the Assigned Agreement, or upon the occurrence or non-occurrence of any other event or condition which would enable the Consenting Party to terminate or suspend its obligations under the Assigned Agreement (herein called a “default”), the Consenting Party will continue to perform and not terminate or suspend its obligations under the Assigned Agreement until it first (i) gives to the Collateral Agent the written notice required to be given to the Company by the Assigned Agreement specifying the nature of the default giving rise to such right (and in the case of a payment default, specifying the amount thereof), (ii) gives the Collateral Agent as well as the Company the opportunity to cure such default during the cure period specified in the Assigned Agreement beginning upon receipt of notice of such default by the Collateral Agent (the “Assignment Agreement Cure Period”), and (iii) gives the Collateral Agent the opportunity to cure such default for an additional period of thirty (30) days after the Assignment Agreement Cure Period in the case of a payment default and thirty (30) days after the expiration of the Assignment Agreement Cure Period in the case of performance defaults which shall be extended to ninety (90) days if such default is not capable of being cured in such period and the Collateral Agent is diligently pursuing cure. If possession of the Project is necessary to cure any non-payment default and the Collateral Agent commences foreclosure proceedings against the Company within such 90-day period and is diligently pursuing such proceeding, or if the Collateral Agent is prohibited from curing any default or from commencing or prosecuting foreclosure or other appropriate proceedings by operation of law or by any process, stay or injunction issued by any governmental authority or pursuant to any bankruptcy or insolvency proceeding or other similar proceeding involving the Company, then in each case

EXGEN ERCOT – Form of Consent

EXHIBIT C

the time periods specified herein for curing a default (other than a payment default) or commencing or prosecuting such foreclosure or other proceedings shall be extended for the period to complete such proceeding or of such prohibition.

4. Substitution. Upon receipt of notification from the Collateral Agent of any default by the Company under the Financing Documents and that the Collateral Agent desires to exercise its rights and remedies pursuant to the Security Documents (i) to have itself or its designee substituted for the Company under the Assigned Agreement or (ii) to sell, assign, transfer or otherwise dispose of the Assigned Agreement to any other person, including any assignee which is a purchaser at a foreclosure sale or by deed in lieu of foreclosure (an “Assignee”), then Consenting Party agrees that the Collateral Agent, any of the Secured Parties or their respective designee or any Assignee (each, a “Substitute Owner”) may be substituted for the Company under the Assigned Agreement and the Consenting Party shall continue to perform its obligations under the Assigned Agreement in favor of the Substitute Owner if such Substitute Owner assumes in writing the obligations of the Company under the Assigned Agreement (including the obligation to cure any then-existing payment and performance defaults but excluding the obligation to cure any then-existing performance defaults that are not reasonably susceptible of cure). Consenting Party acknowledges that none of the Collateral Agent or the Secured Parties are liable under the Assigned Agreement and shall not become liable thereunder unless and until such party shall become a Substitute Owner as described in this Section 4 hereof, and then, the Collateral Agent, the Secured Parties, their successors or designees, and any Assignee shall not have personal liability to the Consenting Party for the performance of the obligations under the Assigned Agreement and the sole recourse of the Consenting Party in seeking enforcement of such obligations shall be to such parties’ interest in the Project. Upon any sale, assignment, transfer or other disposition to an Assignee, the Collateral Agent, its designees, and the Secured Parties shall be relieved of any and all obligations arising under the Assigned Agreement.

5. Rejection in Bankruptcy. If the Assigned Agreement is rejected or terminated by a trustee or debtor-in-possession in any bankruptcy or insolvency proceeding involving the Company, and if, within sixty (60) days after such rejection or termination, the Collateral Agent, any Secured Party or their respective designee or assignee shall so request, the Collateral Agent, such Secured Party or such designee or assignee and the Consenting Party will promptly execute a new agreement that shall be for the balance of the remaining term under the Assigned Agreement (before giving effect to such rejection or termination) and shall contain the same agreements, terms and conditions as the Assigned Agreement.

6. Termination; Material Amendment. Notwithstanding anything contained in the Assigned Agreement to the contrary, Consenting Party shall not, without prior written consent of the Collateral Agent, cancel or terminate the Assigned Agreement except as expressly provided in the Assigned Agreement (but subject to the rights to cure set forth in Section 3 above), or assign or consent to the Company’s assignment of the Assigned Agreement. Consenting Party shall not enter into any Modification (as defined below) of the Assigned Agreement as in effect on the date hereof unless the Company shall have provided the Consenting Party with a certificate certifying that the consent of the Collateral Agent has been obtained or is not required. A “Modification” for purposes of this Section 6 shall mean a material amendment to the Assigned Agreement the effect of which (x) is to materially expand the obligations of the Company or materially reduce the payment obligations of Consenting Party or (y) could reasonably be expected to have a material adverse effect on the Company or the Project.

EXGEN ERCOT – Form of Consent

EXHIBIT C

7. Delivery of Notices. The Consenting Party shall deliver to the Collateral Agent and the Administrative Agent, concurrently with the delivery thereof to the Company, a copy of each notice of default, violation or breach or of a suspension of performance given by the Consenting Party pursuant to the Assigned Agreement and each notice of a force majeure event. In addition, the Consenting Party shall provide notice to the Collateral Agent, the Administrative Agent and the Company of any material litigation, investigation or governmental proceeding or any dispute with a government entity which is pending or threatened in writing against the Consenting Party if such matter could reasonably be expected to have a material adverse effect on the Company or the Project.

8. Representations and Warranties. The Consenting Party makes the following representations and warranties to the Collateral Agent and the other Secured Parties:

8.1 Organizational Matters. The Consenting Party is a [corporation/limited partnership/limited liability company] duly organized, validly existing and in good standing under the laws of the state of its organization, and has all requisite power and authority, corporate and otherwise, to enter into and to perform its obligations hereunder and under the Assigned Agreement. Each of this Consent and the Assigned Agreement has been duly authorized, executed and delivered on behalf of the Consenting Party by the appropriate officers or agents of the Consenting Party, and constitutes the legal, valid and binding obligation of the Consenting Party, enforceable against the Consenting Party in accordance with its terms, except as the enforceability thereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and (b) general equitable principles (whether considered in a proceeding in equity or at law).

8.2 Litigation. There is no litigation, proceeding or investigation pending or (to the knowledge of the Consenting Party) threatened against the Consenting Party before or by any court, administrative agency, arbitrator or governmental authority, body or agency which questions the validity, binding effect or enforceability hereof or of the Assigned Agreement or which, if adversely determined, individually or in the aggregate, could have a material adverse effect upon the ability of the Consenting Party to perform under the Assigned Agreement or this Consent.

8.3 Governmental Approvals; Compliance. No consent, order, authorization, waiver, approval or any other action, or registration, declaration or filing with, any government or public body, authority or agency is required to be obtained or made by the Consenting Party in connection with the execution, delivery or performance of the Assigned Agreement or this Consent, except as has been validly issued, is in full force and effect, is not subject to any condition (other than compliance with the terms thereof), does not impose restrictions or requirements inconsistent with the terms of the Assigned Agreement, and is final and non-appealable. The Consenting Party has not violated applicable law by entering into the Assigned Agreement or this Consent. The execution, delivery and performance by the Consenting Party of this Consent and the Assigned Agreement and the consummation of the transactions contemplated hereby and thereby will not result in any violation of, breach of or default under any term of its charter or by-laws, or of any material contract or agreement to which it is a party or by which it or its property is bound.

EXGEN ERCOT – Form of Consent

EXHIBIT C

8.4 No Default or Amendment. Neither the Consenting Party nor, to the knowledge of the Consenting Party, the Company is in default of any of its obligations or covenants under the Assigned Agreement and no such default has occurred and has been cured prior to the date hereof. No event or condition exists (including any condition arising as a result of, and after giving effect to, the assignment by the Consenting Party to the Collateral Agent of the Assigned Agreement) which would, either immediately or with the passage of any applicable grace period or giving of notice, or both, enable the Consenting Party to terminate or suspend its obligations under the Assigned Agreement. The Assigned Agreement has not been amended, modified or supplemented in any manner [except as described in the recitals hereto]. The Consenting Party has no notice of, and has not consented to, any previous assignment by the Company of all or any part of its rights in, to or under the Assigned Agreement.

9. No Liability. Except during any period in which the Collateral Agent or any Secured Party (or any of their respective designees or assignees) is substituted for the Company pursuant to Section 4 (and subject to the limitations therein), the Consenting Party acknowledges and agrees that neither the Collateral Agent nor any Secured Party (or any of their respective designees or assignees) shall have any liability or obligation under the Assigned Agreement as a result of this Consent or any Security Documents, nor shall the Collateral Agent or any Secured Party (or any of their respective designees or assignees) be obligated or required to perform any of the Company’s obligations under the Assigned Agreement or to take any action to collect or enforce any claim for payment assigned under any Security Documents. No curing of any defaults under the Assigned Agreement shall be construed as an assumption by the Collateral Agent or any Secured Party (or any of their respective designees or assignees) of any of the obligations, covenants or agreements of the Company under the Assigned Agreement.

10. Notices. All notices hereunder shall be in writing and shall be deemed received (i) at the close of business of the date of receipt, if delivered by hand or by facsimile, or (ii) when signed for by recipient, if sent registered or certified mail, postage prepaid or by a nationally recognized courier service charges prepaid, provided such notice was properly addressed to the appropriate address indicated on the signature page hereof or to such other address as a party may designate by prior written notice to the other parties.

11. Refinancing. In the event that the Loans and/or the Notes are refinanced or replaced in whole or in part by other credit facilities, this Consent and Agreement shall continue in effect for the benefit of the Company and the provider of such new credit facilities (the “New Secured Party”) provided that (i) within five (5) days following delivery by the Company to the Consenting Party of the notice that the original Loans and/or the Notes have been satisfied in full, the New Secured Party or an agent, trustee or other representative of the New Secured Party, shall have notified the Consenting Party that it assumes the rights and the prospective obligations of the Indenture Trustee or the Collateral Agent under this Consent, and shall have supplied substitute notice address information and new payment instructions pursuant to Section 2, (ii) the amount of the new credit facilities does not exceed the original amount of commitments by the Holders or the Lenders and (iii) thereafter, (1) the term “Notes” and/or “Loans” under this Consent will be deemed to refer to the new credit facilities, (2) the term “Indenture Trustee,”

EXGEN ERCOT – Form of Consent

EXHIBIT C

“Holders,” “Collateral Agent,” “Administrative Agent” or “Lenders” shall be deemed to refer to the New Secured Party or any agent or trustee for the New Secured Party, (3) the term “Indenture” or “Credit Agreement” shall be deemed to refer to the credit agreement, indenture or other instrument providing for the new credit facilities and (4) the term “Security Documents” shall be deemed to refer to the security agreement under which the Assigned Agreement is assigned as collateral to secure performance of the obligations of the Company under the new credit facilities. Notwithstanding anything to the contrary in this Section 12, in the event that the Loans are refinanced or replaced as contemplated herein, the Consenting Party shall continue to be entitled to any and all rights and remedies set forth in the Assigned Agreement subject to the terms and limitations set forth herein.

12. Governing Law. THIS CONSENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF [            ].1

13. No Waiver. Neither this Consent nor any of the terms hereof may be terminated, amended, supplemented, waived or modified except by an instrument in writing signed by each party hereto. No term, covenant or condition hereof shall be deemed waived and no breach excused unless such waiver or excuse shall be in writing and signed by the party claimed to have so waived or excused. The invalidity or unenforceability of any provision of this Consent shall not affect the validity or enforceability of any other provision of this Consent, which shall remain in full force and effect.

14. Successors and Assigns. This Consent shall be binding upon the permitted successors and assigns of the Company, the Consenting Party and the Collateral Agent and inure, together with the rights and remedies of the Company, the Consenting Party and the Collateral Agent, to the benefit of the Company, the Consenting Party, the Collateral Agent, and to the Secured Parties as third party beneficiaries and their respective permitted successors, designees, transferees and assigns.

15. Waiver of Trial by Jury. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE CONSENTING PARTY, THE BORROWER AND THE COLLATERAL AGENT HEREBY IRREVOCABLY WAIVE ALL RIGHT OF TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN CONNECTION WITH THIS CONSENT.

16. Assignment and Termination. Except as set forth in Section 12, this Consent may only be assigned with the prior written consent of each of the other parties hereto. Any purported assignment not in compliance with this Section 17 shall be void and without force or effect. Unless otherwise expressly provided, the respective obligations of each party hereunder are absolute and unconditional, and no party has, or shall have, a right to terminate this Consent or to be released, relieved or discharged from any obligation hereunder until all secured obligations of the Issuer pursuant to the Financing Documents have been satisfied in full.

[1]	Insert governing law of Assigned Agreement

EXGEN ERCOT – Form of Consent

EXHIBIT C

17. Entire Agreement. This Consent embodies the complete agreement among the parties hereto with respect to the matters specified herein and supersedes all other oral or written understandings or agreements.

18. Counterparts. This Consent may be executed in one or more duplicate counterparts, and when executed and delivered by all the parties listed below, shall constitute a single binding agreement. A facsimile or .pdf copy of a counterpart signature page shall serve as the functional equivalent of a manually executed copy for all purposes.

[Signature Pages Follow]

EXGEN ERCOT – Form of Consent

EXHIBIT C

IN WITNESS WHEREOF, each of the parties hereto has caused this Consent to be duly executed and delivered as of the date first above written.

[ ], as Company

By:
Name:
Title:

Address:

Fax:
E-mail:

[ ], as Consenting Party

By:
Name:
Title:

Address:

Fax:
E-mail:

EXGEN ERCOT – Form of Consent

EXHIBIT C

[ ], as Collateral Agent

By:
Name:
Title:

Address:

Fax:
E-mail:

EXGEN ERCOT – Form of Consent

EXHIBIT D-1

to

Credit Agreement

[FORM OF ASSIGNMENT AND ASSUMPTION]

ASSIGNMENT AND ASSUMPTION

[Date]

Reference is made to the Credit Agreement described in Item 2 of Annex I annexed hereto (as such credit agreement may hereafter be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”). Unless otherwise defined herein, terms defined in the Credit Agreement are used herein as therein defined.

[Name of Assignor] (the “Assignor”) and [Name of Assignee] (the “Assignee”) hereby agree as follows:

1. The Assignor hereby sells and assigns to the Assignee without recourse and without representation or warranty (other than as expressly provided herein), and the Assignee hereby purchases and assumes from the Assignor, a portion or all of the Assignor’s rights and obligations under the Credit Agreement as of the Settlement Date (as hereinafter defined) as specified in Item 6 of Annex I (the “Assigned Share”) including, without limitation, all rights and obligations with respect to the Assigned Share of the outstanding Loans. After giving effect to such sale and assignment, the amount of the outstanding Loans owing to the Assignee will be as set forth in Item 6 of Annex I.

2. The Assignor (i) represents and warrants that (a) it is the legal and beneficial owner of the Assigned Share, (b) such Assigned Share is free and clear of any adverse claim and (c) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the other Financing Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or the other Financing Documents or any other instrument or document furnished pursuant thereto; and (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition or prospects of the Borrower or the performance or observance by the Borrower of any of its obligations under the Credit Agreement or the other Financing Documents or any other instrument or document furnished pursuant thereto.

3. The Assignee (i) represents and warrants that (a) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption, to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (b) it meets all the requirements of an Eligible Assignee under the Credit Agreement it has received a copy of the Credit Agreement and the other Financing Documents, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and (c) attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, including without limitation Section 9.11(b), duly completed and executed by the Assignee;

EXGEN ERCOT – Form of Assignment and Assumption

EXHIBIT D-1

(ii) agrees that it will, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) appoints and authorizes the Agents to take such action each as an agent on its behalf and to exercise such powers under the Credit Agreement and the other Financing Documents as are delegated to the Agents by the terms thereof, together with such powers as are reasonably incidental thereto; and (iv) agrees that it shall be bound by the terms of Credit Agreement and shall perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.

4. Following the execution of this Assignment and Assumption by the Assignor and the Assignee, an executed original hereof will be delivered to the Administrative Agent. The effective date of this Assignment and Assumption shall be [Date]1 (the “Settlement Date”).

5. Upon the delivery of a fully executed original hereof to the Administrative Agent, as of the Settlement Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Assumption, have the rights and obligations of a Lender thereunder and under the other Financing Documents and (ii) the Assignor shall, to the extent provided in this Assignment and Assumption, relinquish its rights and be released from its obligations under the Credit Agreement and the other Financing Documents except for the confidentiality provisions as set forth in and in accordance with Section 9.19 of the Credit Agreement.

6. On the Settlement Date, (a) the Assignor agrees to pay to the Assignee the fee specified in Item 3 of Annex I, and (b) the Assignee shall pay to the Assignor an amount specified by the Assignor in writing which represents the Assigned Share of the principal amount of the Loans made pursuant to the Credit Agreement which are outstanding on the Settlement Date, and which are being assigned hereunder. The Assignor and the Assignee shall make all appropriate adjustments in payments under the Credit Agreement for periods prior to the Settlement Date directly between themselves on the Settlement Date. It is agreed that the Assignee shall be entitled to all interest on the Assigned Share of the outstanding Loans at the rates specified in the Credit Agreement which accrues from and after the Settlement Date, such interest to be paid by the Administrative Agent directly to the Assignee. It is further agreed that all payments of principal made on the Assigned Share of the outstanding Loans which occur from and after the Settlement Date will be paid directly by the Administrative Agent to the Assignee.

7. THIS ASSIGNMENT AND Assumption AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

8. The addresses of the Assignee for notice and payment purposes are set forth in Items 4 and 5, respectively, of Annex I hereto.

*        *        *

[1]	To be inserted by Administrative Agent and which shall be the effective date of recordation of transfer in the register therefor.

EXGEN ERCOT – Form of Assignment and Assumption

EXHIBIT D-1

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption to be executed by their duly authorized officers, as of the date first above written.

[NAME OF ASSIGNOR]

By:
Name:
Title

By:
Name:
Title

[NAME OF ASSIGNEE]

By:
Name:
Title

By:
Name:
Title

EXGEN ERCOT – Form of Assignment and Assumption

EXHIBIT D-1

The undersigned, hereby accepts [and consents]2

to this Assignment and Assumption

Bank of America, N.A. as Administrative Agent

By:
Name:
Title

The undersigned hereby consents to this Assignment and Assumption

EXGEN TEXAS POWER, LLC

By:
Name:
Title

[2]	Insert only if consent is required by the terms of the Credit Agreement. No consent of the Administrative Agent is required for an assignment of all or any portion of a Loan or a Revolving Commitment to a Lender, an affiliate of a Lender or an Approved Fund.

EXGEN ERCOT – Form of Assignment and Assumption

EXHIBIT D-1

ANNEX I

to

Assignment and Assumption

1. Borrower: ExGen Texas Power, LLC

2. Name and date of Credit Agreement and other documents or agreements evidencing or securing the Obligations: (1) Credit Agreement, dated as of September 18, 2014 among (i) ExGen Texas Power, LLC, a limited liability company organized and existing under the laws of the State of Delaware, as Borrower, (ii) ExGen Texas Power Holdings, LLC, a limited liability company organized and existing under the laws of the State of Delaware, as Parent Guarantor, (iii) Wolf Hollow I Power, LLC, a limited liability company organized and existing under the laws of the State of Delaware, Colorado Bend I Power, LLC, a limited liability company organized and existing under the laws of the State of Delaware, LaPorte Power, LLC, a limited liability company organized and existing under the laws of the State of Delaware, Handley Power, LLC, a limited liability company organized and existing under the laws of the State of Delaware and Mountain Creek Power, LLC, a limited liability company organized and existing under the laws of the State of Delaware, as Subsidiary Guarantors, (iv) the financial institutions party thereto from time to time as Lenders, (v) Bank of America, N.A., as Administrative Agent and Collateral Agent, (vi) Wilmington Trust, National Association, as Depositary Agent and (vii) the other Parties party thereto and (2) the Guarantee and Security Documents described in the Credit Agreement.

3. Fee payable by Assignee: $

4. Notice Address (for Assignee):

5. Assignee’s Payment Instructions:

6. Assigned Share (as of Settlement Date):

Facility Assigned (“Revolving Commitment”, “Term Loan”)	Aggregate Amount of Commitment/ Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[1]
	$	$	%
	$	$	%
	$	$	%

[1]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

EXGEN ERCOT – Form of Assignment and Assumption

EXHIBIT D-2

to

Credit Agreement

[FORM OF AFFILIATED ASSIGNMENT AND ASSUMPTION]

AFFILIATED ASSIGNMENT AND ASSUMPTION

[Date]

Reference is made to the Credit Agreement described in Item 2 of Annex I annexed hereto (as such credit agreement may hereafter be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”). Unless otherwise defined herein, terms defined in the Credit Agreement are used herein as therein defined.

[Name of Assignor] (the “Assignor”) and [Name of Assignee] (the “Assignee”) hereby agree as follows:

1. The Assignor hereby sells and assigns to the Assignee without recourse and without representation or warranty (other than as expressly provided herein), and the Assignee hereby purchases and assumes from the Assignor, a portion or all of the Assignor’s rights and obligations under the Credit Agreement as of the Settlement Date (as hereinafter defined) as specified in Item 6 of Annex I (the “Assigned Share”) including, without limitation, all rights and obligations with respect to the Assigned Share of the outstanding Loans (the “Assignment”). After giving effect to such sale and assignment, the amount of the outstanding Loans owing to the Assignee will be as set forth in Item 6 of Annex I.

2. The Assignor (i) represents and warrants that (a) it is the legal and beneficial owner of the Assigned Share, (b) such Assigned Share is free and clear of any adverse claim and (c) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the other Financing Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or the other Financing Documents or any other instrument or document furnished pursuant thereto; and (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition or prospects of the Borrower or the performance or observance by the Borrower of any of its obligations under the Credit Agreement or the other Financing Documents or any other instrument or document furnished pursuant thereto.

3. The Assignee (i) represents and warrants that (a) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption, to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (b) it meets all the requirements of an Eligible Assignee under the Credit Agreement it has received a copy of the Credit Agreement and the other Financing Documents, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Affiliated Assignment and Assumption and (c) attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, including without limitation Section 9.11(b), duly completed and executed by the

EXGEN ERCOT – Form of Affiliated Assignment and Assumption

EXHIBIT D-2

Assignee; (ii) agrees that it will, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) appoints and authorizes the Agents to take such action each as an agent on its behalf and to exercise such powers under the Credit Agreement and the other Financing Documents as are delegated to the Agents by the terms thereof, together with such powers as are reasonably incidental thereto; (iv) agrees that it shall be bound by the terms of Credit Agreement and shall perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender and an Affiliated Lender; (v) confirms it has (A) purchased Term Loans pursuant to open-market transactions or (B) conducted one or more modified Dutch auctions open to all Term Lenders to repurchase all or any portion of the Term Loans, and in each case, as applicable, has identified itself as an “Affiliated Lender”; provided that in the case of clause (B) above, (y) notice of such auction was made to all of the Term Lenders and (z) such auction was conducted pursuant to the customary procedures as the Administrative Agent has established which are consistent with Section 9.11(h) of the Credit Agreement and are otherwise reasonably acceptable to the Sponsor and the Administrative Agent; (vi) confirms it satisfies the other requirements specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Share and become a Lender; (vii) confirms it is legally authorized to enter into this Affiliated Assignment and Assumption; (viii) confirms that in connection with the execution of this Affiliated Assignment and Assumption, the Borrower has delivered to the Administrative Agent a certificate stating that no Event of Default has occurred and is continuing or would result from the Assignment, (ix) at each of the time of (I) the execution of this Affiliated Assignment and Assumption, (II) its execution of a written trade confirmation of the Assignment and (III) the time of consummation of the Assignment, affirms the No MNPI Representation (as defined below); (x) covenants that, in the event it subsequently assigns all or part of the Assigned Share, it will (Y) at the time of such assignment of such Assigned Share affirm the No MNPI Representation and (Z) prior to such assignment identify itself as an Affiliated Lender to the assignee; and (xi) confirms that at the time of the Assignment and immediately after giving effect thereto, the Affiliated Lender Limitation is satisfied (and, if the Administrative Agent reasonably requests, the Borrower will report to the Administrative Agent the total amount of Term Loans held by all Affiliated Lenders and the identity of such Affiliated Lenders).

“No MNPI Representation” means, with respect to any Person, such Person is not in possession of any information regarding the Borrower or its Subsidiaries, or their respective assets, their ability to perform their obligations or any other matter that could reasonably be expected to be material to a decision by any Term Lender to participate in any Dutch auction or assign or acquire any Term Loans or to enter into any of the transactions contemplated thereby and that has not previously been disclosed to the Administrative Agent and the Term Lenders generally (other than those Term Lenders who have elected to not receive any non-public information with respect to the Borrower and the Subsidiary Guarantors).

EXGEN ERCOT – Form of Affiliated Assignment and Assumption

EXHIBIT D-2

4. Following the execution of this Affiliated Assignment and Assumption by the Assignor and the Assignee, an executed original hereof will be delivered to the Administrative Agent. The effective date of this Affiliated Assignment and Assumption shall be [Date]1 (the “Settlement Date”).

5. Upon the delivery of a fully executed original hereof to the Administrative Agent, as of the Settlement Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Affiliated Assignment and Assumption, have the rights and obligations of a Lender thereunder and under the other Financing Documents and (ii) the Assignor shall, to the extent provided in this Affiliated Assignment and Assumption, relinquish its rights and be released from its obligations under the Credit Agreement and the other Financing Documents except for the confidentiality provisions as set forth in and in accordance with Section 9.19 of the Credit Agreement.

6. On the Settlement Date, (a) the Assignor agrees to pay to the Assignee the fee specified in Item 3 of Annex I, and (b) the Assignee shall pay to the Assignor an amount specified by the Assignor in writing which represents the Assigned Share of the principal amount of the Loans made pursuant to the Credit Agreement which are outstanding on the Settlement Date, and which are being assigned hereunder. The Assignor and the Assignee shall make all appropriate adjustments in payments under the Credit Agreement for periods prior to the Settlement Date directly between themselves on the Settlement Date. It is agreed that the Assignee shall be entitled to all interest on the Assigned Share of the outstanding Loans at the rates specified in the Credit Agreement which accrues from and after the Settlement Date, such interest to be paid by the Administrative Agent directly to the Assignee. It is further agreed that all payments of principal made on the Assigned Share of the outstanding Loans which occur from and after the Settlement Date will be paid directly by the Administrative Agent to the Assignee.

7. The Assignee shall not be entitled to receive, and shall not receive, information provided by the Administrative Agent or any other Lender to the extent provided solely to the Lenders (other than any Borrowing Request, notices of prepayments or commitment reductions and similar administrative notices delivered pursuant to Section 9.3 of the Credit Agreement and any such information that has been made available by the Administrative Agent to any Borrower Entity) and will not be entitled to attend or participate, and will not attend or participate, in any Lenders’ meeting (whether in person or by telephone) unless any Borrower Entity (at the invitation or with knowledge of the Administrative Agent) attends or participates in such meeting.

8. The Assignee, in its capacity as a Lender, (A) shall not be entitled to receive advice of counsel to the Administrative Agent or other Lenders and shall not challenge any assertion of attorney-client, common interest or similar legal privilege by the Administrative Agent or any other Lender and (B) shall not have any right to make or bring any claim against the Administrative Agent or the Collateral Agent in their respective capacities as such with respect to any duties or obligations or alleged duties or obligations of the Administrative Agent or the Collateral Agent under the Financing Documents, provided that nothing in this section shall limit the ability of the Assignee to join and participate (as a passive participant) in any such claim brought by another Lender or to make or bring any such claim in respect of matters affecting solely Affiliated Lenders or affecting Affiliated Lenders in a manner differently than other Lenders.

[1]	To be inserted by Administrative Agent and which shall be the effective date of recordation of transfer in the register therefor.

EXGEN ERCOT – Form of Affiliated Assignment and Assumption

EXHIBIT D-2

9. No consent with respect to any amendment, waiver or other modification of this Credit Agreement or any other Transaction Document shall be required of any Affiliated Lender, except with respect to (A) any amendment, waiver or other modification referred to in clause (i), (ii) or (iii) of Section 9.10(a) of the Credit Agreement and then only in the event such Affiliated Lender shall be affected by such amendment, waiver or other modification, (B) any amendment, waiver or other modification that deprives such Affiliated Lender, in its capacity as Lender, of its pro rata share of any payments that Lenders are entitled hereunder or (C) any amendment, waiver or other modification that affects such Affiliated Lender, in its capacity as Lender, in a manner that is materially disproportionate to, or more adverse compared to, the effect of such waiver, amendment or modification on the other Lenders (and, in each such case, such Affiliated Lender shall have the same voting rights as other Lenders that are not Affiliated Lenders.

10. If a proceeding under the Bankruptcy Code shall be commenced by or against any Borrower Entity prior to the time when the Obligations have been paid in full, then (A) the Assignee irrevocably authorizes and empowers the Administrative Agent to vote on behalf of the Assignee with respect to the Obligations in connection with any plan of reorganization in such proceeding, unless the Administrative Agent instructs the Assignee to vote, in which case the Assignee shall vote with respect to the Obligations as the Administrative Agent directs; provided that the Administrative Agent shall so vote (or shall so direct to vote) with respect to the Obligations only as directed by the Required Lenders; provided further that no such vote with respect to the Obligations held by the Assignee shall treat such Obligations or claims by the Assignee in a manner less favorable to the Assignee than the proposed treatment of the Obligations or claims held by Lenders that are not Affiliated Lenders; and (B) to give effect to the foregoing right of the Administrative Agent to vote on behalf of the Assignee with respect to the Obligations, the Assignee hereby constitutes and appoints (such appointment being coupled with an interest) the Administrative Agent and any officer or agent of the Administrative Agent, with full power of substitution, as the Assignee’s true and lawful attorney-in-fact with full power and authority in the place of the Assignee and in the name of the Assignee or in its own name, to take any and all appropriate action and to execute any and all documents and instruments as, in the opinion of such attorney, may be necessary to give effect to the authorization referred to in clause (A) above, which appointment as attorney is irrevocable and coupled with an interest.

11. Notwithstanding anything in Section 9.11 of the Credit Agreement or the definition of “Required Lenders” provided in the Credit Agreement to the contrary, for purposes of determining whether the Required Lenders or Majority Facility Lenders have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Transaction Document or any departure by any Borrower Entity therefrom, (ii) otherwise acted on any matter related to any Transaction Document, or (iii) directed or required either Administrative Agent, the Collateral Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Transaction Document, (A) all Term Loans held by the Assignee shall be deemed to be not outstanding for

EXGEN ERCOT – Form of Affiliated Assignment and Assumption

EXHIBIT D-2

all purposes of calculating whether the Required Lenders or Majority Facility Lenders, as the case may be, have taken any actions and (B) the aggregate amount of Term Loans held by Affiliated Lenders, including the Assignee, will be excluded to the extent in excess of 49.9% of the amount required to constitute “Required Lenders” (any such excess amount shall be deemed to be not outstanding on a pro rata basis among all Affiliated Lenders).

12. The rights and obligations of the Assignee with respect to the Assigned Interest are subject to Section 9.11(h) of the Credit Agreement. The effectiveness of this Affiliated Assignment and Assumption is subject to satisfaction of the conditions set forth in Section 9.12(h) of the Credit Agreement.

13. THIS AFFILIATED ASSIGNMENT AND Assumption AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

14. The addresses of the Assignee for notice and payment purposes are set forth in Items 4 and 5, respectively, of Annex I hereto.

*        *        *

EXGEN ERCOT – Form of Affiliated Assignment and Assumption

EXHIBIT D-2

IN WITNESS WHEREOF, the parties hereto have caused this Affiliated Assignment and Assumption to be executed by their duly authorized officers, as of the date first above written.

[NAME OF ASSIGNOR]

By:
Name:
Title

By:
Name:
Title

[NAME OF ASSIGNEE]

By:
Name:
Title

By:
Name:
Title

EXGEN ERCOT – Form of Affiliated Assignment and Assumption

EXHIBIT D-2

The undersigned, hereby consent to this Assignment and Assumption

The undersigned, hereby accepts and consents to this Assignment and Assumption

BANK OF AMERICA, N.A. as Administrative Agent

By:
Name:
Title

[The undersigned, hereby consents to this Assignment and Assumption

EXGEN TEXAS POWER, LLC

By:
Name:
Title:][2]

[2]	Insert only if consent is required by the terms of the Credit Agreement. Consent from the Borrower is required only with respect to an assignment of a Revolving Loan or Revolving Commitment, provided that no consent of the Borrower is required if an Event of Default has occurred and is continuing.

EXGEN ERCOT – Form of Affiliated Assignment and Assumption

EXHIBIT D-2

to

Credit Agreement

ANNEX I

to

Affiliated Assignment and Assumption

1. Borrower: ExGen Texas Power. LLC

2. Name and date of Credit Agreement and other documents or agreements evidencing or securing the Obligations: (1) Credit Agreement, dated as of September 18, 2014 among (i) ExGen Texas Power, LLC, a limited liability company organized and existing under the laws of the State of Delaware, as Borrower, (ii) ExGen Texas Power Holdings, LLC, a limited liability company organized and existing under the laws of the State of Delaware, as Parent Guarantor, (iii) Wolf Hollow I Power, LLC, a limited liability company organized and existing under the laws of the State of Delaware, Colorado Bend I Power, LLC, a limited liability company organized and existing under the laws of the State of Delaware, LaPorte Power, LLC, a limited liability company organized and existing under the laws of the State of Delaware, Handley Power, LLC, a limited liability company organized and existing under the laws of the State of Delaware and Mountain Creek Power, LLC, a limited liability company organized and existing under the laws of the State of Delaware, as Subsidiary Guarantors, (iv) the financial institutions party thereto from time to time as Lenders, (v) Bank of America, N.A., as Administrative Agent and Collateral Agent, (vi) Wilmington Trust, National Association, as Depositary Agent and (vii) the other Parties party thereto and (2) the Guarantee and Security Documents described in the Credit Agreement.

3. Fee payable by Assignee: $

4. Notice Address (for Assignee):

5. Assignee’s Payment Instructions:

6. Assigned Share (as of Settlement Date):

Facility Assigned (“Term Loan”)	Aggregate Amount of Loans for all Lenders	Amount of Loans Assigned	Percentage Assigned of Loans[1]
	$	$	%
	$	$	%
	$	$	%

[1]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

EXGEN ERCOT – Form of Affiliated Assignment and Assumption

EXHIBIT E-1

to

Credit Agreement

[FORM OF TAX CERTIFICATE]

TAX CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement, dated as of September 18, 2014, among ExGen Texas Power, LLC (the “Borrower”), its affiliates as Guarantors, the financial institutions from time to time party thereto (the “Lenders”), Bank of America, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”) and Collateral Agent for the Lenders and Wilmington Trust, National Association, as Depositary Agent (as amended from time to time, the “Credit Agreement”).

Pursuant to the provisions of Section 2.9(f)(ii) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten-percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on the applicable IRS Form W-8. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title

Date:

EXGEN ERCOT – Form of Tax Certificate

EXHIBIT E-2

to

Credit Agreement

[FORM OF TAX CERTIFICATE]

TAX CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement, dated as of September 18, 2014, among ExGen Texas Power, LLC (the “Borrower”), its affiliates as Guarantors, the financial institutions from time to time party thereto (the “Lenders”), Bank of America, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”) and Collateral Agent for the Lenders and Wilmington Trust, National Association, as Depositary Agent (as amended from time to time, the “Credit Agreement”).

Pursuant to the provisions of Section 2.9(f)(ii) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten-percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on the applicable IRS Form W-8. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title

Date:

EXGEN ERCOT – Form of Tax Certificate

EXHIBIT E-3

to

Credit Agreement

[FORM OF TAX CERTIFICATE]

TAX CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement, dated as of September 18, 2014, among ExGen Texas Power, LLC (the “Borrower”), its affiliates as Guarantors, the financial institutions from time to time party thereto (the “Lenders”), Bank of America, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”) and Collateral Agent for the Lenders and Wilmington Trust, National Association, as Depositary Agent (as amended from time to time, the “Credit Agreement”).

Pursuant to the provisions of Section 2.9(f)(ii) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten-percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) the applicable IRS Form W-8 or (ii) an IRS Form W-8IMY accompanied by the applicable IRS Form W-8 from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title

Date:

EXGEN ERCOT – Form of Tax Certificate

EXHIBIT E-4

to

Credit Agreement

[FORM OF TAX CERTIFICATE]

TAX CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement, dated as of September 18, 2014, among ExGen Texas Power, LLC (the “Borrower”), its affiliates as Guarantors, the financial institutions from time to time party thereto (the “Lenders”), Bank of America, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”) and Collateral Agent for the Lenders and Wilmington Trust, National Association, as Depositary Agent (as amended from time to time, the “Credit Agreement”).

Pursuant to the provisions of Section 2.9(f)(ii) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten-percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) the applicable IRS Form W-8 or (ii) an IRS Form W-8IMY accompanied by the applicable IRS Form W-8 from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

EXGEN ERCOT – Form of Tax Certificate

EXHIBIT E-4

[NAME OF LENDER]

By:
Name:
Title

Date:

EXGEN ERCOT – Form of Tax Certificate

EXHIBIT F

to

Credit Agreement

[FORM OF SUBORDINATION AGREEMENT]

SUBORDINATION AGREEMENT

Section 1. Definitions and Rules of Interpretation. Capitalized terms used herein without definition shall have the meanings assigned to such terms in the Credit Agreement. The rules of construction set forth in the Credit Agreement shall apply to this document as if fully set forth herein. In addition, the following terms shall have the following meanings:

1.1	“Subordinated Lenders” shall mean each and every Person to whom any of the Subordinated Indebtedness is owed and any holder of any document evidencing such Subordinated Indebtedness.

1.2	“Subordinated Indebtedness” shall mean any unsecured Indebtedness of the Borrower owed to the Parent Guarantor and its Affiliates.

Section 2. Ranking of Obligations

2.1	Until the Termination Date, (i) the Subordinated Lenders and the Borrower hereby agree that all Subordinated Indebtedness is and shall be subordinated in right of payment and liquidation in relation to all Obligations to the extent and in the manner hereinafter set forth, (ii) except as provided in Section 2.2 hereof, no payments or other distributions whatsoever in respect of any part of the Subordinated Indebtedness shall be made nor shall any property or assets of the Borrower be applied to the purchase or other acquisition or retirement of any part of the Subordinated Indebtedness, and (iii) each of the Subordinated Lenders agrees that it will not ask, demand, sue for, take or receive from or for the account of the Borrower (whether directly or indirectly), by set-off or in any other manner, the Subordinated Indebtedness, or any security therefor, except with the prior written consent of each of the Secured Parties.

2.2	Notwithstanding the restrictions set forth in Section 2.1 above but subject to Section 3 below, but without limitation to the rights of the Secured Parties under the terms of the Financing Documents, on or following the Closing Date and until the Termination Date, the Borrower may make repayments of principal of, other prepayments of principal of, and payments of interest on, and other amounts owing in respect of, the Subordinated Indebtedness solely out of and to the extent of any funds permitted to be paid out of the Distribution Account in accordance with the provisions of the Account Agreement.

2.3	Payments of the Subordinated Indebtedness not payable by reason of Section 2.2 above shall be deferred until the date on which such payment may be made in accordance with the terms hereof; provided that, in the event that the payment of the Subordinated Indebtedness is so deferred or the conditions to payment have not been satisfied in accordance with the terms hereof, such delay in payment shall not constitute a default in respect of the Subordinated Indebtedness.

EXGEN ERCOT – Form of Subordination Agreement

EXHIBIT F

Section 3. No Payment in Certain Circumstances. Until the Termination Date, and without limitation to the rights of the Secured Parties under the terms of the Financing Documents:

3.1	upon any distribution or application of the assets of the Borrower in connection with any liquidation, dissolution or other proceeding for the winding up of the Borrower (whether partial or complete) or any proceeding for insolvency or bankruptcy (whether voluntary or involuntary) or any receivership, reorganization or other similar case or proceeding in connection therewith, or any assignment for the benefit of creditors or arrangement with creditors, whether or not pursuant to the insolvency, bankruptcy or similar laws of any jurisdiction, or the sale of all or substantially all of the assets of the Borrower or any other marshalling of assets and liabilities of the Borrower:

3.1.1	the Obligations shall first be irrevocably and indefeasibly paid in full to the Secured Parties before any of the Subordinated Lenders shall be entitled to receive any payment on account of the Subordinated Indebtedness or any other interests in the Borrower arising from the Subordinated Indebtedness whether in cash, securities or other assets; and

3.1.2	any payment or distribution of assets of the Borrower of any kind or character in respect of the Subordinated Indebtedness to which any of the Subordinated Lenders would be entitled if the Subordinated Indebtedness were not subordinated pursuant to the terms hereof shall be made by the trustee, liquidator or agent or other Person making such payment or distribution, directly to the Secured Parties until the Obligations are irrevocably and indefeasibly paid in full and each of the Subordinated Lenders irrevocably authorizes and empowers the Collateral Agent, acting for and on behalf of the Secured Parties, to receive and collect on its behalf any and all such payments or distributions;

3.2	without limitation to the foregoing, in the event any of the Distribution Release Conditions are not satisfied, then no payment of principal, interest or other amounts owing shall be made by the Borrower on or in respect of the Subordinated Indebtedness, and each Subordinated Lender agrees that it will not ask, demand, sue for, take or receive from or for the account of the Borrower (whether directly or indirectly), by set-off or in any other manner, or retain payment (in whole or in part) of, the Subordinated Indebtedness, or any security therefor, until payments are permitted to be made out of the Distribution Account in accordance with the provisions of the Account Agreement;

3.3

if, for any reason whatsoever and whether pursuant to a bankruptcy, liquidation or similar proceeding or otherwise, the Borrower shall make or any of the Subordinated Lenders shall receive any payment or distribution of any kind or character, whether in cash, securities or other property, on account or in respect of the Subordinated Indebtedness in contravention of any of the terms set forth herein, such Subordinated Lender shall hold any such payment or distribution in trust for the benefit of the Secured Parties, promptly notify the Collateral Agent of the receipt of such payment or distribution and promptly pay over or deliver such distribution or payment to the Collateral Agent or to any other Person nominated by the Collateral Agent, to hold for the account of the Secured Parties. In the event of failure of any Subordinated Lender to make any such endorsement or

EXGEN ERCOT – Form of Subordination Agreement

EXHIBIT F

assignment, the Collateral Agent is irrevocably authorized by the Subordinated Lenders to make the same; provided, however, that nothing in this sentence shall be deemed to restrict any rights of the Secured Parties to enforce in any manner provided under applicable Law the obligation of a Subordinated Lender to make any such endorsement or assignment; and

3.4	notwithstanding any provision to the contrary herein or in any other Financing Document, no payment or delivery shall be made to the Subordinated Lenders of securities or other Obligations which are issued upon any merger, consolidation, sale, lease, transfer or other disposal by any Person succeeding to the Borrower or acquiring the Borrower’s property and assets, unless such securities or Obligations are pledged in favor of the Secured Parties and subordinate and junior at least to the extent provided herein to the irrevocable and indefeasible payment in full in cash of all Obligations and to the payment of any stock or Obligations which are issued in exchange or substitution for any such Obligations.

Section 4. Authorizations to Collateral Agent. Until the Termination Date, and without limitation to the rights of the Secured Parties under the terms of the Financing Documents, each Subordinated Lender (i) irrevocably authorizes and empowers (without imposing any obligation on) the Collateral Agent to claim, enforce, demand, sue for, collect and receive all payments and distributions on or in respect of the Subordinated Indebtedness which are required to be paid or delivered to any Secured Party, as provided herein, and to file and prove all claims therefor, give receipts and take all such other action, in the name of such Subordinated Lender or otherwise, necessary or appropriate for the enforcement of these subordination provisions, (ii) irrevocably authorizes and empowers (without imposing any obligation on) the Collateral Agent to vote the Subordinated Indebtedness in favor of or in opposition to any matter which may come before any meeting of creditors of the Borrower generally or in connection with, or in anticipation of, any insolvency or bankruptcy case or proceeding, or any proceeding under any laws relating to the relief of debtors, readjustment of indebtedness, arrangements, reorganizations, compositions or extensions relative to the Borrower, and (iii) agrees to execute and deliver to the Collateral Agent all such further instruments reasonably required confirming the above authorization, and all such powers of attorney, proofs of claim, assignments of claim and other instruments, and to take all such other action, as may be necessary or as may be reasonably requested by any Secured Party in order to enable the Collateral Agent (following the written instructions of the Required Lenders or all of the Lenders, as the case may be) to enforce all claims upon or in respect of the Subordinated Indebtedness.

Section 5. Non-Impairment. None of the Obligations shall be impaired by the Secured Parties:

5.1	agreeing with the Borrower, any Subordinated Lender or any other Person as to any amendment, variation, assignment, novation, extension or departure (however substantial or material) of, to or from any Financing Document (including changing the manner, place or terms of payment of or extending the time of payment of, or renewing or altering, the Obligations, or otherwise amending or supplementing in any manner the Obligations or any instrument evidencing the same or any agreement under which the Obligations are outstanding, or any Financing Document) so that any such amendment, variation, assignment, novation or departure shall, whatever its nature, be binding upon the Subordinated Lenders in all circumstances;

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EXHIBIT F

5.2	releasing, granting any time, any indulgence or any waiver of any kind to, or composition with, the Borrower, any Subordinated Lender or any other Person (including, without limitation, the waiver of any preconditions for drawing under, or of any breach of, the Financing Documents or the exercise or the failure to exercise any rights against the Borrower and any other Person), or entering into any transaction or arrangements whatsoever with or in relation to the Borrower, any Subordinated Lender and/or any other Person;

5.3	taking, accepting, varying, dealing with, exchanging, renewing, enforcing, failing to enforce, take up or perfect, abstaining from enforcing, surrendering or releasing any security, right of recourse, set-off or combination or other right, remedy or interest held by the Secured Parties in connection with the Obligations or any part thereof, or acting in relation to the Financing Documents in such manner as it thinks fit;

5.4	failing to present or observe any formality or other requirement in respect of any instrument or any failure to realize the full value of any security;

5.5	claiming, proving for, accepting or transferring any payment in respect of the Obligations in any composition by, or winding up of, the Borrower, any Subordinated Lender and/or any other Person or abstaining from so claiming, proving for, accepting or transferring; or

5.6	actually or purportedly assigning all or any portion of the Obligations to any other Person.

To the fullest extent permitted by applicable Law, no change of law or circumstances shall release or diminish any of the Subordinated Lender’s obligations, liabilities, agreements or duties hereunder, affect the provisions set forth herein in any way, or afford the Subordinated Lenders any recourse against any of the Secured Parties.

Section 6. Benefit of Subordination Provisions. These subordination provisions are intended solely to define the relative rights of the Secured Parties, the Subordinated Lenders, and their respective successors and permitted assigns.

Section 7. Subordination of Liens. Without limitation of any other provisions of this Subordination Agreement, the Borrower shall not create or suffer to exist any Lien on any of its Property benefiting the Subordinated Indebtedness. If in contravention of this Section 7, any such Liens shall now or hereafter secure or benefit the Subordinated Indebtedness, whether arising by statute, in law or equity or by contract, then, without limiting any of the Secured Parties’ rights in respect of such breach, such Lien shall and is hereby expressly subordinated and made secondary and inferior without further action required by any Person to the Liens now or hereafter securing or benefiting the Obligations.

Section 8. Reinstatement. If any payment to any of the Secured Parties by the Borrower or any other Person in respect of any of the Obligations is held to constitute a preference or a voidable transfer under applicable Law, or if for any other reason any Secured Party is required

EXGEN ERCOT – Form of Subordination Agreement

EXHIBIT F

to refund such payment to the Borrower or to such Person or to pay the amount thereof to any other Person, such payment to such Secured Party shall not constitute a release of any of the Subordinated Lenders from any of its liability hereunder, and each Subordinated Lender agrees and acknowledges that the provisions set forth herein shall continue to be effective or shall be reinstated, as the case may be, to the extent of any such payment or payments.

Section 9. Restrictions on Transfers. None of the Subordinated Lenders may transfer (by sale, novation or otherwise) any of its rights or obligations under the Subordinated Indebtedness unless the transferee of such interest (i) is the Parent Guarantor or an Affiliate thereof and (ii) first agrees in writing to be bound by the terms of this Subordination Agreement applicable to the transferor of such interest and executes an instrument to that effect.

Section 10. Affirmative Covenants of the Subordinated Lenders. Each of the Subordinated Lenders shall:

10.1	until the Termination Date, promptly deliver to the Collateral Agent copies of each amendment or modification to any agreement relating to the Subordinated Indebtedness agreed to which such Subordinated Lender is a party;

10.2	until the Termination Date, cause to be clearly inserted in any instrument which at any time evidences any part of the Subordinated Indebtedness owing to such Subordinated Lender a statement to the effect that the payment thereof is subordinated in accordance with the terms of this Subordination Agreement; and

10.3	at its own cost, file all documents or instruments necessary or advisable and do all things as any Secured Party may reasonably request in order to carry out more effectively the intent and purpose of these subordination provisions.

Section 11. Negative Covenants of the Subordinated Lenders. Until the Termination Date, each of the Subordinated Lenders shall not:

11.1	without the prior written consent of the each of the Secured Parties, sue for payment of, or accelerate the maturity of, or initiate any proceedings or take any other actions to enforce any of the Subordinated Indebtedness owing to such Subordinated Lender; and

11.2	initiate, support, permit or join any creditor in bringing any proceeding against the Borrower under any bankruptcy, insolvency, reorganization, receivership or similar law of any jurisdiction (to recover all or any part of the Subordinated Indebtedness or any other liability owed to such Subordinated Lender), except at the written request of the Collateral Agent.

Section 12. Waiver of Subrogation.

12.1

Notwithstanding anything to the contrary herein or in any other Financing Document, until the Termination Date each of the Subordinated Lenders irrevocably waives any claim or other rights which it may now have or hereafter acquire against the Borrower that arise from the existence or performance of its obligations hereunder including any and all rights of subrogation, reimbursement, exoneration, contribution, indemnification,

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EXHIBIT F

any right to participate in any claim or remedy of the Secured Parties against the Borrower, or any security which the Secured Parties may now have or hereafter acquire, by any payment made hereunder or otherwise, including the right to take or receive from the Borrower, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim or other rights.

12.2	For the purposes of such waiver of subrogation, any payments or distributions to the Secured Parties of any cash, property or securities to which the Subordinated Lenders would be entitled except for these provisions shall, as between the Borrower and the Subordinated Lenders and their respective other creditors, be deemed to be a payment by the Borrower to or on account of the Obligations.

Section 13. Exercise of Powers.

13.1	The Secured Parties shall be entitled to exercise their rights and powers under these subordination provisions in such a manner and at such times as the Secured Parties in their absolute discretion may determine. None of the Secured Parties shall be liable for any losses arising in connection with the exercise of or failure to exercise any of its rights, powers and discretions hereunder.

13.2	The Subordinated Lenders alone shall be responsible for their contracts, engagements, acts, omissions, defaults and losses and for liabilities incurred by them.

Section 14. Governing Law. This Subordination Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed in accordance with, the law of the State of New York.

[signature pages to follow]

EXGEN ERCOT – Form of Subordination Agreement

EXHIBIT F

IN WITNESS WHEREOF, the parties hereto have executed this Subordination Agreement on             ,             , 20    .

EXGEN TEXAS POWER, LLC

By:
Name:
Title

[SUBORDINATED LENDER]

By:
Name:
Title

EXGEN ERCOT – Form of Subordination Agreement

ANNEX I

to

Credit Agreement

Annex I-A

Revolving Commitments

Lender	Revolving Commitment
Bank of America, N.A.	$20,000,000

Total:	$20,000,000

Annex I-B

Term Commitments

Lender	Term Commitment
Bank of America, N.A.	$675,000,000

Total:	$675,000,000

ANNEX II

to

Credit Agreement

Annex II

Applicable Lending Office

Lender	Type of Loan	Applicable Lending Office
Bank of America, N.A.	Revolving	Bank of America, N.A. 901 Main Street Mail Code: TX1-492-14-04 Dallas, TX 75202 Attn: Credit Services

Bank of America, N.A.	Term	Bank of America, N.A. 901 Main Street Mail Code: TX1-492-14-04 Dallas, TX 75202 Attn: Credit Services